                                                              EXHIBIT 10 (b) (1)

                     ANNUAL REPORT TO SHAREHOLDERS FOR 2000

                     --------------------------------------


         Note: the Annual Report to Shareholders for 2000, consisting of the Management Report and the Financial Statements, is furnished to the Securities and Exchange Commission for information only and is not filed except for such specific portions that are expressly incorporated by reference in this report on Form 20-F.

                               ANNUAL REPORT 2000
                               MANAGEMENT REPORT

                                 [Philips Logo]

                                    PHILIPS

                     [Pages 1 through 41 intentionally omitted.]


                                 MISCELLANEOUS


A sustained strong performance in the field of R&D is of the utmost importance to strengthen Philips' competitiveness in its various markets and to open up new markets. Philips Research's mission is to generate value for the Company through technology-based innovations. By focusing not only on technical aspects,but also on the business development side of the innovation process,we are constantly improving our portfolio of Research projects.

The launch of new Research activities in China,India and Belgium has further established Philips Research as one of the world's major global industrial research laboratories. With facilities in three continents and over 3,000 staff,Philips Research is at the forefront in developing new technologies for innovative products and is thus `shaping the future'.

Research innovations incorporated in consumer products include various applications of optical storage technology,for example CD-RW. Philips continues to play a major role in the further development of standards and technology for CD applications. Research contributions to the Components and Semiconductors businesses include the transfer of Polymer LED technology to Components, which has in the meantime resulted in the first product introductions. Semiconductors has achieved a large market share in RF power modules based on bipolar transistor technology developed by Research.


                             PARTNERS IN INNOVATION

Dr Dago de Leeuw and his colleagues from Philips Research have succeeded in making a 64-by-64-pixel display in which each pixel is turned on and off by a switch based on plastic electronics. This is a major step towards the realization of flexible displays made in plastic. Reloadable flexible displays may even replace the daily newspaper one day.


                         [Picture of Dr Dago de Leeuw]


42 Miscellaneous

Patents have a significant commercial value. One of the ways Philips realizes this value is by granting other companies licenses to use our patents in return for payment of royalties. By exploiting every licensing opportunity, Philips is generating a considerable amount of annual royalty income. Recent innovations in optical storage, as found in the Super Audio CD, DVD and DVD-RW players shown here, for example, represent a potential source of substantial revenues over the coming years.


               [Picture of Super Audio CD, DVD and DVD-RW players]


Other recent market successes based on Research innovations include Philips' low-mercury Alto lamp technology and, in the medical field, software enabling real-time interventional and cardiac magnetic resonance imaging.

Philips' policy in the field of intellectual property rights is to add value by protecting and leveraging the innovations resulting from its substantial R&D investments. Today, the Company has a patent portfolio of about 65,000 patent rights, and we are stepping up our efforts to enlarge and strengthen this portfolio. In 2000, Philips filed almost 2,100 new patent applications, up 35% on the previous year. Currently about 1 new patent application is filed for every million euros spent on R&D, which shows the high level of innovation within the Philips R&D organization. Through these new patent filings, Philips has secured solid positions in fields such as set-top boxes, digital video, in-home networking, internet applications and other product areas. In 2000, Philips' licensing activity generated substantially higher royalty income compared with the previous year, mainly due to higher royalty income from our optical recording, digital video and semiconductor patent portfolios.

Philips' Centre for Industrial Technology (CFT) supports the Group's businesses in their business and product creation processes and with the design and realization of advanced process technologies and innovative production equipment. On the basis of its specific expertise, CFT contributes, as a strategic partner, to the profitability of the businesses by creating a competitive edge in speed and quality of innovation and in world-class manufacturing.

In 2000, Philips Machinefabrieken changed its name to Philips Enabling Technologies Group, a more accurate expression of the unit's competencies and the competitive environment in which it operates, i.e. at the interface of high technology and precision manufacturing. The unit's strategic focus is to continuously enhance its technical capabilities in order to provide full-fledged co-creation support to high-tech customers wishing to focus on their core competencies and thus wishing to subcontract their manufacturing activities. Philips Enabling Technologies Group seeks to build strategic alliances with clients in carefully selected market segments that offer high growth potential, e.g. front- and back-end semiconductor equipment, aerospace engine and airframe parts, and plastic parts for the electronics and automotive industries.

Assembleon (formerly Electronic Manufacturing Technology) is a leading manufacturer of SMT 'production-on-demand' assembly equipment and support software. As of January 1, 2001, Assembleon has been made an independent unit within the Philips Group with a view to a possible stock market flotation in the course of 2001.

Philips Design is one of the largest design studios in the world and works according to its proprietary High Design process, a human-focused, multi-disciplinary, research-based approach whose purpose is to provide clients with competitive and sustainable solutions, also in the field of e-design. The quality of Philips Design's work is internationally recognized, as witnessed by the dozens of design awards that it wins every year for its product and interface design solutions. Philips Design's visionary projects, explorations of future lifestyles aimed at supporting the creation of preferable solutions for consumers, have also received international recognition (e.g. the Gold Industrial Excellence Award of the Industrial Designers Society of America for the Culinary Art project in 2000).

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion is based on the consolidated financial statements and should be read in conjunction with those statements and the other financial information.

The consolidated financial statements were prepared in accordance with generally accepted accounting principles in the Netherlands (Dutch GAAP). These accounting principles differ in some respects from generally accepted accounting principles in the United States (US GAAP), which are discussed in note 28 to the consolidated financial statements.

Because of the significant goodwill and other intangibles associated with the Company's acquisitions, management believes income from operations excluding amortization charges for goodwill and other intangibles arising from acquisitions (Ebita) is an appropriate additional measure of operating performance. However, the reader should know that this measurement is not a substitute for operating income, net income, cash flows and other measures of financial performance as defined by Dutch or US GAAP and may be defined differently by other companies. In the income statement and sector reporting, this supplemental financial information is presented separately and will be referred to as Ebita.

Beginning in 1999, Philips' consolidated financial statements are reported in euros. The previously presented financial statements for 1998, denominated in Dutch guilders, have been translated into euros using the irrevocably fixed conversion rate applicable since January 1, 1999 (EUR 1 = NLG 2.20371). Management believes that the data denominated in euros reflect the same trends as previously reported. Philips' financial data may not be comparable to those of other companies that also report in euros if these other companies previously reported in a currency other than the Dutch guilder.

From 2000 onwards, Philips has extended the sector reporting to nine sectors in order to improve the financial transparency of the Company. Consumer Electronics and Domestic Appliances and Personal Care (DAP), formerly part of Consumer Products, are shown separately, as is Medical Systems, which previously was part of Professional. Both DAP and Medical Systems now constitute sectors of their own. Additionally, revenues and income from operations are presented separately for the business groups within Consumer Electronics.

As part of an ongoing process of making Philips' financial reporting more transparent and to provide better insight into the Company's earnings capacity, financial position and cash flows, accounting changes and new accounting pronouncements have been implemented in 2000, as outlined below:

o Beginning in 2000, for Dutch GAAP purposes, product development and process development costs have been excluded from inventories. Such costs had previously been excluded from inventories for US GAAP.

o For both Dutch GAAP and US GAAP, Philips has applied the Statement of Financial Accounting Standards No. 133 (SFAS No. 133) effective January
     1, 2000, and SFAS No. 138 since June 30, 2000. These statements require an entity to recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The statements also prescribe the accounting for changes in the fair value of derivative instruments (gains and losses) and the timing when such changes must be recognized in earnings.

o Effective January 1, 2000, Philips has applied SEC Staff Accounting Bulletin No. 101 (SAB 101),which provides detailed criteria for revenue recognition, for both Dutch GAAP and US GAAP. These criteria did not materially impact sales and revenue recognition.



-- THE YEAR 2000

o Income from continuing operations: EUR 9,602 million (EUR 7.31 per common share) -- excluding one-time gains, EUR 2,564 million (EUR 1.95 per common share)

o    Sales growth: 20%

o Income from operations: EUR 4,281 million, 11.3% of sales -- excluding one-time gains, EUR 2,900 million, 7.7% of sales

o    Ebita: EUR 4,623 million, 12.2% of sales

o    Strong performance at Semiconductors, much improved results at Components

o    Good overall performance across the sectors

o    RONA: 35.7% -- excluding one-time gains, 24.2%

o    Cash flow from operating activities: EUR 2,996 million

-- SUMMARY

The year 2000 was a record year in almost every respect. Aided by favorable economic conditions worldwide and a strong US dollar, the Company benefited from strong demand for its products, especially components and semiconductors. Total sales were up by 20%, and the overall profitability of continuing operations improved further, enabling the Company to meet the targeted objective of 24% return on net assets.

Net income from continuing operations amounted to EUR 9,602 million -- excluding one-time gains, EUR 2,564 million. The Company had a strong cash flow from operations of EUR 2,996 million and enjoys a healthy balance sheet with only 12% net debt.

Sales in 2000 totaled EUR 37,862 million, an increase of 20% over 1999. Exchange rate developments had a favorable effect of 9%, which was partially offset by a price erosion of 5%. The sales increase in 2000 mainly reflected an upturn in Semiconductors, Components and Medical Systems, which achieved 55%, 22% and 22% growth respectively during this period. Sales growth diminished in the second half of the year, but still amounted to a respectable 15% in the fourth quarter.

44 Operating and Financial Review and Prospects

Income from continuing operations in 2000 improved to an all-time high of EUR 9,602 million (EUR 7.31 per common share), compared with EUR 1,804 million (EUR 1.31 per common share) in 1999 and EUR 541 million (EUR 0.38 per common share) in 1998. The 2000 results were favorably impacted by a number of significant one-time gains, which are presented in the table below.

INCOME FROM CONTINUING OPERATIONS EXCLUDING ONE-TIME GAINS

amounts in millions of euros (unless otherwise stated)

                                       1998        1999          2000
                                      ------      ------        ------

As published                            541        1,804         9,602

per common share                       0.38         1.31          7.31

Affecting income from operations:

Atos Origin merger gain                                          1,072

Gain on sale of AC&M, net of taxes                                 247

Sale of Conventional Passive
Components, net of taxes                             130

Dissolution of Lucent joint
venture                                (375)

Affecting financial income and
expenses:

Sale of JDS Uniphase shares                          117         1,207

Seagram/Vivendi share exchange
gain, net of
hedge settlement and taxes                                       1,115

Affecting results relating to
unconsolidated companies:

Sale of ASML shares                                              2,595

Beltone/Great Nordic share
exchange gain                                                      122

Gains related to TSMC's equity
transactions*                                                      680

Excluding significant one-time
gains                                   916        1,557         2,564

per common share                       0.64         1.13          1.95

* Represents gain recorded in conjunction with issuance of shares by TSMC at a price in excess of the per share carrying value recognized by Philips.

Excluding these incidental items, income from continuing operations totaled
EUR 2,564 million (EUR 1.95 per common share) in 2000, which is EUR 1,007 million higher than income of EUR 1,557 million (EUR 1.13 per common share) in 1999, which in turn was EUR 641 million higher than income of EUR 916 million (EUR 0.64 per common share) in 1998. The results for 2000 include an especially strong contribution from Semiconductors and Components, whose income doubled over prior-year levels. Lighting and Domestic Appliances and Personal Care delivered record results. The 2000 results benefited from a good performance by Taiwan Semiconductor Manufacturing Company (TSMC), an unconsolidated company. The return on net assets (RONA) rose to 35.7% in 2000, compared to 17.5% in 1999 and 6.5% in 1998. Excluding significant one-time gains, RONA for 2000, 1999 and 1998 was 24.2%, 15.8% and 10.1% respectively. The increase was primarily attributable to improved profitability.

Cash flows from operating activities totaled EUR 2,996 million, compared with EUR 1,913 million in 1999 and EUR 2,140 million in 1998. The increase in cash provided by operating activities is attributable to the increased profitability of the Company, partially offset by higher working capital requirements of the Company's growing businesses.

In 2000 net cash used for investing activities totaled EUR 2,404 million, compared to EUR 3,834 million in 1999 and EUR 1,441 million in 1998.

Proceeds from the sale of businesses that no longer fit within the Company's strategy, which totaled EUR 3,586 million, and cash generated from the sale of securities, an amount of EUR 848 million, were used to fund the Company's expansion by means of the purchase of businesses for an amount of EUR 3,209 million, particularly in the Medical Systems and Domestic Appliances and Personal Care sectors.

Furthermore, the increased cash requirements compared to the last two years were attributable to a higher level of capital expenditure, particularly at Semiconductors and Components.

The net cash used for financing activities in 2000 totaled EUR 2,038 million, compared to EUR 2,606 million in 1999. Both years included cash repayments to shareholders of EUR 1,673 million and EUR 1,490 million respectively from the share reduction programs. The cash requirements in 1998 came to EUR 814 million.

Group performance in the respective quarters of the years 2000 and 1999:

amounts in millions of euros unless otherwise stated

                                                       2000
                           ---------------------------------
                               1st     2nd     3rd       4th
                           quarter  quarter quarter   quarter
                           -------  ------- -------   -------

Sales                        8,329    9,155   9,371    11,007

Income from operations         663      724     945     1,949

- excluding one-time gains     663      724     636       877

Income from continuing       1,140    3,604   2,066     2,792
operations

- excluding one-time gains     614      698     647       605

Per common share*             0.86     2.71    1.58      2.16

- excluding one-time gains    0.46     0.53    0.49      0.47
                             -----    ------  -----    ------

*    after 4-for-1 stock split


amounts in millions of euros unless otherwise stated
                                                           1999
                           ------------------------------------
                               1st       2nd      3rd       4th
                           quarter   quarter   quarter   quarter
                           -------   -------   -------   -------

Sales                        6,837     7,298     7,744     9,580

Income from operations         549       319       352       531

- excluding one-time gains     380       319       352       531

Income from continuing         469       274       374       687
operations

- excluding one-time gains     339       244       331       643

Per common share*             0.32      0.20      0.28      0.51

- excluding one-time gains    0.23      0.18      0.25      0.47
                            ------     -----     -----    ------

*    after 4-for-1 stock split

GROUP SALES AND INCOME FROM OPERATIONS

amounts in millions of euros
                                           1998      1999      2000
                                         -------    ------    ------

Sales                                    30,459     31,459    37,862

% nominal increase                            3          3        20

Ebita                                       943      1,966     4,623

as a % of sales                             3.1        6.2      12.2

Income from operations                      685      1,751     4,281

as a % of sales                             2.2        5.6      11.3
                                         ------      ------   ------

Sales in 2000 grew to EUR 37,862 million, 20% higher than the EUR 31,459 million in 1999, which in turn was 3% higher than the EUR 30,459 million in 1998. The growth was particularly strong at Semiconductors (55%), Components (22%) and Medical Systems (22%). Currency fluctuations, primarily the strong appreciation of the US dollar (16%) against the euro, had a positive effect of 9% on nominal sales. Various changes in consolidation had, on balance, a neutral effect. Positive effects came from the consolidation of, among others, MiCRUS, MedQuist and Optiva Corporation. Deconsolidations related mainly to Advanced Ceramics & Modules (AC&M) as of July 1 and Origin as of October 1, 2000. Excluding these effects, sales growth in 2000 was 11%, comprised of 16% volume growth partially offset by 5% price erosion.

SALES

                         1996      1997      1998      1999      2000
                         ----      ----      ----      ----      ----
in billions of euros     27.1      29.7      30.5      31.5      37.9
% growth                  7         9         3         3         20

Geographically, sales growth in 2000 was strong in all regions, in particular in Asia Pacific. Sales in Asia accelerated strongly and ended 29% above the year before, with all sectors contributing, especially Semiconductors. The sharp upturn in Europe (16%) was driven by Semiconductors, Components and Consumer Electronics. In addition, Latin America recorded substantial positive growth, recovering from the weak sales in the years before. The recovery is headed by Brazil, benefiting from the upturn in economic conditions in that country. North America recorded a 21% increase in sales, attributable to the strong rise of the US dollar and the new acquisitions in the region.

In 1999, sales were 3% higher than in 1998. Changes in exchange rates, particularly those of the US dollar and the Japanese yen against the euro, had a positive effect of 2% on nominal sales. Changes in consolidation had an unfavorable effect of 2%, primarily attributable to the divestment of the non-ceramic activities of Passive Components and a significant proportion of the


46  Operating and Financial Review and Prospects

Miscellaneous sector's activities. Positive effects came from the consolidation of VLSI, Construlita de Queretaro and Voice Control Systems.

Income from operations in 2000 totaled EUR 4,281 million, or 11.3% of sales, as compared to EUR 1,751 million, or 5.6% of sales, and EUR 685 million, or 2.2% of sales, in 1999 and 1998 respectively. The largest increase in income from operations was realized by Semiconductors, whose results more than doubled compared to 1999, reflecting the strong upturn in the market, which started in the second half of 1999. Moreover, overall price erosion decreased significantly, while improved efficiency and cost control had a positive impact on income. In addition, reduced pension costs had a positive effect of EUR 403 million on income. All other sectors, except Origin, contributed to this year's operational result improvement. Included in income were one-time gains of EUR 309 million related to the sale of the AC&M business and a gain of EUR 1,072 million related to the exchange of Origin shares into Atos Origin shares.

INCOME FROM OPERATIONS

                            1996        1997        1998        1999        2000
                            ----        ----        ----        ----        ----

as a % of net operating      4.2        16.4         6.5        17.5        35.7
capital (RONA)


Income from operations in 1999 was EUR 1,751 million, or 5.6% of sales, and was favorably impacted by EUR 169 million income from the divestment of Conventional Passive Components. Furthermore, income was positively influenced by the capitalization of IT software (EUR 200 million). The largest increase in income from operations was realized by PCC, whose results improved significantly in 1999. Compared to 1998, overall wage costs decreased by 2% in 1999, reflecting the reduction in the average number of personnel and lower pension costs.

Income from operations in 1998 totaled EUR 685 million, or 2.2% of sales.
In addition to the acquisition-related charges for ATL Ultrasound and Active Impulse Systems, 1998 income was adversely affected by the operational losses at PCC and the special charges in connection with the dissolution of the PCC joint venture with Lucent Technologies.

On a geographic basis, income from operations in 2000 improved in all regions. Europe, Asia Pacific and North America showed strong increases in income, driven by the favorable developments at Semiconductors. North America was also positively influenced by the strong US dollar. Furthermore, income in Europe increased due to the reduced pension costs in the Netherlands, while both Europe and Asia Pacific were positively affected by the non-cash gain from the sale of Origin and the sale of the AC&M business. Latin America became profitable again, fully reflecting the higher activity level at Components.

INCOME FROM OPERATIONS PER GEOGRAPHIC AREA


in millions of euros
                                            1998            1999            2000
                                          ------          ------          ------

Europe                                     1,084           1,124           3,246

USA and Canada                              (473)             82             186

Latin America                               (205)            (41)             59

Africa                                        (1)              1               3

Asia Pacific                                 280             585             787
                                          ------          ------          ------
                                             685           1,751           4,281
                                          ======          ======          ======


The year-to-year comparisons of income from operations are impacted by the amortization of goodwill and intangibles and the write-off of in-process R&D resulting from recent acquisitions in the USA, such as MedQuist, ADAC and Optiva in 2000, VLSI Technology, VCS and FEI/Micrion in 1999 and ATL Ultrasound in 1998. Moreover, comparisons are affected by the write-down of tangible fixed assets at PCC in 1998. Amortization charges in 2000 arising from acquisitions related to MedQuist (EUR 47 million), ADAC (EUR 44 million), ATL Ultrasound (EUR 48 million), VLSI (EUR 99 million), MiCRUS (EUR 2 million), VCS (EUR 44 million), FEI/Micrion (EUR 7 million), Optiva (EUR 4 million) and a number of smaller items in various sectors totaling EUR 47 million.

Income from operations in 2000, excluding amortization charges arising from acquisitions (Ebita), totaled EUR 4,623 million compared to EUR 1,966 million in 1999 and EUR 943 million in 1998.



RESTRUCTURING

The competitive environment in which Philips organizations operate requires rapid adjustments in organizational structure, product portfolio and customer orientation. The main loss-making operations that have been restructured recently or are still in the process of being restructured are:

o the PCC operations following the dissolution of the joint venture with Lucent;

o    the HAPD activities in Japan;

o    the Germany and Taiwan locations of Display Components.

Businesses that have been sold in the last three years include AC&M, Philips Projects, Semiconductors' Complex Programmable Logic Devices, Conventional Passive Components, Consumer Electronics' retail and rental operations in Australia, and sundry activities such as Philips Hearing Technologies, parts of Philips' Plastics and Metalware Factories, PolyGram and Airpax.

Restructuring charges recorded against income from operations in 2000 totaled EUR 157 million, consisting of EUR 203 million for various new projects partly offset by releases of provisions totaling EUR 46 million due to lower expenditures as a result of the completion of restructuring projects.

The most significant new projects in 2000 were:

o closure of the large-screen operations of HAPD in Kobe, Japan (EUR 45 million);

o discontinuation of the 66-FS picture tube production in Aachen, Germany (EUR 16 million);

o lay-offs in Display Components in Dapon and Chupei, Taiwan (EUR 29 million);

o    closure of Research test facilities in the Netherlands (EUR 21 million);

o transfer of Mainstream CE's audio/video operations from Singapore to China (EUR 19 million).



In 1999, overall net restructuring charges totaled EUR 45 million, consisting of EUR 123 million for various projects in the sectors Lighting, Components, Consumer Electronics and Miscellaneous partly offset by releases of EUR 78 million. Individually, these projects were not of material significance, the largest being the restructuring of the Flat Panel Display activities at Waalre in the Netherlands (EUR 38 million).

In 1998, total restructuring charges, mainly relating to the Consumer Electronics, Components and Lighting sectors, amounted to EUR 349 million, partly offset by some minor releases.

Total restructuring charges in 2000, 1999 and 1998 can be specified as follows:


amounts in millions of euros
                                    1998         1999         2000
                                    -----        -----       -----

Personnel lay-off costs              124           71          125

Write-down of inventories            134            4           10

Write-down of fixed assets            58           36           42

Other costs                           33           12           26
                                     ---          ---          ---
                                     349          123          203
                                     ===          ===          ===


In 2000, releases of surplus restructuring provisions totaled EUR 46 million. The releases were primarily related to Consumer Electronics, Lighting, Components, Origin, Semiconductors and Miscellaneous. The releases were caused by reduced severance requirements, due to the transfer of employees scheduled to be laid-off to other positions within the Company, and by changes in restructuring plans. In 1999, releases amounted to EUR 78 million, for Lighting, Consumer Electronics and Components.

Total lay-offs as a result of new projects were projected at approximately
5,000 terminations, of which 3,900 relate to direct labor and 1,100 to indirect labor (total planned lay-offs in 1999 approximately 1,500 persons, and in 1998 approximately 4,000 persons). The actual number of lay-offs effected during 2000 totaled approximately 5,100.


48 Operating and Financial Review and Prospects

Inventory write-off charges in 2000 primarily related to Consumer
Electronics. Charges for write-downs of fixed assets mainly occurred in Consumer Electronics and Miscellaneous. In 1999, fixed-asset write-downs were primarily in Components, Lighting and Miscellaneous, while in 1998 they largely related to Components. Other charges mainly reflect the costs involved in the cancellation of various contracts (building leases, car leases etc.).

In general, restructuring plans lead to cash outlays in the year in which they are recognized or in the following year, and are financed from the normal cash flow from operations. Management believes that in the future the Company's earnings will benefit from the restructuring plans by approximately EUR 170 million per year, as a result of reduced salaries and wages, higher efficiencies in production processes, as well as lower depreciation costs.

For further details on restructuring charges, see note 2 to the consolidated financial statements.

Financial income and expenses amounted to income of EUR 1,988 million in 2000 and EUR 32 million in 1999, compared to expenses of EUR 312 million in 1998. Beginning in 1999, the interest component of pension expense is no longer included in financial income and expenses, but included in pension cost, which is part of income from operations. This accounts for a positive variance in financing costs of EUR 62 million in 1999. Net interest expenses amounted to EUR 167 million in 2000, compared with EUR 129 million in 1999 and EUR 244 million in 1998. The net interest expenses were higher, mainly as a result of the higher net debt level of the Group. The lower net interest expenses in 1999 reflected the impact of the net cash position (cash exceeded debt) that prevailed during the first half of 1999 as a result of the cash proceeds from the sale of PolyGram at the end of 1998.

Financial income in each of the years includes gains from the sale of marketable securities. During the year 2000 the Company sold a portion of the JDS Uniphase shares that were received upon the sale of Philips Optoelectronics in the middle of 1998. The income from the sale amounted to EUR 1,207 million, net of USD hedge. Moreover, Seagram shares were exchanged for Vivendi Universal shares. The shares in Seagram were obtained upon the sale of Philips' 75% stake in PolyGram in 1998. The income from the exchange of Seagram shares amounted to EUR 966 million, net of US dollar hedge. In 1999 a gain of EUR 117 million was realized on the sale of a portion of the JDS Uniphase shares. In addition, in 2000 dividends totaling EUR 32 million were received on the Seagram shares, while in 1999 EUR 28 million was received. The foreign exchange losses in 2000 amounted to a loss of EUR 86 million, which was mainly related to hedging costs of intercompany loans. By contrast, in 1999 a gain of EUR 7 million was reported. In 1998 a loss of EUR 40 million was incurred.

Income tax charges totaled EUR 570 million in 2000, compared to EUR 336 million in 1999 and EUR 41 million in 1998. This corresponds to an effective tax rate in 2000 of 9%, down from 19% in 1999 and 11% in 1998. The lower effective tax rate in 2000 primarily resulted from the tax-exempt proceeds from the sale of various securities (tax effect of 13%). The Company expects the tax rate to go up to approximately 25% next year.

Results relating to unconsolidated companies in 2000 totaled EUR 3,970 million, compared to EUR 409 million in 1999 and EUR 39 million in 1998. Income in 2000 was favorably impacted by a number of incidental items. In June, a substantial portion of the ASM Lithography Holding N.V. (ASML) shares was sold, resulting in a gain of EUR 2,595 million, while in the same month Philips' 33% interest in Beltone Electronics was exchanged for GN Great Nordic shares, resulting in a transaction gain of EUR 122 million. In 2000, several equity transactions by Taiwan Semiconductor Manufacturing Company (TSMC) resulted in a net gain of EUR 680 million. Excluding these items, results relating to unconsolidated companies amounted to EUR 573 million, which was considerably higher than the previous year, primarily due to TSMC's performance in the favorable semiconductor market. LG.Philips LCD Co. contributed to income for the full year in 2000, compared with only six months in 1999. The share in income of ASML during the first five months of 2000 was significantly higher than in the previous full year, reflecting ASML's profitable situation. These income improvements were partly offset by our share in the losses of Systems on Silicon Manufacturing Company (SSMC) due to the high costs of ramping-up the factory, running-in expenses at LumiLeds and increased funding requirements of NavTech.

Income in 1999 was considerably higher than in 1998 and was positively influenced by the significant contribution from LG.Philips LCD Co. and improving TSMC results, which reflected TSMC's capacity increase and the upturn in the semiconductor industry in 1999. ASML reported a 31% increase in earnings in 1999, reflecting a particularly strong second half of the year. Finally, funding costs incurred at NavTech were substantially in line with 1998, excluding the one-time gain from the sale of a portion of the NavTech shares to a consortium of investors in the first quarter of 1999.

In 1998, the results of TSMC and ASML were disappointing, due to the global slowing in the semiconductor industry and the crisis in Asia.

The share of third-party minority interests in the income of Group companies amounted to EUR 67 million in 2000, compared with EUR 52 million in 1999. The increase is fully attributable to the improved results of FEI Co. and the China operations, partly offset by losses of HAPD absorbed by third-party shareholders. In 1998 third-party shareholders absorbed EUR 170 million of the net losses incurred by Group companies. This was substantially related to Lucent Technologies' share in the losses of the PCC joint venture.

-- NET INCOME

Income from continuing operations was EUR 9,602 million in 2000 (EUR 7.31 per common share), compared to EUR 1,804 million (EUR 1.31 per common share) in 1999 and EUR 541 million (EUR 0.38 per common share) in 1998.

Income from discontinued operations in 1998 represents Philips' 75% share in the operations of PolyGram through December 10, 1998 and amounted to EUR 210 million, net of applicable income taxes. Philips sold its shares in PolyGram to The Seagram Company on December 10, 1998. In connection with this sale, a gain of EUR 4,844 million, free of taxes, was recognized in 1998.

There were no extraordinary items in 2000, whereas a loss of EUR 5 million was recorded in 1999 and a net gain of EUR 458 million in 1998. The extraordinary losses in 1999 relate entirely to premiums paid for the early redemption of long-term debentures. Major items in 1998 were the sale of Philips Car Systems at a net gain of EUR 379 million and Philips Optoelectronics at a net gain of EUR 78 million.

Net income in 2000 amounted to EUR 9,602 million (EUR 7.31 per common share) compared to EUR 1,799 million (EUR 1.31 per common share) in 1999. Net income for 1998, including EUR 5,054 million relating to the discontinued PolyGram operation and its related sale, totaled EUR 6,053 million (EUR 4.20 per common share).

-- US GAAP

The Group financial statements have been prepared in accordance with Dutch GAAP, which differs in certain respects from US GAAP. Income from continuing operations determined in accordance with US GAAP was EUR 9,577 million in 2000, compared with EUR 1,595 million in 1999 and EUR 1,025 million in 1998. These aggregate amounts correspond to basic earnings per common share of EUR 7.30 in 2000, EUR 1.16 in 1999 and EUR 0.71 in 1998. Diluted earnings per common share amounted to EUR 7.22 in 2000, EUR 1.15 in 1999 and EUR 0.70 in 1998.

Please refer to note 28 to the consolidated financial statements for a description of the primary differences between Dutch GAAP and US GAAP and the earnings per common share information.

-- DIVIDEND

A proposal will be submitted to the General Meeting of Shareholders to declare a dividend of EUR 0.36 per common share (compared with the EUR 0.30 dividend per common share paid in 2000, reflecting the 1999 profit distribution). The balance sheet presented in this report, as part of the consolidated financial



50  Operating and Financial Review and Prospects
 statements for the period ended December 31, 2000, is before profit distribution which is subject to shareholder approval after year-end. Adoption of the dividend proposal by the General Meeting of Shareholders will result in a total dividend payment in the year 2001 of EUR 462 million (compared with EUR 399 million in 2000).

-- EMPLOYMENT

The number of employees at the end of 2000 totaled 219,429, which is 7,445 lower than the position at the end of 1999. The reduction is principally attributable to consolidation changes, reflecting a total decrease of 10,621 employees. The most significant divestment was that of Origin, involving a reduction of 15,906 employees. In addition, the headcount was reduced by 3,258 following the divestment of AC&M. Various acquisitions added 10,065 persons to the Company's payroll, the most important being MedQuist (6,742), MiCRUS (950), ADAC (1,031) and Optiva (739). After adjustment for these consolidation changes, the headcount increased by 3,176 persons. Of this number, the strongest increases occurred at Semiconductors (4,285) and Components (1,499), while the main reductions took place in the Miscellaneous activities (967) and at DAP
(816). Geographically, the headcount increased in Europe, Asia Pacific and Latin America, while falling in North America.

SALES PER EMPLOYEE*

                        1996     1997    1998    1999    2000
                       ------   ------  ------  ------  ------

in thousands of euros   107      119      124     143     171


*excluding Origin


-- SALES AND INCOME FROM OPERATIONS PER SECTOR

As indicated in the introduction to the Operating and Financial Review and Prospects, the following sectors are reported in 2000: Lighting, Consumer Electronics, DAP, Components, Semiconductors, Medical Systems, Miscellaneous, Unallocated and Origin (for nine months only). For a comprehensive business description of the various sectors, please refer to the relevant section in the consolidated financial statements (note 29).

For the convenience of the reader, the following comments on the business performance per product sector are preceded by a table which includes certain primary performance indicators for the respective years. Sales growth, as mentioned in the performance indicators and comments, consists of the nominal changes in sales (comparison of year-to-year euro amounts). Further sector information is provided in the notes to the consolidated financial statements.

SALES PER SECTOR

                                   Cons.                          Semi-       Med
                     Lighting   Electronics    DAP  Components  conductors  Systems  Origins  Miscellaneous
                     --------   -----------    ---  ----------  ----------  -------  -------  -------------

% per sector            13         39           5       12          16         8          2           5
% change from 1999      11         18          18       22          55        22        (32)         16



LIGHTING

amounts in millions of euros

                                      1998          1999         2000
                                     ------        ------       -------

Sales                                4,453          4,548         5,052

% nominal increase (decrease)           (2)             2            11

Ebita                                  601            609           677

as a % of sales                       13.5           13.4          13.4

Income from operations                 595            602           668

as a % of sales                       13.4           13.2          13.2


Sales in the Lighting sector increased by 11% in 2000. Currency movements had a positive impact of 8% on sales. Volume growth was 6%, which was partly countered by increased price erosion (4%), particularly in Europe and North America.

Geographically, sales growth was most apparent in Asia Pacific, Eastern Europe and Latin America. The growth in North America is entirely attributable to the steep increase in the value of the US dollar.

The strongest sales growth was achieved by the Automotive business, which significantly outperformed the market as a result of successful product innovation.


LIGHTING SALES

                        1996     1997    1998    1999    2000
                       ------   ------  ------  ------  ------

in billions of euros      4.0      4.5     4.5     4.5     5.1



Income from operations of EUR 668 million in 2000 represents an improvement of almost 11% compared to 1999 and was mainly the result of the strong sales growth, slightly offset by a net restructuring charge of EUR 17 million. The largest income improvement was realized by the Lamps business, especially in Europe. The Automotive & Special Lighting business also contributed to the positive trend.


LIGHTING INCOME FROM OPERATIONS

                        1996     1997    1998    1999    2000
                       ------   ------  ------  ------  ------

in millions of euros      319      522     595     602     668

as a % of sales           7.9     11.5    13.4    13.2    13.2


Sales in 1999 increased by 2% to EUR 4,548 million. Currency movements had a positive impact of 1% on nominal sales. Volume growth was 4%, partly offset by 3% price erosion. Overall growth was strong in Asia, while lower sales were posted in Latin America and Eastern Europe, caused by the weak economic conditions in these regions.

Income from operations in 1999 improved marginally to EUR 602 million from EUR 595 million in 1998. The 1999 figure was impacted by restructurings in both Europe and Latin America. Excluding restructuring costs and incidental items, the income improvement was due to slightly higher sales volume and the positive effects of prior restructuring actions and cost efficiencies.


CONSUMER ELECTRONICS

amounts in millions of euros
                                 1998            1999           2000
                                ------          ------         ------

Sales                           12,364          12,436         14,683

  % nominal increase                10               1             18

Ebita                             (443)            276            420

  as a % of sales                 (3.6)            2.2            2.9

Income from operations            (447)            258            374

  as a % of sales                 (3.6)            2.1            2.5

Details for two years per product division, established since January 1, 2000, are presented in the following table:

amounts in millions of euros
                                                                           2000
                                   --------------------------------------------
                                    sales     ebita      income         as a %
                                                         (loss)       of sales
                                                           from
                                                     operations
                                   ------    ------  ----------       ---------

Mainstream CE                       8,851       161        161            1.8

Digital Networks                      845      (107)      (107)         (12.7)

Consumer Communications             2,207         1          1            0.0

Specialty Products                  2,220        54          8            0.4

Licenses                              560       311        311           55.5

Consumer Electronics               14,683       420        374            2.5


amounts in millions of euros
                                                                          1999
                                   -------------------------------------------
                                    sales     ebita      income         as a %
                                                         (loss)       of sales
                                                           from
                                                     operations
                                   ------    ------  ----------       --------

Mainstream CE                      7,932        97          97           1.2

Digital Networks                     578       (86)        (86)        (14.9)

Consumer Communications            1,740       (52)        (53)         (3.0)

Specialty Products                 1,801        54          38           2.1

Licenses                             385       263         262          68.1

Consumer Electronics              12,436       276         258           2.1



52  Operating and Financial Review and Prospects

Sales in the Consumer Electronics sector totaled EUR 14,683 million in 2000, an increase of 18% on the year before. Changes in consolidation had a minor negative effect of 1%, while currency movements had a positive effect of 9% on nominal sales. Sales volume increased by 18%, partly offset by an average price decrease of 8%. The downward trend in prices eased somewhat compared with the year before, when prices ended 12% lower. The improvement is particularly related to more favorable market conditions for monitors. Digital Networks and Consumer Communications recorded the strongest sales increase.

Geographically, sales increased most strongly in Asia Pacific and Europe, while sales in Latin America rebounded to solid positive growth. Sales of Mainstream CE's products were edged up by Consumer TV, in particular in the upmarket segment, branded monitors, especially flat panel monitors, and DVD Video, whose sales more than doubled. Digital Networks recorded sharply higher sales, benefiting from the strong demand for set-top boxes.

Sales growth in Europe was primarily strong in satellite set-top boxes. In addition, sales increased in the USA in Internet TV/Personal TV and satellite set-top boxes as a result of the start of deliveries to America Online (AOL) and DirecTV. The substantial rise in Consumer Communications is led by significant growth of GSM sales in Europe and Asia Pacific, reaching more than 13 million handsets in 2000. In addition, sales in Fax and DECT increased strongly. Sales growth in Specialty Products was driven by Remote Control Systems, Speaker Systems and Broadband Networks.



CONSUMER ELECTRONICS SALES

                         1996      1997      1998      1999      2000
                         ----      ----      ----      ----      ----

in billions of euros     9.0       11.2      12.4      12.4      14.7

Sales in 1999 increased by 1% to EUR 12,436 million. Changes in consolidation relating to the dissolution of the PCC joint venture with Lucent reduced sales by 6%. Currency movements had a positive impact of 1%. Volume growth was 18%, partly offset by 12% price erosion. Overall, growth was particularly strong in North America and Asia. High sales in PC peripherals, particularly in Monitors, contributed to the increase.

Income from operations in 2000 in the sector Consumer Electronics increased to EUR 374 million, or 2.5% of sales, up from EUR 258 million in 1999. The considerable increase was mainly attributable to the turnaround to a break-even situation at Consumer Communications, due to higher GSM volume, new product introductions resulting in a more favorable mix, and tight cost control. License income increased, mainly due to the higher number of licenses in new programs. However, license income in the fourth quarter of 2000 was reduced by non-recurring items. From June 2001 onwards, income will be negatively impacted due to the expiring CD-Audio patents in Europe and Asia Pacific. This is expected to be partly compensated by higher income from CD-R/RW and DVD. Income at Mainstream CE benefited from the higher sales level, especially in the Monitor business, and tight cost control. At Digital Networks, the positive contribution from certain satellite applications was more than offset by large start-up costs in the cable segment and in new technologies for the delivery of electronic content, both focused on the North American market. The decrease in income from operations for Specialty Products primarily resulted from charges related to the impairment of identified intangibles and goodwill related to Voice Control Systems.

CONSUMER ELECTRONICS INCOME FROM OPERATIONS

                                       1996        1997        1998        1999        2000
                                      ------      ------      ------      ------      ------

in millions of euros                     (48)        137        (447)        258         374

as a % of sales                         (0.5)        1.2        (3.6)        2.1         2.5



The significant improvement in income from operations in 1999 compared with 1998 was primarily attributable to a significant improvement in PCC's operating performance. The improvement was aided by cost reductions and new product offerings.

DOMESTIC APPLIANCES AND PERSONAL CARE



amounts in millions of euros
                                       1998           1999          2000
                                      ------         ------        ------

Sales                                  1,746          1,791         2,107

% nominal increase (decrease)             (4)             3            18

Ebita                                    200            221           292

as a % of sales                         11.5           12.3          13.9

Income from operations                   199            220           287

as a % of sales                         11.4           12.3          13.6



Sales in the DAP sector in 2000 totaled EUR 2,107 million, representing 18% growth. Currency movements had a strong positive impact of 8% on nominal sales. Consolidation changes had a positive effect of 4%. Volume growth, at 8%, was partly countered by an average price decrease of 2%. The sales growth is mostly attributable to sustained strong growth of the Male Shaving and Grooming business in all regions, reinforcing global market leadership. The Food and Beverage and Home Environment Care businesses also achieved strong increases, mainly related to substantially higher sales in Asia Pacific. Sales at Oral Health Care were favorably impacted by the acquisition of Optiva Corporation in October 2000.

Geographically, sales increased strongly in Europe, both Western and Eastern, and in North America. In addition, sales in the Asia Pacific region rebounded from the economic downturn in the years before, ending 32% higher than in 1999.



DAP SALES

                                       1996        1997        1998        1999        2000
                                      ------      ------      ------      ------      ------

in billions of euros                     1.7         1.8         1.7         1.8         2.1



Income from operations increased by approximately 30%, driven by successful product introductions, favorable currency developments and portfolio rationalization in 2000. Growth came primarily from Male Shaving and Grooming and the success of Quadra Action. Food and Beverage improved its profitability significantly as a consequence of portfolio rationalization and strict cost control. Excluding the amortization of intangible assets, goodwill and certain other acquisition-related charges, Optiva contributed positively to the income of the sector.



DAP INCOME FROM OPERATIONS

                                       1996        1997        1998        1999        2000
                                      ------      ------      ------      ------      ------

in millions of euros                     123         233         199         220         287

as a % of sales                          7.5        12.8        11.4        12.3        13.6






54  Operating and Financial Review and Prospects

Sales in 1999 increased by 3% to EUR 1,791 million. Currency movements and consolidation changes were neutral. Volume growth, at 4%, was partly offset by 2% average lower prices. The increase in sales was mainly attributable to a strong performance of the Male Shaving and Grooming business in all regions.

Income from operations in 1999 improved, benefiting from the positive effect of prior-year restructurings and new product introductions. Additional positive effects arose from stricter cost controls and lower incidental costs. The income improvement was primarily attributable to stronger results in Male Shaving and Grooming and Food Preparation.



COMPONENTS


amounts in millions of euros

                                       1998          1999           2000
                                       -----        ------         ------


Sales                                  3,814         3,754          4,562

% nominal increase (decrease)              4            (2)            22

Segment revenues                       5,259         5,325          6,332

Ebita                                     46           289            570

as a % of sales                          1.2           7.7           12.5

as a % of segment revenues               0.9           5.4            9.0

Income from operations                    44           286            569

as a % of sales                          1.2           7.6           12.5

as a % of segment revenues               0.8           5.4            9.0



As a result of the high level of sales of products and services to other product sectors, income from operations is also expressed as a percentage of segment revenues. Segment revenues are the total of sales to third parties and intersegment sales.

Sales in the Components sector in 2000 totaled EUR 4,562 million, a sharp rise (22%) on the year before. Changes in consolidation had a negative effect of 5%, particularly related to the divestment of AC&M as of July 1, 2000. Currency movements had a positive effect of 13% on nominal sales. Volume growth was 20%, partially offset by a 6% reduction in average selling prices. Price pressure in 2000 eased compared with the year earlier as a result of improved balance between the supply and demand for monitor tubes. The larger part of the sector's growth was realized in Optical Storage, whose sales were more than 80% higher than the year before. In addition, strong growth was realized by Flat Display Systems, notably Mobile Display Systems, whose components are used in mobile phones and other mobile applications. Geographically, the main growth was realized in Europe, Latin America and North America. Segment revenues were 19% higher than in the previous year.


COMPONENTS SALES


                               1996       1997      1998       1999       2000
                               ----       ----      ----       ----       ----


intersegment sales in
  billions of euros             1.5        1.4       1.4        1.6       1.8

sales in billions of euros      2.9        3.7       3.8        3.8       4.6



Income from operations almost doubled from 1999's EUR 286 million to EUR 569 million. In 2000 the divestment of AC&M had a positive effect of EUR 309 million, which was partly offset by the EUR 78 million net restructuring charges related to Display Components and Flat Display Systems. Income in 1999 was positively impacted by the EUR 169 million gain on the divestment of Conventional Passive Components, partly offset by the restructuring charges of EUR 38 million in relation to the Active Matrix Liquid Crystal Displays business. Excluding restructuring charges, all businesses except Flat Display Systems improved their performance in 2000, with Optical Storage posting a major improvement, especially in the first half of the year.



COMPONENTS INCOME FROM OPERATIONS


                               1996       1997      1998       1999       2000
                               ----       ----      ----       ----       ----


in millions of euros            316        255        44        286       569

as a % of segment revenues      7.3        5.0       0.8        5.4       9.0


Sales in 1999 declined by 2% to less than EUR 3.8 billion. Consolidation changes, notably the sales of Conventional Passive Components at the end of 1998, reduced sales by 9%, while currency fluctuations had a positive effect of 4%. Volume growth of 13% was for the most part offset by the average price decrease of 10%. The division's sales increased strongly in Asia Pacific and North America. Segment revenues in 1999 were 5% higher than in the previous year.

Income from operations in 1999 improved substantially to EUR 286 million, up from EUR 44 million a year earlier. Disregarding the gains from the sale of participations, largely the EUR 169 million gain on the sale of the Conventional Passive Components business, and restructuring charges for the Flat Display business in both years, income in 1999 improved. Various product groups, particularly Flat Display Systems, accounted for the increase in income from operations. The results of the HAPD joint venture steadily improved to reach break-even during the second half of the year.



SEMICONDUCTORS


amounts in millions of euros

                                       1998          1999          2000
                                      -----          -----         -----


Sales                                  3,212         3,796         5,879

% nominal increase                         2            18            55

Segment revenues                       3,963         4,557         6,812

Ebita                                    769           716         1,451

as a % of sales                         23.9          18.9          24.7

as a % of segment revenues              19.4          15.7          21.3

Income from operations                   765           614         1,346

as a % of sales                         23.8          16.2          22.9

as a % of segment revenues              19.3          13.5          19.8



As a result of the high level of sales of products and services to other product sectors,income from operations is also expressed as a percentage of segment revenues. Segment revenues are the total of sales to third parties and intersegment sales.

Sales in the Semiconductors sector in 2000 came to EUR 5,879 million, an increase of 55% over 1999. Through the acquisition of MiCRUS as of June 1, 2000, sales increased by 3%. In addition, 2000 contains the full-year sales of VLSI, compared to seven months in 1999 (a positive effect of 8%). Furthermore, currency movements had a substantial positive effect of 14% on nominal sales. Volume growth was 33%, while average prices decreased by 3%. Price erosion was substantially lower than in the previous year, reflecting strongly improved markets. All regions contributed to the large sales increase. All businesses improved due to the steep overall growth, most predominantly Telecom Terminals and Emerging Businesses. Segment revenues increased by 49% in 2000 compared to the previous year.



SEMICONDUCTORS SALES

                                1996         1997       1998      1999      2000
                                ----         ----       ----      ----      ----
intersegment sales in
  billions of euros              0.5          0.6        0.8       0.8       0.9
sales in billions of euros       2.5          3.1        3.2       3.8       5.9

Income from operations in 2000 was more than double the 1999 amount and totaled EUR 1,346 million. The main reason for the improvement was the substantially higher sales level due to the general upturn in the industry, which led to shortages in the market during the year. The acquisition of MiCRUS increased capacity.

Income in all businesses benefited from strong sales. The VLSI acquisition was successfully integrated into the existing businesses.



SEMICONDUCTORS INCOME FROM OPERATIONS


                             1996         1997      1998      1999      2000
                             ----         ----      ----      ----      -----
in millions of euros          363          771       765       614      1,346
as a % of segment revenues   11.8         20.3      19.3      13.5       19.8

56  Operating and Financial Review and Prospects

Sales in 1999 increased by 18% to EUR 3.8 billion. The consolidation of VLSI from June 1, 1999 had a positive effect of 10% on nominal sales, while fluctuations in exchange rates had a positive effect of 3%. Volume growth was 14%, partly offset by 9% price erosion. The first half of 1999 was negatively affected by the global crisis in the semiconductor industry, in addition to the economic crisis in Asia. The sector saw a strong upturn in the second half, following the recovery in the market.

Full-year income from operations in 1999 was significantly below 1998, entirely due to the acquisition of VLSI. The consolidation of VLSI as from June 1 had an unfavorable impact on the income of this sector of EUR 201 million, due to VLSI's acquisition-related charges and operational losses.



MEDICAL SYSTEMS



amounts in millions of euros

                                    1998            1999           2000
                                    -----           -----          -----


Sales                               1,950           2,493          3,031

 % nominal increase                    11              28             22

Ebita                                 152             219            308

 as a % of sales                      7.8             8.8           10.2

Income from operations                (49)            181            169

 as a % of sales                     (2.5)            7.3            5.6





Sales in the Medical Systems sector in 2000 totaled EUR 3,031 million, representing 22% growth. The acquisition of MedQuist as of July 1, 2000 lifted sales by 8%. In addition, currency movements had a positive effect of 10% on nominal sales. Volume growth was 7%, while prices decreased by, on average, 3%. Sales growth was particularly strong in Asia Pacific and North America. In product terms, the main growth areas are magnetic resonance, cardio/vascular, ultrasound and the customer support business.

Order intake in 2000 increased, clearly exceeding the market trend. The order intake was particularly strong in North America and Asia Pacific and in the product areas magnetic resonance, computed tomography, ultrasound and imaging IT.



MEDICAL SYSTEMS SALES

                         1996      1997      1998      1999      2000
                         ----      ----      ----      ----      ----

in billions of euros     1.7       1.8       2.0       2.5       3.0




Income from operations in 2000 amounted to EUR 169 million, compared to EUR 181 million in 1999. The acquisition of ADAC resulted in a fourth-quarter charge of EUR 44 million for the write-off of the in-process R&D obtained in this strategic acquisition. Excluding amortization of goodwill and other identified intangible assets related to the acquisitions of MedQuist and ADAC in 2000 and ATL Ultrasound in 1998, income was EUR 308 million, which was a EUR 89 million improvement over 1999. In addition to the positive contribution of MedQuist, North America in particular contributed to this improvement, partly due to the strong US dollar. Income from operations of ATL Ultrasound improved over 1999, despite the negative effects of the strong US dollar due to ATL's US-based production facilities. Income performance in Eastern Europe was weak due to a lower sales level.



MEDICAL SYSTEMS INCOME FROM OPERATIONS

                         1996      1997      1998      1999      2000
                         ----      ----      ----      ----      ----

in millions of euros     145       147       (49)      181       169
as a % of  sales         8.5       8.4       (2.5)     7.3       5.6





Sales in 1999 increased by 28% to EUR 2,493 million, exceeding the market trend. The acquisition of ATL in

1998 had a substantial positive impact on sales growth (16%). Currency movements had a 3% positive impact on nominal sales. Sales growth was particularly strong in Western Europe and Asia Pacific.

Income from operations in 1999 improved significantly compared to 1998, which had been negatively affected by fourth-quarter charges of EUR 233 million for the write-off of in-process R&D obtained in the strategic acquisition of ATL Ultrasound and other acquisition-related charges. Income in 1999 benefited from a strong sales performance and stricter cost control, especially in Western Europe and Asia Pacific. ATL Ultrasound made a significant positive contribution to income in 1999 (excluding acquisition-related charges).



ORIGIN


amounts in millions of euros

                                          1998        1999         2000*
                                         ------      ------       -------


Sales                                    1,059        1,056          717

% nominal increase (decrease)               25            0          (32)

Segment revenues                         1,654        1,735        1,164

Ebita                                       77          125        1,089**

as a % of sales                            7.3         11.8            .

as a % of segment revenues                 4.7          7.2         93.6

Income from operations                      59           97        1,063**

as a % of sales                            5.6          9.2            .

as a % of segment revenues                 3.6          5.6         91.3



As a result of the high level of sales of products and services to other product sectors,income from operations is also expressed as a percentage of segment revenues. Segment revenues are the total of sales to third parties and intersegment sales.

* Due to the Atos Origin merger,the financial data relating to Origin have been included in the consolidated Philips accounts of 2000 for nine months until October 1. With effect from that date the Philips share in the results relating to the merged activities of Atos Origin will be included in the results relating to unconsolidated companies as from January 1,2001 on a three-month delayed basis due to Atos Origin's different reporting cycle.

**   Includes gain of EUR 1,072 million related to the Atos Origin merger

Sales in the Origin sector have been consolidated for only nine months in 2000 and totaled EUR 717 million. Sales from January 1 through the moment of divestment, September 30, were 12% lower than in the corresponding period of the year before. The reduction in sales was due to the reduced market demand in the IT industry following the Y2K investment boom, as customers were hesitant in defining their future IT plans, especially in the field of e-business.


ORIGIN SALES

                               1996       1997      1998       1999       2000*
                               ----       ----      ----       ----       -----

intersegment sales in
  billions of euros             0.5        0.5       0.6        0.7        0.4

sales in billions of euros      0.7        0.8       1.1        1.1        0.7


*nine months only

Income from operations for the first nine months of 2000 amounted to a loss of EUR 9 million, compared to a profit of EUR 97 million the previous year. In October, the Origin shares were exchanged for a participation in Atos Origin. This resulted in a onetime gain of EUR 1,072 million.

Sales in 1999 totaled EUR 1,056 million, virtually unchanged from the year earlier. The strong growth in the first half of the year turned into negative growth in the second half, because of lower IT expenditures by companies in anticipation of the millennium.

Income from operations increased in 1999, reflecting improved capacity utilization and cost efficiency resulting from headcount reductions and cost-saving measures.


MISCELLANEOUS



amounts in millions of euros

                                       1998          1999          2000
                                       -----         -----         -----


Sales                                  1,861         1,585         1,831

% nominal increase (decrease)            (30)          (15)           16

Ebita                                    (67)          (78)         (105)

as a % of sales                         (3.6)         (4.9)         (5.7)

Income from operations                   (82)          (94)         (113)

as a % of sales                         (4.4)         (5.9)         (6.2)



This sector comprises various activities and businesses from the former Professional sector, such as FEI


58  Operating and Financial Review and Prospects

Company, Electronic Manufacturing Technology (EMT) and Analytical, as well as activities not belonging to a product division such as Philips Research, Corporate Intellectual Property, Philips Centre for Industrial Technology, Philips Enabling Technologies Group (formerly Philips Machinefabrieken) and Philips Design.

Sales in the Miscellaneous sector in 2000 totaled EUR 1,831 million, representing a 16% increase over 1999. Changes in consolidation had a downward effect of 4%, while the appreciation of currencies had a positive effect of 8%. Sales growth was particularly strong at EMT, FEI and Philips Enabling Technologies Group. Geographically, Asia recorded the most significant sales growth.



MISCELLANEOUS SALES

                                       1996        1997        1998        1999        2000
                                      ------      ------      ------      ------      ------

in billions of euros                     4.6         2.7         1.9         1.6         1.8



Income from operations in 2000 amounted to a loss of EUR 113 million, or 6.2% of sales, compared to a loss of EUR 94 million, or 5.9% of sales, in 1999. Total income in 2000 benefited from higher pension credits compared to the previous year.

The income of the Miscellaneous activities was affected by provisions for disentanglement costs related to the sale of Philips Projects and for restructuring at Philips Research. Strong results were achieved by the former Business Electronics businesses EMT and FEI. EMT (renamed Assembleon) is in the process of evaluating the scope for a public offering in the course of 2001.



MISCELLANEOUS INCOME FROM OPERATIONS

                                       1996        1997        1998        1999        2000
                                      ------      ------      ------      ------      ------

in millions of euros                    (339)         39         (82)        (94)       (113)

as a % of sales                         (7.3)        1.5        (4.4)       (5.9)       (6.2)



Income from operations in 1999 amounted to a loss of EUR 94 million, or 5.9% of sales, compared to a loss of EUR 82 million, or 4.4% of sales, in 1998. This was primarily due to Philips Enabling Technologies Group posting lower income in 1999 as a consequence of the divestment of certain activities, higher costs incurred for the aviation project, and investments in software. Total income was partly compensated by higher income of FEI and EMT, compared to 1998.



-- UNALLOCATED


Costs -- net of revenues -- not allocated to a specific product sector comprise the costs of the corporate center -- including the Company's initial funding of e-business and global brand management costs -- as well as country and regional overhead costs. Income from operations amounted to a loss of EUR 82 million in 2000 compared to losses of EUR 413 million and EUR 399 million in 1999 and 1998 respectively.

In 2000, income was positively impacted by a reduction in pension costs of EUR 406 million, compared to EUR 124 million in 1999 and EUR 53 million in 1998. Other incidental items had a negative impact of EUR 40 million. In 1999 these items accounted for a negative impact of EUR 61 million, while in 1998 other incidental items resulted in a gain of EUR 26 million.



-- RESEARCH AND DEVELOPMENT


Continuous efforts to sustain a strong performance in the field of R&D are of the utmost importance to strengthen Philips' competitiveness in its various markets. The launch of new research activities in

China, India and Belgium has further established Philips Research as one of the world's major global industrial research laboratories with expenditures for R&D activities in 2000 amounting to EUR 2,766 million, representing 7.3% of sales, compared to EUR 2,284 million, or 7.3% of sales, in 1999 and EUR 2,048 million, or 6.7% of sales, in 1998.



RESEARCH AND DEVELOPMENT EXPENDITURES


                         1996      1997      1998      1999      2000
                         ----      ----      ----      ----      ----

as a % of sales          6.8       6.2       6.7       7.3       7.3


-- COOPERATIVE BUSINESS ACTIVITIES AND UNCONSOLIDATED COMPANIES


Philips has engaged from time to time in cooperative activities with other companies. Philips' principal cooperative business activities and participations, and the main changes therein, are set out below.

Taiwan Semiconductor Manufacturing Company Limited (TSMC) is a semiconductor foundry operation in which Philips currently holds 22.5% of the total number of outstanding common shares. Additionally, the Company has purchased redeemable preferred shares, bringing its total holding in TSMC to approximately 30%. The principal reasons for this shareholding are to secure a strategic supply of wafers and the ability to limit capital expenditures. During 2000, Philips' interest was diluted by 3.5%, due to various share issues by TSMC, primarily in conjunction with two acquisitions. Since the price received for the shares issued was in excess of the per common share book value recognized by Philips, this resulted in a one-time gain of EUR 680 million. As a result of the aforementioned acquisitions, for each of the next five years Philips' results for TSMC, based on Philips' accounting policies, will include a EUR 76 million charge for amortization of goodwill per year.

Operating income in 2000 increased significantly, compared to 1999, due to the ongoing favorable market situation in the semiconductor business.

Systems on Silicon Manufacturing Company (SSMC) is a Singapore-based wafer fabrication firm established by Philips (48%), TSMC (32%) and the Economic Development Board of Singapore (20%) to secure a strategic supply of wafers, diversify loading risks and limit capital expenditures. A USD 1.2 billion wafer fab (MOS-5), construction of which started in 1999, is in the ramping-up phase, and the first wafers were produced in the third quarter. A large number of key technical personnel has been trained at Philips' facilities in the Netherlands and at TSMC in Taiwan. Philips is entitled to 60% of the fab output of 0.25 micron wafers.

Atos Origin started on October 1, 2000, when Origin was merged with Atos of France. The merger has created a leader in end-to-end business and e-business solutions. The company is operational in 30 countries and employs 27,000 people.

Philips holds a 48.7% stake in Atos Origin. Within two years Philips intends to reduce its stake in the combined entity to below 35%. Philips has also received two tranches of stock warrants, each representing approximately
2.4 million Atos Origin shares, which may be exercised only on certain conditions subject to the development of the Atos Origin share price.

Origin's operating results over the first nine months of 2000 (pre-merger) have been consolidated in the Philips accounts, whereas Philips' share in the results of Atos Origin will be included in results relating to unconsolidated companies on a delayed basis of three months from January 1, 2001 onwards.

Additionally, based on Philips' accounting policies, Philips' results for Atos Origin will include a charge of approximately EUR 80 million for amortization of goodwill per year.

In the People's Republic of China, Philips currently has a large number of operational business alliances that engage in manufacturing and marketing activities. Generally, these companies are not wholly owned; most of them are consolidated. Philips, which is one


60 Operating and Financial Review and Prospects of the larger private employers, currently employs more than 20,000 people in China and approximately 5,000 people in Hong Kong. Philips is active in a wide range of activities, but has particularly strengthened its position in display components, flat panel displays, cellular phones and shavers, while maintaining strong positions in CD, energy-saving lamps and monitors. All product divisions in China are profitable and posted considerable sales growth in 2000.

Navigation Technologies Corporation (NavTech) of the USA is a 50.5% shareholding that is engaged in the development of software databases for digital maps to be used for car navigation purposes. NavTech is planning to go public in the course of 2001.

LG.Philips LCD Co is a 50/50 manufacturing joint venture with LG
Electronics of South Korea, and the world's second-largest supplier of active matrix liquid crystal displays. This joint venture has enabled Philips to become a leading company in the area of active matrix LCDs, a display technology that is rapidly migrating from notebook displays to desktop monitors and in the near future to other areas, such as TV. As a consequence, the Company believes this business has potential for fast growth. The capacity of the two existing fabs at Kumi has been expanded, while a third facility became fully operational in 2000. A fourth facility is under construction and is expected to become fully operational in the year 2001. At yearend 2000, the joint venture employed approximately 3,500 people.

In the LumiLeds Lighting 50/50 joint venture, Philips and Hewlett Packard/Agilent have the complementary strengths and positions to successfully develop the market for LED-based lighting products. Both companies have expanded the scope of their existing activities. Both parties hold equal shares in the venture, whose product portfolio has been extended from LED traffic signal products to a variety of other applications, including automotive, signalling, contour lighting and signs, illumination and LCD backlighting, demonstrating both parties' confidence in the new technology. At year-end 2000, the worldwide operations, located in California, Malaysia and the Netherlands, involved about 600 employees.



LG Electronics and Philips Display Components. In November 2000, Philips announced the intended merger of its CRT business with that of LG Electronics of South Korea in a 50/50 joint venture, that is expected to create the world leader in this line of business. Both companies will be able to combine complementary strengths and create strong synergy potential in the mature CRT display market. The joint venture will employ 36,000 people worldwide.



-- CORPORATE VENTURING



In order to exploit the opportunities in terms of new technology, time to market and return on investment, Philips has started a program to identify promising start-up companies in the technology 'fashion' centers in the USA, Israel and Europe. Around the world, a team of specialists identify start-up companies that are active in areas of strategic importance to Philips. If there is a clear strategic match and the financial underpinning of the company in question is sound, a business arrangement and an equity stake are considered.

The corporate venturing program is focused on a limited number of strategic clusters, including display technologies, storage solutions, (in-home) networking, value-added services for consumer electronics devices, personal health monitoring and digital rights management. By year-end 2000 the corporate venturing portfolio comprised some 25 companies in which Philips has both a minority stake and a business relationship.



-- CASH FLOWS



The cash flow from operating activities in 2000 of EUR 2,996 million exceeded the levels generated in the preceding two years (EUR 1,913 million and EUR 2,140 million in 1999 and 1998 respectively). Changes in working capital reduced the year 2000's cash flow from operations by EUR 1,069 million, as a result of increases in the amounts of capital invested in inventories and increased accounts receivable, partly offset by higher accounts payable. Higher working capital should be seen against the background of the increased sales level. In 1999 the working capital requirements amounted to EUR 469 million.

Expressed as a percentage of sales, inventories at the end of 2000 were 13.9% of sales, compared to 14.5% a year earlier and 14.0% at the end of 1998. Outstanding trade receivables at year-end 2000 were the equivalent of 1.5 months' sales, compared to 1.4 months' at the end of 1999 and 1.3 months' a year earlier.



INVENTORIES

                         1996      1997      1998      1999      2000
                         ----      ----      ----      ----      ----

as a % of sales          16.0      15.2      14.0      14.5      13.9


Cash flow from investing activities in 2000 required EUR 2,404 million, compared with EUR 3,834 million in 1999. In 1998 these activities resulted in a cash outflow of EUR 1,441 million.

During the year 2000, Philips invested EUR 3,209 million in businesses operating in strategic areas where Philips wants to improve its global market position. The investments included the purchase of a majority interest of 71% in MedQuist (EUR 1,339 million), the acquisition of Optiva (EUR 291 million), payments for the acquisition of MiCRUS (EUR 228 million), the purchase of ADAC (EUR 437 million), the purchase of 3.5% redeemable preferred shares in TSMC (EUR 458 million), and investments in a number of smaller corporate venturing (EUR 126 million) and other businesses (EUR 330 million). Moreover, Philips invested EUR 505 million in the purchase of 7.5% redeemable preferred shares in LG Electronics, which are classified under other non-current financial assets. The divestment of Philips' AC&M business yielded a net amount of EUR 658 million in cash. A positive cash flow of EUR 2,710 million was generated by the sale of 16.51% of the shares in ASM Lithography.

Furthermore, an amount of EUR 1,272 million was generated by the sale of a portion of the JDS Uniphase shares, one tranche of EUR 550 million in the first quarter of 2000 and one tranche of EUR 722 million in the third quarter of the year.

During 1999, the Company's investment in businesses amounted to EUR 2,993 million. These investments included the purchase of VLSI Technology of the USA (EUR 976 million) and of a 50% share in LG. Philips LCD Co. of Korea (EUR 1,496 million), as well as the acquisition of an additional 10% of the shares in Origin (EUR 124 million) and of a number of smaller businesses (EUR 397 million). The largest divestment, that of Philips' Conventional Passive Components business, yielded a net amount of EUR 323 million in cash. Additionally, the sale of a minority interest in Navigation Technologies (NavTech) generated a positive cash flow of EUR 98 million. Furthermore, EUR 158 million was generated by the sale of a portion of the JDS Uniphase shares.

In 1998, the net cash outflow from acquisitions and divestments was EUR 111 million, primarily resulting from the acquisitions of ATL Ultrasound and Active Impulse Systems, partially offset by the sale of Philips Car Systems. It should be noted that the 1998 sale of Philips' 75% stake in PolyGram was accounted for as a discontinued operation, which is not reported in the investment activities section.

Gross capital spending on property, plant and equipment of EUR 3,170 million in 2000 exceeded the spending in the two preceding years (EUR 1,662 million and EUR 1,634 million in 1999 and 1998 respectively). The ratio of gross investments to depreciation was 1.8, compared to 1.1 in 1999 and 1.0 in 1998, reflecting the effect of Philips' policy of increasing capital expenditures to shape the Company for the future.



62  Operating and Financial Review and Prospects

CAPITAL EXPENDITURES: DEPRECIATION

                               1996       1997      1998       1999       2000
                               ----       ----      ----       ----       ----

[Description to come]           1.5        1.1       1.0        1.1        1.8



CAPITAL EXPENDITURES PER GEOGRAPHIC AREA


in millions of euros

                                            1998            1999           2000
                                           ------          ------         ------

Europe                                       977             926           1,466

USA and Canada                               158             246             573

Latin America                                 74              62             133

Africa                                         4               2               2

Asia Pacific                                 421             426             996
                                           ------          ------         ------
                                           1,634           1,662           3,170
                                           ======          ======         ======


As a result of the items mentioned above, the cash flow before financing activities was positive EUR 592 million in 2000, compared with negative EUR 1,921 million in 1999 and positive EUR 699 million in 1998. In 2000, the net cash flow used for financing activities amounted to EUR 2,038 million, of which EUR 1,673 million was used for a 3% share reduction program. Additionally, EUR 612 million was used to repay interest-bearing debt and EUR 399 million was used for the payment of dividends to Philips shareholders. Furthermore, treasury stock transactions required EUR 578 million.

In 1999, the net cash flow used for financing activities was EUR 2,606 million, of which EUR 1,490 million was used for the 8% share reduction program. Additionally, EUR 717 million was used to repay interest-bearing debt and EUR 361 million was used for the payment of dividends to Philips shareholders in 1999. An amount of EUR 38 million net cash was used for treasury stock transactions. In 1998, the larger part of the net cash flow used for financing activities of EUR 814 million was used to repay interest-bearing debt (EUR 445 million) and for dividend payments (EUR 326 million).


-- FINANCING


Total debt outstanding at the end of 2000 was EUR 4,027 million, compared with EUR 3,314 million at year-end 1999 and EUR 3,587 million at the end of 1998.

In 2000, long-term debt decreased by EUR 453 million to EUR 2,284 million.
This decrease is the result of new borrowings of EUR 203 million, repayments totaling EUR 325 million and reclassification of long-term debt into short-term debt for an amount of EUR 377 million, offset by currency, consolidation and other effects of EUR 46 million. In 1999, long-term debt was reduced by EUR 49 million to EUR 2,737 million. The reduction was the result of net repayments totaling EUR 460 million, offset by currency, consolidation and other effects of EUR 411 million.

Philips had two 'putable' US dollar bonds outstanding at year-end 2000 for a total amount of EUR 288 million. The investors may require repayment at one specific month during the lifetime of the respective bonds. Assuming that investors require payment at the relevant put dates, the average remaining tenor of the long-term debt was 5.9 years, compared to 5.4 years in 1999. However, assuming that the 'putable' bonds will be repaid at maturity, the average remaining tenor at the end of 2000 was 8.4 years, compared to 7.4 years at the end of 1999. Long-term debt as a proportion of the total debt at the end of 2000 was 57%, compared to 83% at the end of 1999.

At the end of 2000 the Group had long-term committed and undrawn credit lines available of USD 2.5 billion, unchanged from a year earlier. The USD 2.5 billion committed credit line is a multi-currency revolving standby credit facility, which was signed in July 1996 and will expire in July 2003.

Short-term debt increased by EUR 1,166 million in 2000 to EUR 1,743 million at year-end. This increase was due to new net borrowings of EUR 734 million, the reclassification of long-term debt to short-term debt for an amount of EUR 377 million, and an increase of EUR 55 million as a result of currency and consolidation effects.

The cash position was reduced by EUR 1,242 million in 2000 to EUR 1,089 million at year-end. This reduction was mainly related to the increased level of capital expenditures and to the investments in MedQuist, Optiva, ADAC, SSMC and redeemable preferred stock in LG Electronics and TSMC, as well as the 3% share reduction program and the settlement of US dollar hedges related to securities. The currency and consolidation changes caused a EUR 204 million increase. The EUR 4,222 million decrease in the cash position in 1999 was to a large extent related to the investments in VLSI, LG.Philips LCD Co. and Origin, as well as an 8% share reduction program.

The Company had a net debt position (debt, net of cash and cash equivalents) of EUR 2,938 million at the end of 2000. The net debt position at the end of 1999 amounted to EUR 983 million. This compares to a net cash position, with cash exceeding total debt, of EUR 2,966 million, following the sale of PolyGram at the end of 1998. The net debt to group equity ratio amounted to 12:88 at the end of 2000, compared to a ratio of 6:94 at the end of 1999. The net cash position rendered this ratio meaningless in 1998.

5-YEAR RELATIVE PERFORMANCE: PHILIPS AND AEX base 100 = Jan 2, 1996

  Date        Philips        AEX                 Date        Philips        AEX                Date        Philips        AEX
---------     -------      ------              ---------     -------      ------             ---------     -------      ------
 2-Jan-96      100.00      100.00              22-Apr-96       97.32      111.53              9-Aug-96       88.93      110.80
 3-Jan-96      101.68      100.84              23-Apr-96       96.31      111.51             12-Aug-96       89.26      110.91
 4-Jan-96      103.69      101.18              24-Apr-96       98.32      111.84             13-Aug-96       87.92      110.95
 5-Jan-96      104.36      100.47              25-Apr-96       97.65      111.33             14-Aug-96       88.93      112.03
 8-Jan-96      106.38      101.69              26-Apr-96       95.64      111.71             15-Aug-96       89.26      112.56
 9-Jan-96      102.01      101.14              29-Apr-96       95.64      111.99             16-Aug-96       89.26      113.25
10-Jan-96      100.67      100.80              30-Apr-96       96.31      112.21             19-Aug-96       88.93      114.23
11-Jan-96      104.70      100.72               1-May-96       96.64      112.73             20-Aug-96       89.93      112.97
12-Jan-96      104.36      101.53               2-May-96       95.97      111.90             21-Aug-96       89.93      114.08
15-Jan-96      102.35      101.32               3-May-96       96.31      113.04             22-Aug-96       92.28      113.22
16-Jan-96      105.03      101.88               6-May-96       96.64      112.99             23-Aug-96       91.28      112.31
17-Jan-96      103.36      101.97               7-May-96       95.97      111.37             26-Aug-96       90.94      113.16
18-Jan-96      103.02      101.96               8-May-96       96.64      112.20             27-Aug-96       91.95      113.76
19-Jan-96      104.03      102.69               9-May-96       95.30      112.05             28-Aug-96       91.95      112.86
22-Jan-96      104.70      102.66              10-May-96       95.30      112.20             29-Aug-96       91.28      111.26
23-Jan-96      103.36      101.93              13-May-96       95.64      112.65             30-Aug-96       90.94      112.06
24-Jan-96      108.05      102.72              14-May-96       94.63      112.86              3-Sep-96       89.93      111.26
25-Jan-96      107.05      102.58              15-May-96       96.31      111.91              4-Sep-96       89.60      111.90
26-Jan-96      107.38      102.27              16-May-96       95.64      112.71              5-Sep-96       88.93      111.68
29-Jan-96      107.05      102.09              17-May-96       95.30      113.45              6-Sep-96       89.26      111.74
30-Jan-96      106.71      101.51              20-May-96       95.97      113.34              9-Sep-96       88.93      113.41
31-Jan-96      107.72      101.64              21-May-96       95.30      113.84             10-Sep-96       88.59      113.53
 1-Feb-96      107.38      101.72              22-May-96       95.64      113.94             11-Sep-96       89.26      113.49
 2-Feb-96      108.39      101.89              23-May-96       95.30      114.71             12-Sep-96       88.59      114.07
 5-Feb-96      111.74      100.63              24-May-96       95.64      114.43             13-Sep-96       88.59      114.30
 6-Feb-96      111.74      101.51              28-May-96       94.29      114.09             16-Sep-96       89.26      114.73
 7-Feb-96      110.07      101.93              29-May-96       93.62      115.11             17-Sep-96       91.61      113.94
 8-Feb-96      110.74      101.31              30-May-96       94.29      114.93             18-Sep-96       91.95      113.71
 9-Feb-96      108.05      101.36              31-May-96       94.29      114.82             19-Sep-96       93.62      113.85
12-Feb-96      108.39      101.68               3-Jun-96       93.29      115.24             20-Sep-96       93.96      114.23
13-Feb-96      106.04      102.98               4-Jun-96       94.29      115.45             23-Sep-96       95.30      114.23
14-Feb-96      107.05      103.13               5-Jun-96       94.63      114.19             24-Sep-96       96.98      113.88
15-Feb-96      107.38      103.21               6-Jun-96       94.29      115.16             25-Sep-96       99.33      115.22
16-Feb-96      108.39      102.69               7-Jun-96       93.62      115.13             26-Sep-96       97.65      115.37
20-Feb-96      108.72      101.51              10-Jun-96       93.29      115.01             27-Sep-96       96.31      115.48
21-Feb-96      112.08      100.89              11-Jun-96       93.29      113.39             30-Sep-96       96.31      116.50
22-Feb-96      114.77      101.76              12-Jun-96       93.29      112.73              1-Oct-96       96.64      116.50
23-Feb-96      114.43      102.48              13-Jun-96       92.28      113.29              2-Oct-96       95.97      117.50
26-Feb-96      113.76      103.10              14-Jun-96       92.62      113.87              3-Oct-96       95.64      117.44
27-Feb-96      113.76      102.43              17-Jun-96       92.28      112.69              4-Oct-96       96.98      118.11
28-Feb-96      113.09      102.50              18-Jun-96       90.94      112.04              7-Oct-96       97.32      118.62
29-Feb-96      111.07      103.55              19-Jun-96       90.27      111.89              8-Oct-96       98.32      118.96
 1-Mar-96      111.41      103.63              20-Jun-96       89.60      111.96              9-Oct-96      100.67      118.70
 4-Mar-96      111.07      104.31              21-Jun-96       87.25      112.38             10-Oct-96      100.34      118.00
 5-Mar-96      111.41      104.81              24-Jun-96       85.57      112.97             11-Oct-96      101.68      118.57
 6-Mar-96      110.40      104.83              25-Jun-96       85.23      112.37             14-Oct-96       98.99      118.91
 7-Mar-96      108.05      104.64              26-Jun-96       85.23      113.14             15-Oct-96       96.31      119.63
 8-Mar-96      104.03      104.87              27-Jun-96       87.25      113.08             16-Oct-96       95.30      119.23
11-Mar-96      106.04      103.85              28-Jun-96       87.58      112.97             17-Oct-96       95.30      119.08
12-Mar-96      105.71      102.51               1-Jul-96       87.92      113.14             18-Oct-96       94.63      120.01
13-Mar-96      105.71      103.01               2-Jul-96       87.58      113.67             21-Oct-96       92.62      119.62
14-Mar-96      107.05      103.86               3-Jul-96       87.58      112.86             22-Oct-96       91.61      119.76
15-Mar-96      107.05      105.11               5-Jul-96       85.23      111.96             23-Oct-96       88.59      117.84
18-Mar-96      109.40      105.04               8-Jul-96       86.24      112.42             24-Oct-96       94.29      118.16
19-Mar-96      110.07      105.97               9-Jul-96       87.58      111.97             25-Oct-96       97.99      119.17
20-Mar-96      108.39      106.60              10-Jul-96       86.58      110.93             28-Oct-96       95.64      119.37
21-Mar-96      107.38      106.56              11-Jul-96       84.23      110.45             29-Oct-96       93.96      117.47
22-Mar-96      108.39      106.46              12-Jul-96       82.89      108.88             30-Oct-96       93.29      116.53
25-Mar-96       95.97      106.66              15-Jul-96       78.52      106.67             31-Oct-96       94.63      116.51
26-Mar-96       96.31      106.51              16-Jul-96       81.21      106.44              1-Nov-96       95.64      117.38
27-Mar-96       95.30      106.13              17-Jul-96       82.21      106.90              4-Nov-96       95.30      117.38
28-Mar-96       97.65      106.84              18-Jul-96       83.22      107.84              5-Nov-96       94.97      118.33
29-Mar-96       97.65      106.39              19-Jul-96       83.22      106.13              6-Nov-96       95.97      119.02
 1-Apr-96       95.64      107.35              22-Jul-96       80.20      106.09              7-Nov-96       96.64      118.85
 2-Apr-96       96.98      108.49              23-Jul-96       79.87      103.55              8-Nov-96       96.64      119.68
 3-Apr-96       96.64      108.53              24-Jul-96       78.57      105.73             11-Nov-96       97.65      120.57
 4-Apr-96       95.97      107.90              25-Jul-96       83.22      105.24             12-Nov-96       97.65      120.67
 8-Apr-96       94.63      108.42              26-Jul-96       81.54      106.19             13-Nov-96       97.65      121.56
 9-Apr-96       93.96      108.45              29-Jul-96       82.21      106.31             14-Nov-96       98.66      122.14
10-Apr-96       93.29      110.00              30-Jul-96       85.57      108.18             15-Nov-96       99.33      122.95
11-Apr-96       94.63      109.70              31-Jul-96       88.93      109.05             18-Nov-96       98.99      123.18
12-Apr-96       94.29      109.42               1-Aug-96       89.60      111.15             19-Nov-96      101.01      123.06
15-Apr-96       96.31      110.86               2-Aug-96       89.93      111.08             20-Nov-96      101.01      122.48
16-Apr-96       97.65      110.70               5-Aug-96       87.58      110.61             21-Nov-96      101.34      122.82
17-Apr-96       96.64      110.19               6-Aug-96       88.26      111.75             22-Nov-96      104.36      124.28
18-Apr-96       98.66      109.76               7-Aug-96       89.26      111.10             25-Nov-96      103.69      125.85
19-Apr-96       98.32      110.38               8-Aug-96       88.59      110.95             26-Nov-96      108.39      126.63

  Date        Philips        AEX                 Date        Philips        AEX                Date        Philips        AEX
---------     -------      ------              ---------     -------      ------             ---------     -------      ------
27-Nov-96      106.38      124.87              21-Mar-97      116.78      143.43             14-Jul-97      198.66      191.46
29-Nov-96      109.06      126.05              24-Mar-97      114.77      146.86             15-Jul-97      201.85      191.66
 2-Dec-96      107.05      127.43              25-Mar-97      118.46      144.42             16-Jul-97      211.58      194.91
 3-Dec-96      107.72      126.65              26-Mar-97      122.48      146.97             17-Jul-97      208.56      192.51
 4-Dec-96      107.05      128.50              27-Mar-97      122.15      148.29             18-Jul-97      204.03      190.17
 5-Dec-96      107.38      127.37              31-Mar-97      119.13      149.62             21-Jul-97      195.97      188.06
 6-Dec-96      105.71      126.90               1-Apr-97      119.13      143.08             22-Jul-97      203.69      193.97
 9-Dec-96      106.71      124.44               2-Apr-97      116.11      143.07             23-Jul-97      211.24      199.60
10-Dec-96      105.71      125.98               3-Apr-97      117.79      141.77             24-Jul-97      224.16      198.94
11-Dec-96      102.68      125.66               4-Apr-97      121.48      143.05             25-Jul-97      223.32      199.71
12-Dec-96      104.36      123.29               7-Apr-97      122.82      146.92             28-Jul-97      217.45      200.49
13-Dec-96      104.36      123.46               8-Apr-97      124.83      146.92             29-Jul-97      214.26      196.87
16-Dec-96      104.36      122.50               9-Apr-97      123.82      149.16             30-Jul-97      220.47      196.94
17-Dec-96      105.03      124.41              10-Apr-97      122.82      148.10             31-Jul-97      219.63      198.56
18-Dec-96      105.71      123.77              11-Apr-97      118.12      146.27              1-Aug-97      214.26      198.03
19-Dec-96      107.72      124.88              14-Apr-97      121.48      144.62              4-Aug-97      214.77      197.75
20-Dec-96      107.38      126.31              15-Apr-97      123.15      148.69              5-Aug-97      211.75      197.80
23-Dec-96      107.72      127.76              16-Apr-97      123.15      147.32              6-Aug-97      216.61      200.49
24-Dec-96      107.72      128.23              17-Apr-97      125.17      149.35              7-Aug-97      219.13      204.14
27-Dec-96      107.72      128.01              18-Apr-97      125.84      149.78              8-Aug-97      215.77      201.15
30-Dec-96      107.05      129.05              21-Apr-97      126.85      150.42             11-Aug-97      210.07      196.48
31-Dec-96      107.38      130.89              22-Apr-97      127.85      151.18             12-Aug-97      206.38      197.56
 2-Jan-97      105.71      128.10              23-Apr-97      134.56      153.25             13-Aug-97      202.52      188.95
 3-Jan-97      107.38      130.43              24-Apr-97      135.91      154.10             14-Aug-97      203.02      188.92
 6-Jan-97      106.71      131.82              25-Apr-97      134.90      151.97             15-Aug-97      191.61      180.60
 7-Jan-97      106.71      130.90              28-Apr-97      137.25      151.39             18-Aug-97      198.32      185.26
 8-Jan-97      109.06      131.72              29-Apr-97      141.95      154.14             19-Aug-97      198.15      191.31
 9-Jan-97      110.74      131.27              30-Apr-97      143.62      154.14             20-Aug-97      207.72      193.79
10-Jan-97      111.74      130.58               1-May-97      147.32      156.03             21-Aug-97      204.03      191.88
13-Jan-97      111.41      131.81               2-May-97      149.66      155.80             22-Aug-97      199.33      185.45
14-Jan-97      111.74      132.83               5-May-97      148.99      157.41             25-Aug-97      199.16      186.21
15-Jan-97      111.74      133.61               6-May-97      145.64      157.85             26-Aug-97      196.98      182.42
16-Jan-97      115.77      135.20               7-May-97      144.63      156.69             27-Aug-97      198.15      183.21
17-Jan-97      114.43      135.30               9-May-97      149.33      157.66             28-Aug-97      194.30      177.14
20-Jan-97      113.09      136.02              12-May-97      149.33      159.13             29-Aug-97      192.28      175.33
21-Jan-97      112.42      135.76              13-May-97      150.67      158.72              2-Sep-97      205.20      186.82
22-Jan-97      109.73      137.57              14-May-97      152.69      160.90              3-Sep-97      209.90      187.51
23-Jan-97      109.06      138.32              15-May-97      154.70      160.53              4-Sep-97      207.55      185.02
24-Jan-97      108.39      136.64              16-May-97      154.70      160.39              5-Sep-97      204.87      185.06
27-Jan-97      108.39      137.81              19-May-97      155.37      159.00              8-Sep-97      203.19      182.78
28-Jan-97      107.38      137.95              20-May-97      156.71      162.33              9-Sep-97      201.68      180.75
29-Jan-97      106.71      135.82              21-May-97      157.05      161.71             10-Sep-97      195.47      177.20
30-Jan-97      106.71      136.32              22-May-97      155.37      162.34             11-Sep-97      195.13      172.85
31-Jan-97      107.38      136.44              23-May-97      156.38      164.00             12-Sep-97      200.17      174.61
 3-Feb-97      111.07      136.25              27-May-97      154.03      162.78             15-Sep-97      198.83      175.57
 4-Feb-97      110.40      137.35              28-May-97      152.01      162.54             16-Sep-97      200.00      178.12
 5-Feb-97      108.72      139.22              29-May-97      153.36      162.47             17-Sep-97      203.69      181.35
 6-Feb-97      108.05      138.77              30-May-97      150.34      159.71             18-Sep-97      202.01      182.29
 7-Feb-97      108.72      140.18               2-Jun-97      153.69      163.05             19-Sep-97      201.01      181.55
10-Feb-97      107.05      140.34               3-Jun-97      155.03      163.96             22-Sep-97      207.05      183.84
11-Feb-97      105.37      141.09               4-Jun-97      161.74      165.00             23-Sep-97      207.38      183.58
12-Feb-97      110.74      142.47               5-Jun-97      164.43      165.72             24-Sep-97      210.57      182.77
13-Feb-97      115.44      143.87               6-Jun-97      164.09      166.47             25-Sep-97      213.42      182.64
14-Feb-97      112.75      145.28               9-Jun-97      163.42      167.46             26-Sep-97      214.93      182.64
18-Feb-97      117.11      147.81              10-Jun-97      162.75      167.75             29-Sep-97      218.62      182.73
19-Feb-97      119.80      148.50              11-Jun-97      158.72      167.02             30-Sep-97      225.50      185.77
20-Feb-97      117.11      149.07              12-Jun-97      161.07      169.49              1-Oct-97      237.92      190.58
21-Feb-97      117.45      148.15              13-Jun-97      162.75      170.84              2-Oct-97      233.05      189.86
24-Feb-97      118.12      147.19              16-Jun-97      169.80      171.63              3-Oct-97      236.24      194.52
25-Feb-97      119.80      148.11              17-Jun-97      177.85      171.06              6-Oct-97      232.89      194.21
26-Feb-97      121.14      151.48              18-Jun-97      186.91      171.46              7-Oct-97      229.53      191.95
27-Feb-97      122.48      151.54              19-Jun-97      185.23      171.46              8-Oct-97      228.19      190.83
28-Feb-97      120.81      150.87              20-Jun-97      185.23      174.10              9-Oct-97      229.53      184.99
 3-Mar-97      121.81      148.91              23-Jun-97      185.23      173.83             10-Oct-97      222.48      183.30
 4-Mar-97      125.84      148.67              24-Jun-97      188.93      173.87             13-Oct-97      222.65      189.45
 5-Mar-97      130.54      152.13              25-Jun-97      194.63      175.97             14-Oct-97      222.15      188.82
 6-Mar-97      127.52      152.50              26-Jun-97      192.28      175.80             15-Oct-97      221.81      186.50
 7-Mar-97      126.51      154.40              27-Jun-97      194.30      175.76             16-Oct-97      217.78      184.16
10-Mar-97      125.84      154.46              30-Jun-97      192.95      173.97             17-Oct-97      215.60      182.66
11-Mar-97      126.85      155.47               1-Jul-97      189.26      175.94             20-Oct-97      219.80      183.22
12-Mar-97      123.82      156.33               2-Jul-97      188.09      177.49             21-Oct-97      231.21      186.28
13-Mar-97      119.13      153.34               3-Jul-97      192.95      181.14             22-Oct-97      230.66      184.85
14-Mar-97      120.47      153.06               7-Jul-97      198.32      185.54             23-Oct-97      218.12      178.18
17-Mar-97      120.13      154.68               8-Jul-97      197.15      185.37             24-Oct-97      215.10      179.98
18-Mar-97      119.80      152.13               9-Jul-97      196.31      188.87             27-Oct-97      195.13      173.89
19-Mar-97      120.13      149.77              10-Jul-97      199.33      186.72             28-Oct-97      208.72      168.77
20-Mar-97      115.10      148.42              11-Jul-97      199.50      189.10             29-Oct-97      211.41      177.57

  Date        Philips        AEX                 Date        Philips        AEX                Date        Philips        AEX
---------     -------      ------              ---------     -------      ------             ---------     -------      ------
30-Oct-97      205.03      172.73              24-Feb-98      209.73      209.53             15-Jun-98      224.16      234.68
31-Oct-97      210.40      173.57              25-Feb-98      208.56      211.16             16-Jun-98      228.86      237.23
 3-Nov-97      215.94      178.25              26-Feb-98      211.41      214.16             17-Jun-98      237.75      234.45
 4-Nov-97      211.24      175.46              27-Feb-98      209.06      215.58             18-Jun-98      234.06      232.79
 5-Nov-97      217.11      177.40               2-Mar-98      211.07      216.12             19-Jun-98      230.37      231.05
 6-Nov-97      213.76      175.69               3-Mar-98      204.19      220.04             22-Jun-98      234.23      234.33
 7-Nov-97      209.56      171.47               4-Mar-98      203.36      217.93             23-Jun-98      224.16      233.25
10-Nov-97      203.52      173.06               5-Mar-98      195.47      217.01             24-Jun-98      232.38      237.42
11-Nov-97      203.02      172.79               6-Mar-98      196.81      214.17             25-Jun-98      230.37      238.73
12-Nov-97      189.26      170.53               9-Mar-98      202.52      219.87             26-Jun-98      224.66      241.87
13-Nov-97      185.23      171.02              10-Mar-98      202.68      221.92             29-Jun-98      221.31      242.37
14-Nov-97      186.58      172.05              11-Mar-98      202.18      220.85             30-Jun-98      227.85      246.66
17-Nov-97      190.94      177.09              12-Mar-98      200.67      221.62              1-Jul-98      238.59      248.17
18-Nov-97      191.61      177.69              13-Mar-98      202.68      219.95              2-Jul-98      235.57      251.04
19-Nov-97      190.10      175.82              16-Mar-98      200.67      223.89              6-Jul-98      235.07      250.73
20-Nov-97      193.46      178.68              17-Mar-98      195.64      225.51              7-Jul-98      236.24      251.54
21-Nov-97      197.15      181.45              18-Mar-98      193.29      226.03              8-Jul-98      237.25      254.39
24-Nov-97      184.56      176.77              19-Mar-98      192.11      223.22              9-Jul-98      232.05      253.93
25-Nov-97      180.20      175.92              20-Mar-98      193.29      222.46             10-Jul-98      230.87      252.09
26-Nov-97      181.21      178.17              23-Mar-98      193.96      226.35             13-Jul-98      235.74      256.05
28-Nov-97      179.87      178.04              24-Mar-98      199.66      226.74             14-Jul-98      242.45      260.18
 1-Dec-97      189.09      183.77              25-Mar-98      205.37      228.20             15-Jul-98      251.34      260.98
 2-Dec-97      181.04      184.50              26-Mar-98      205.70      230.44             16-Jul-98      252.01      258.91
 3-Dec-97      175.50      183.64              27-Mar-98      203.36      227.99             17-Jul-98      243.96      262.10
 4-Dec-97      179.36      185.51              30-Mar-98      198.99      230.36             20-Jul-98      237.75      265.66
 5-Dec-97      180.20      185.87              31-Mar-98      197.15      227.97             21-Jul-98      230.87      264.63
 8-Dec-97      181.88      187.08               1-Apr-98      197.32      227.45             22-Jul-98      232.21      262.07
 9-Dec-97      180.03      186.58               2-Apr-98      195.64      230.74             23-Jul-98      221.31      258.47
10-Dec-97      171.81      183.81               3-Apr-98      190.94      232.82             24-Jul-98      216.78      256.86
11-Dec-97      161.07      178.40               6-Apr-98      196.98      234.66             27-Jul-98      216.44      253.11
12-Dec-97      149.33      179.25               7-Apr-98      193.12      239.39             28-Jul-98      217.45      253.20
15-Dec-97      151.01      179.46               8-Apr-98      198.66      235.51             29-Jul-98      220.81      251.37
16-Dec-97      152.52      182.69               9-Apr-98      200.17      235.24             30-Jul-98      223.49      251.93
17-Dec-97      160.24      184.71              13-Apr-98      202.85      236.02             31-Jul-98      219.30      248.23
18-Dec-97      160.40      183.25              14-Apr-98      206.21      237.23              3-Aug-98      217.95      242.42
19-Dec-97      158.39      177.59              15-Apr-98      206.04      237.73              4-Aug-98      215.27      244.76
22-Dec-97      162.42      178.67              16-Apr-98      201.85      233.64              5-Aug-98      219.46      239.64
23-Dec-97      155.70      177.04              17-Apr-98      201.51      234.59              6-Aug-98      222.82      234.82
24-Dec-97      159.56      177.76              20-Apr-98      213.59      238.55              7-Aug-98      220.97      238.15
29-Dec-97      161.41      183.39              21-Apr-98      223.32      239.88             10-Aug-98      214.60      235.77
30-Dec-97      163.42      184.49              22-Apr-98      244.46      239.60             11-Aug-98      207.05      227.16
31-Dec-97      162.42      184.49              23-Apr-98      240.10      236.56             12-Aug-98      210.23      232.07
 2-Jan-98      164.09      187.18              24-Apr-98      242.28      235.59             13-Aug-98      206.21      231.31
 5-Jan-98      170.13      189.63              27-Apr-98      239.26      223.73             14-Aug-98      206.21      233.17
 6-Jan-98      165.10      187.84              28-Apr-98      236.91      227.92             17-Aug-98      209.40      230.81
 7-Jan-98      166.61      188.21              29-Apr-98      237.75      227.69             18-Aug-98      219.30      239.26
 8-Jan-98      164.26      186.86              30-Apr-98      241.95      227.69             19-Aug-98      220.30      242.30
 9-Jan-98      153.52      184.52               1-May-98      255.54      239.85             20-Aug-98      211.41      239.80
12-Jan-98      153.52      180.10               4-May-98      252.01      241.75             21-Aug-98      204.36      233.12
13-Jan-98      156.38      184.06               5-May-98      258.05      237.13             24-Aug-98      197.48      229.45
14-Jan-98      158.39      186.49               6-May-98      261.74      234.98             25-Aug-98      194.97      234.87
15-Jan-98      155.87      186.12               7-May-98      257.72      230.87             26-Aug-98      189.26      228.89
16-Jan-98      163.76      189.41               8-May-98      259.73      235.03             27-Aug-98      177.18      223.90
20-Jan-98      172.32      192.47              11-May-98      264.93      238.74             28-Aug-98      178.02      220.78
21-Jan-98      169.80      191.91              12-May-98      265.60      235.59             31-Aug-98      160.91      219.41
22-Jan-98      166.28      189.61              13-May-98      263.25      237.05              1-Sep-98      169.97      215.70
23-Jan-98      166.95      188.43              14-May-98      270.81      235.06              2-Sep-98      170.64      222.17
26-Jan-98      170.80      189.29              15-May-98      269.80      236.00              3-Sep-98      169.13      216.02
27-Jan-98      171.98      189.70              18-May-98      261.24      232.53              4-Sep-98      161.91      216.60
28-Jan-98      178.19      191.78              19-May-98      272.82      237.74              8-Sep-98      174.50      221.24
29-Jan-98      182.05      193.10              20-May-98      267.45      241.14              9-Sep-98      169.80      217.39
30-Jan-98      178.86      193.17              21-May-98      267.28      241.18             10-Sep-98      163.25      206.23
 2-Feb-98      184.40      194.90              22-May-98      264.60      246.31             11-Sep-98      164.43      204.03
 3-Feb-98      182.55      193.94              26-May-98      262.08      245.72             14-Sep-98      160.40      208.72
 4-Feb-98      175.84      192.38              27-May-98      255.03      241.95             15-Sep-98      158.56      204.89
 5-Feb-98      181.38      194.78              28-May-98      254.36      240.02             16-Sep-98      157.05      207.44
 6-Feb-98      182.55      196.27              29-May-98      255.37      242.00             17-Sep-98      142.79      199.41
 9-Feb-98      176.01      196.67               1-Jun-98      253.02      242.40             18-Sep-98      136.91      193.76
10-Feb-98      179.53      195.89               2-Jun-98      248.83      243.85             21-Sep-98      123.49      182.26
11-Feb-98      184.06      197.81               3-Jun-98      245.30      240.94             22-Sep-98      129.03      190.59
12-Feb-98      197.32      196.48               4-Jun-98      247.99      242.93             23-Sep-98      143.96      195.99
13-Feb-98      194.80      196.80               5-Jun-98      246.98      244.98             24-Sep-98      135.57      195.74
17-Feb-98      204.87      199.06               8-Jun-98      256.38      243.62             25-Sep-98      142.28      191.39
18-Feb-98      203.02      203.23               9-Jun-98      254.19      243.45             28-Sep-98      143.29      195.74
19-Feb-98      201.68      205.21              10-Jun-98      247.99      242.97             29-Sep-98      145.47      193.42
20-Feb-98      201.85      205.03              11-Jun-98      235.91      236.73             30-Sep-98      143.29      188.63
23-Feb-98      205.37      205.91              12-Jun-98      231.71      233.15              1-Oct-98      136.41      180.92

  Date        Philips        AEX                 Date        Philips        AEX                Date        Philips        AEX
---------     -------      ------              ---------     -------      ------             ---------     -------      ------
 2-Oct-98      134.06      171.35              25-Jan-99      215.44      233.77             14-May-99      245.13      242.00
 5-Oct-98      130.20      167.46              26-Jan-99      204.70      234.34             17-May-99      244.80      244.83
 6-Oct-98      132.21      177.32              27-Jan-99      199.66      236.55             18-May-99      244.30      248.30
 7-Oct-98      128.36      173.07              28-Jan-99      197.65      239.83             19-May-99      247.31      251.36
 8-Oct-98      122.48      167.13              29-Jan-99      195.47      236.77             20-May-99      239.09      252.38
 9-Oct-98      134.23      171.86               1-Feb-99      190.94      240.29             21-May-99      239.26      249.61
12-Oct-98      140.27      181.66               2-Feb-99      192.45      237.08             24-May-99      233.56      249.14
13-Oct-98      141.95      185.28               3-Feb-99      196.31      234.56             25-May-99      227.68      246.13
14-Oct-98      149.33      188.59               4-Feb-99      193.29      236.40             26-May-99      231.54      245.80
15-Oct-98      158.39      190.08               5-Feb-99      190.44      237.78             27-May-99      231.38      246.54
16-Oct-98      156.71      192.38               8-Feb-99      193.96      235.05             28-May-99      231.21      246.16
19-Oct-98      151.34      190.10               9-Feb-99      192.78      230.52              1-Jun-99      242.11      247.66
20-Oct-98      159.23      196.88              10-Feb-99      193.46      228.05              2-Jun-99      238.93      250.98
21-Oct-98      167.62      196.00              11-Feb-99      192.28      230.53              3-Jun-99      237.75      252.09
22-Oct-98      148.32      196.34              12-Feb-99      187.25      232.87              4-Jun-99      238.26      252.96
23-Oct-98      140.77      194.42              16-Feb-99      185.23      232.86              7-Jun-99      242.28      252.17
26-Oct-98      144.13      194.93              17-Feb-99      181.71      232.65              8-Jun-99      252.18      253.08
27-Oct-98      148.83      201.02              18-Feb-99      184.23      228.78              9-Jun-99      253.02      251.09
28-Oct-98      146.14      196.95              19-Feb-99      186.91      227.91             10-Jun-99      255.03      252.50
29-Oct-98      141.95      196.41              22-Feb-99      195.13      230.33             11-Jun-99      254.03      251.69
30-Oct-98      148.32      200.54              23-Feb-99      197.15      235.09             14-Jun-99      249.33      251.60
 2-Nov-98      159.23      208.10              24-Feb-99      191.11      238.81             15-Jun-99      249.50      253.96
 3-Nov-98      154.36      208.87              25-Feb-99      188.25      239.77             16-Jun-99      254.03      254.89
 4-Nov-98      163.59      214.00              26-Feb-99      186.91      237.84             17-Jun-99      254.19      256.32
 5-Nov-98      166.61      210.98               1-Mar-99      184.90      238.56             18-Jun-99      251.34      259.30
 6-Nov-98      165.94      213.49               2-Mar-99      183.39      234.64             21-Jun-99      256.21      257.05
 9-Nov-98      159.23      214.10               3-Mar-99      183.89      234.10             22-Jun-99      261.58      254.48
10-Nov-98      157.21      210.56               4-Mar-99      181.54      231.01             23-Jun-99      262.58      252.36
11-Nov-98      160.40      212.49               5-Mar-99      187.42      229.57             24-Jun-99      261.24      249.92
12-Nov-98      162.42      209.74               8-Mar-99      187.08      235.63             25-Jun-99      259.23      250.84
13-Nov-98      163.93      208.66               9-Mar-99      187.75      233.84             28-Jun-99      261.91      251.66
16-Nov-98      169.46      213.80              10-Mar-99      191.44      232.40             29-Jun-99      266.61      249.72
17-Nov-98      172.32      213.09              11-Mar-99      197.32      231.68             30-Jun-99      270.81      253.84
18-Nov-98      182.22      212.75              12-Mar-99      194.63      234.76              1-Jul-99      267.79      254.54
19-Nov-98      184.06      216.70              15-Mar-99      200.34      237.18              2-Jul-99      268.96      259.00
20-Nov-98      187.08      224.10              16-Mar-99      205.87      238.08              6-Jul-99      273.83      258.65
23-Nov-98      187.75      228.34              17-Mar-99      209.56      240.57              7-Jul-99      272.48      257.65
24-Nov-98      180.03      225.45              18-Mar-99      214.09      240.27              8-Jul-99      270.81      257.55
25-Nov-98      172.48      225.09              19-Mar-99      212.92      239.21              9-Jul-99      272.82      261.15
27-Nov-98      177.01      229.30              22-Mar-99      214.60      243.48             12-Jul-99      264.60      261.80
30-Nov-98      169.97      222.24              23-Mar-99      207.38      242.19             13-Jul-99      273.66      259.05
 1-Dec-98      170.47      211.76              24-Mar-99      207.38      237.03             14-Jul-99      284.56      262.26
 2-Dec-98      166.78      207.51              25-Mar-99      216.44      233.94             15-Jul-99      292.45      264.47
 3-Dec-98      173.99      212.57              26-Mar-99      210.91      237.61             16-Jul-99      290.77      261.93
 4-Dec-98      181.88      215.63              29-Mar-99      217.28      233.86             19-Jul-99      294.46      262.03
 7-Dec-98      180.70      216.79              30-Mar-99      214.77      237.87             20-Jul-99      278.86      255.97
 8-Dec-98      180.54      217.74              31-Mar-99      221.31      237.80             21-Jul-99      278.19      252.63
 9-Dec-98      187.25      220.50               1-Apr-99      218.12      238.92             22-Jul-99      254.70      248.96
10-Dec-98      178.36      220.63               5-Apr-99      222.15      237.45             23-Jul-99      259.90      247.60
11-Dec-98      178.19      216.30               6-Apr-99      217.28      238.66             26-Jul-99      255.70      244.09
14-Dec-98      170.47      215.17               7-Apr-99      221.48      241.42             27-Jul-99      263.76      245.37
15-Dec-98      175.67      218.86               8-Apr-99      220.30      239.25             28-Jul-99      268.96      247.49
16-Dec-98      166.44      221.53               9-Apr-99      211.75      239.28             29-Jul-99      268.46      242.98
17-Dec-98      173.49      224.80              12-Apr-99      214.77      238.58             30-Jul-99      271.48      245.97
18-Dec-98      184.23      225.72              13-Apr-99      216.27      240.73              2-Aug-99      266.95      242.18
21-Dec-98      182.22      232.71              14-Apr-99      214.93      241.89              3-Aug-99      264.76      240.26
22-Dec-98      179.53      233.29              15-Apr-99      217.11      241.27              4-Aug-99      260.74      240.59
23-Dec-98      180.37      237.08              16-Apr-99      223.99      244.04              5-Aug-99      259.90      235.40
24-Dec-98      181.21      237.99              19-Apr-99      225.67      248.92              6-Aug-99      254.87      238.11
28-Dec-98      179.03      240.77              20-Apr-99      218.29      244.57              9-Aug-99      253.52      241.80
29-Dec-98      180.20      241.23              21-Apr-99      226.51      247.06             10-Aug-99      247.99      238.86
30-Dec-98      179.70      239.56              22-Apr-99      240.60      249.88             11-Aug-99      259.73      241.11
31-Dec-98      181.71      239.56              23-Apr-99      237.08      249.73             12-Aug-99      262.58      246.21
 4-Jan-99      187.92      248.72              26-Apr-99      240.94      251.76             13-Aug-99      272.99      251.16
 5-Jan-99      194.97      252.08              27-Apr-99      239.26      255.60             16-Aug-99      269.63      252.05
 6-Jan-99      206.38      259.71              28-Apr-99      231.21      255.87             17-Aug-99      273.32      254.98
 7-Jan-99      202.01      249.67              29-Apr-99      229.87      255.20             18-Aug-99      266.61      253.68
 8-Jan-99      203.52      248.86              30-Apr-99      228.52      255.20             19-Aug-99      267.11      249.42
11-Jan-99      199.33      242.85               3-May-99      236.91      256.20             20-Aug-99      267.62      251.21
12-Jan-99      193.96      238.61               4-May-99      233.05      257.49             23-Aug-99      268.96      254.25
13-Jan-99      187.58      225.73               5-May-99      233.72      253.67             24-Aug-99      277.18      254.80
14-Jan-99      184.73      228.77               6-May-99      231.21      251.22             25-Aug-99      285.40      259.78
15-Jan-99      193.29      235.20               7-May-99      236.58      251.83             26-Aug-99      280.87      260.81
19-Jan-99      199.33      244.24              10-May-99      240.10      250.08             27-Aug-99      280.37      260.26
20-Jan-99      209.23      246.15              11-May-99      243.29      249.08             30-Aug-99      277.68      260.03
21-Jan-99      204.03      241.97              12-May-99      247.99      247.78             31-Aug-99      276.01      254.71
22-Jan-99      207.89      230.82              13-May-99      250.67      245.69              1-Sep-99      276.18      254.67

  Date        Philips        AEX                 Date        Philips        AEX                Date        Philips        AEX
---------     -------      ------              ---------     -------      ------             ---------     -------      ------
 2-Sep-99      267.62      251.41              15-Feb-00      458.39      290.28             28-Jul-00      444.30      295.34
 3-Sep-99      278.69      257.48              16-Feb-00      452.85      294.00             31-Jul-00      482.55      297.32
 7-Sep-99      290.77      261.01              17-Feb-00      429.53      297.23              1-Aug-00      492.62      298.53
 8-Sep-99      280.87      259.11              18-Feb-00      433.05      291.54              2-Aug-00      475.17      300.79
 9-Sep-99      280.87      261.38              22-Feb-00      463.09      288.94              3-Aug-00      457.72      296.69
10-Sep-99      291.11      263.28              23-Feb-00      483.05      288.02              4-Aug-00      448.32      299.67
13-Sep-99      285.23      261.46              24-Feb-00      481.88      290.36              7-Aug-00      451.01      302.84
14-Sep-99      286.07      259.31              25-Feb-00      503.69      290.81              8-Aug-00      444.30      301.84
15-Sep-99      283.89      259.35              28-Feb-00      502.35      294.82              9-Aug-00      472.48      304.30
16-Sep-99      281.04      256.62              29-Feb-00      514.09      291.25             10-Aug-00      470.47      304.19
17-Sep-99      279.87      254.58               1-Mar-00      542.62      295.59             11-Aug-00      470.47      304.36
20-Sep-99      275.34      256.56               2-Mar-00      530.87      297.53             14-Aug-00      499.33      305.73
21-Sep-99      263.93      251.30               3-Mar-00      556.88      299.29             15-Aug-00      493.29      306.02
22-Sep-99      270.64      251.02               6-Mar-00      545.30      302.81             16-Aug-00      501.34      306.95
23-Sep-99      268.29      251.63               7-Mar-00      514.09      302.68             17-Aug-00      513.42      307.89
24-Sep-99      262.92      246.66               8-Mar-00      517.11      301.34             18-Aug-00      522.82      308.70
27-Sep-99      270.30      250.25               9-Mar-00      528.52      300.25             21-Aug-00      516.78      308.57
28-Sep-99      270.30      246.94              10-Mar-00      520.13      297.28             22-Aug-00      518.12      309.72
29-Sep-99      269.63      246.61              13-Mar-00      509.06      301.08             23-Aug-00      510.74      309.45
30-Sep-99      271.14      243.60              14-Mar-00      491.95      292.82             24-Aug-00      516.78      309.78
 1-Oct-99      266.11      239.88              15-Mar-00      468.46      294.21             25-Aug-00      526.17      307.63
 4-Oct-99      275.84      243.73              16-Mar-00      483.22      286.58             28-Aug-00      530.87      309.53
 5-Oct-99      273.15      246.19              17-Mar-00      469.97      295.19             29-Aug-00      525.50      307.64
 6-Oct-99      282.21      246.73              20-Mar-00      479.70      299.10             30-Aug-00      510.74      304.95
 7-Oct-99      281.71      247.30              21-Mar-00      496.64      298.87             31-Aug-00      529.53      306.82
 8-Oct-99      282.89      246.89              22-Mar-00      489.60      299.29              1-Sep-00      546.98      309.34
11-Oct-99      281.88      249.08              23-Mar-00      477.01      302.29              5-Sep-00      540.27      310.60
12-Oct-99      270.47      247.46              24-Mar-00      483.39      298.98              6-Sep-00      500.00      309.26
13-Oct-99      263.76      245.63              27-Mar-00      488.09      304.13              7-Sep-00      506.71      309.21
14-Oct-99      261.91      243.51              28-Mar-00      496.81      303.53              8-Sep-00      493.96      305.47
15-Oct-99      259.90      239.38              29-Mar-00      487.42      306.12             11-Sep-00      479.87      305.97
18-Oct-99      252.35      235.45              30-Mar-00      464.09      303.80             12-Sep-00      477.85      303.61
19-Oct-99      256.04      239.58              31-Mar-00      459.90      295.67             13-Sep-00      487.92      301.40
20-Oct-99      251.85      242.16               3-Apr-00      428.02      294.70             14-Sep-00      499.33      301.39
21-Oct-99      267.62      239.21               4-Apr-00      423.99      289.64             15-Sep-00      493.96      300.99
22-Oct-99      270.64      244.41               5-Apr-00      416.27      291.84             18-Sep-00      480.54      297.44
25-Oct-99      270.13      243.77               6-Apr-00      457.21      285.04             19-Sep-00      491.95      296.77
26-Oct-99      263.42      245.75               7-Apr-00      482.55      293.07             20-Sep-00      481.88      295.66
27-Oct-99      258.22      245.80              10-Apr-00      453.69      298.73             21-Sep-00      475.84      291.90
28-Oct-99      265.27      252.81              11-Apr-00      435.23      299.04             22-Sep-00      455.70      290.55
29-Oct-99      279.03      254.45              12-Apr-00      401.68      293.96             25-Sep-00      456.38      293.04
 1-Nov-99      268.96      253.28              13-Apr-00      416.11      294.26             26-Sep-00      454.36      290.66
 2-Nov-99      272.65      253.19              14-Apr-00      400.00      293.80             27-Sep-00      464.43      291.94
 3-Nov-99      284.90      257.72              17-Apr-00      425.50      289.47             28-Sep-00      471.14      293.12
 4-Nov-99      295.30      260.20              18-Apr-00      447.65      283.84             29-Sep-00      456.38      294.36
 5-Nov-99      295.13      259.39              19-Apr-00      473.83      287.65              2-Oct-00      457.05      296.34
 8-Nov-99      287.75      259.03              20-Apr-00      478.52      291.09              3-Oct-00      448.32      298.21
 9-Nov-99      294.80      259.59              24-Apr-00      455.03      292.78              4-Oct-00      450.34      297.66
10-Nov-99      307.89      261.28              25-Apr-00      491.28      293.38              5-Oct-00      436.24      298.94
11-Nov-99      325.84      264.67              26-Apr-00      474.50      296.51              6-Oct-00      413.42      295.95
12-Nov-99      312.25      262.48              27-Apr-00      479.19      289.20              9-Oct-00      409.40      291.41
15-Nov-99      314.93      266.86              28-Apr-00      479.19      294.30             10-Oct-00      387.25      291.29
16-Nov-99      314.09      268.81               1-May-00      485.23      297.01             24-Oct-00      426.17      300.26
17-Nov-99      312.75      268.56               2-May-00      476.51      299.71             25-Oct-00      395.97      297.66
18-Nov-99      313.09      270.38               3-May-00      459.73      298.06             26-Oct-00      410.07      297.89
19-Nov-99      312.42      270.18               4-May-00      455.70      295.94             27-Oct-00      414.77      299.68
22-Nov-99      305.87      267.68               5-May-00      467.79      298.25             30-Oct-00      408.72      300.63
23-Nov-99      300.67      267.04               8-May-00      459.06      297.63             31-Oct-00      428.86      302.83
24-Nov-99      310.40      266.53               9-May-00      451.01      295.22              1-Nov-00      429.53      304.67
26-Nov-99      327.35      271.44              10-May-00      432.21      292.57              2-Nov-00      430.87      304.15
29-Nov-99      324.16      271.92              11-May-00      452.35      293.16              3-Nov-00      432.89      305.76
30-Nov-99      320.81      267.92              12-May-00      469.13      297.38              6-Nov-00      435.57      307.18
 1-Dec-99      335.57      268.13              15-May-00      468.46      296.83              7-Nov-00      422.15      305.80
 2-Dec-99      332.38      269.74              16-May-00      482.55      301.16              8-Nov-00      408.72      306.28
 3-Dec-99      336.24      274.78              17-May-00      465.77      297.32              9-Nov-00      398.66      303.41
 6-Dec-99      344.13      272.21              18-May-00      459.06      297.34             10-Nov-00      370.47      300.14
 7-Dec-99      345.30      272.32              19-May-00      440.27      290.32             13-Nov-00      375.17      295.63
 8-Dec-99      351.34      271.68              22-May-00      420.81      285.59             14-Nov-00      402.01      302.13
 9-Dec-99      359.06      275.03              23-May-00      416.11      286.71             15-Nov-00      404.70      303.29
10-Dec-99      355.37      275.60              24-May-00      418.79      285.88             16-Nov-00      381.21      301.37
13-Dec-99      345.81      277.79              25-May-00      430.20      287.25             17-Nov-00      384.56      302.66
14-Dec-99      334.23      278.40              26-May-00      444.30      287.41             20-Nov-00      355.03      296.33
15-Dec-99      324.83      276.85              30-May-00      471.14      291.79             21-Nov-00      357.05      297.38
16-Dec-99      348.99      279.38              31-May-00      474.50      291.49             11-Oct-00      374.50      283.57
17-Dec-99      353.36      282.44               1-Jun-00      499.33      291.68             12-Oct-00      377.18      285.33
20-Dec-99      344.97      286.35               2-Jun-00      534.23      301.66             13-Oct-00      418.12      285.67
21-Dec-99      351.68      286.39               5-Jun-00      520.13      299.32             16-Oct-00      402.01      286.53
22-Dec-99      355.03      290.86               6-Jun-00      510.07      297.56             17-Oct-00      378.52      284.54
23-Dec-99      357.21      293.29               7-Jun-00      520.13      296.60             18-Oct-00      369.80      281.93
27-Dec-99      356.54      293.88               8-Jun-00      525.50      299.08             19-Oct-00      419.46      288.88
28-Dec-99      353.69      293.85               9-Jun-00      513.42      299.80             20-Oct-00      416.11      291.96
29-Dec-99      352.18      293.01              12-Jun-00      507.38      299.35             23-Oct-00      419.46      295.01
30-Dec-99      358.22      294.77              13-Jun-00      521.48      300.66             22-Nov-00      336.24      290.23
31-Dec-99      362.42      298.76              14-Jun-00      528.86      304.04             24-Nov-00      375.84      288.66
 3-Jan-00      378.52      300.55              15-Jun-00      526.17      305.04             27-Nov-00      386.58      293.83
 4-Jan-00      355.37      285.79              16-Jun-00      520.13      303.67             28-Nov-00      364.43      296.93
 5-Jan-00      366.95      281.36              19-Jun-00      538.93      301.33             29-Nov-00      379.19      294.55
 6-Jan-00      343.62      277.76              20-Jun-00      554.36      303.47             30-Nov-00      352.35      294.73
 7-Jan-00      365.77      286.95              21-Jun-00      570.80      304.76              1-Dec-00      376.51      289.20
10-Jan-00      373.49      291.52              22-Jun-00      540.27      304.44              4-Dec-00      383.89      293.83
11-Jan-00      375.84      288.76              23-Jun-00      536.24      303.79              5-Dec-00      422.82      288.83
12-Jan-00      388.25      284.07              26-Jun-00      539.26      305.26              6-Dec-00      416.78      294.42
13-Jan-00      399.66      285.77              27-Jun-00      528.52      304.10              7-Dec-00      408.05      293.21
14-Jan-00      412.42      291.73              28-Jun-00      533.89      303.99              8-Dec-00      431.54      292.06
18-Jan-00      410.07      288.22              29-Jun-00      496.98      296.67             11-Dec-00      442.95      292.46
19-Jan-00      399.50      285.94              30-Jun-00      509.73      299.09             12-Dec-00      426.17      295.54
20-Jan-00      414.93      286.92               3-Jul-00      517.11      297.25             13-Dec-00      402.01      293.40
21-Jan-00      406.21      285.44               5-Jul-00      486.91      297.17             14-Dec-00      393.96      290.11
24-Jan-00      403.69      287.25               6-Jul-00      489.93      296.18             15-Dec-00      385.91      284.33
25-Jan-00      416.11      284.80               7-Jul-00      509.73      300.35             18-Dec-00      377.85      277.88
26-Jan-00      408.05      283.62              10-Jul-00      515.77      302.06             19-Dec-00      369.13      281.07
27-Jan-00      400.17      282.50              11-Jul-00      518.79      302.85             20-Dec-00      338.26      284.06
28-Jan-00      396.81      281.43              12-Jul-00      535.24      305.40             21-Dec-00      345.64      277.58
31-Jan-00      396.64      272.49              13-Jul-00      547.65      305.70             22-Dec-00      361.74      276.98
 1-Feb-00      403.52      275.54              14-Jul-00      557.38      305.86             26-Dec-00      365.77      278.94
 2-Feb-00      415.44      279.96              17-Jul-00      578.19      306.63             27-Dec-00      380.54      282.63
 3-Feb-00      452.01      289.05              18-Jul-00      538.93      304.17             28-Dec-00      381.88      285.12
 4-Feb-00      446.64      294.11              19-Jul-00      531.54      302.73             29-Dec-00      389.26      283.72
 7-Feb-00      443.62      290.31              20-Jul-00      546.98      304.52              2-Jan-01      377.85      282.19
 8-Feb-00      469.30      297.09              21-Jul-00      540.27      302.13              3-Jan-01      400.00      280.27
 9-Feb-00      465.44      296.87              24-Jul-00      528.86      304.17              4-Jan-01      401.34      284.33
10-Feb-00      487.25      294.26              25-Jul-00      522.82      303.99              5-Jan-01      408.72      282.92
11-Feb-00      466.44      294.88              26-Jul-00      515.44      302.79              8-Jan-01      426.17      280.85
14-Feb-00      467.11      291.33              27-Jul-00      466.44      299.06              9-Jan-01      422.15      281.70

Stockholders' equity increased by EUR 6,979 million to a level of EUR 21,736 million at year-end 2000. The effect of the net income of EUR 9,602 million in 2000 was partly offset by the 3% share reduction program, which reduced equity by EUR 1,673 million. The currency effects on equity resulted in an increase of EUR 96 million, while the deferred results of financial derivative transactions within equity increased equity by EUR 159 million. Furthermore, equity was reduced by treasury stock transactions of EUR 578 million and by dividend payments of EUR 399 million, related to the profit distribution for the year 1999. As a consequence of a change in accounting policies, product/process development costs, previously included in inventories, have been excluded and charged to equity for an amount of EUR 241 million on January 1, 2000.

The EUR 197 million increase in equity in 1999 was mainly due to 1999 net income of EUR 1,799 million, to a large extent offset by an 8% share reduction program (EUR 1,490 million).

The number of outstanding common shares of Royal Philips Electronics at December 31, 2000 was 1,284 million (1999: 1,332 million shares -- after stock split) in 2000.

5-YEAR RELATIVE PERFORMANCE: PHILIPS, S&P 100, S&P 500, Soxx base 100 = Jan 3, 1996

   Date    Philips  S&P500  S&P100   Soxx       Date    Philips  S&P500  S&P100   Soxx       Date    Philips  S&P500  S&P100   Soxx
---------  -------  ------  ------  ------   ---------  -------  ------  ------  ------   ---------  -------  ------  ------  ------
 2-Jan-96  100.00   100.00  100.00  100.00   22-Apr-96   97.32   104.38  105.67   97.08    9-Aug-96   88.93   106.66  108.09   85.24
 3-Jan-96  101.68   100.10  100.15   96.01   23-Apr-96   96.31   104.97  106.23  100.24   12-Aug-96   89.26   107.26  109.07   84.82
 4-Jan-96  103.69    99.51   99.53   97.39   24-Apr-96   98.32   104.74  106.08  105.01   13-Aug-96   87.92   106.36  108.16   82.40
 5-Jan-96  104.36    99.35   99.56   97.17   25-Apr-96   97.65   105.18  106.32  106.00   14-Aug-96   88.93   106.66  108.56   83.71
 8-Jan-96  106.38    99.63   99.88   96.39   26-Apr-96   95.64   105.27  106.39  105.25   15-Aug-96   89.26   106.69  108.66   84.25
 9-Jan-96  102.01    98.18   98.48   88.96   29-Apr-96   95.64   105.39  106.53  102.47   16-Aug-96   89.26   107.17  108.91   83.33
10-Jan-96  100.67    96.42   96.58   87.58   30-Apr-96   96.31   105.39  106.54  102.09   19-Aug-96   88.93   107.39  108.92   83.19
11-Jan-96  104.70    97.09   97.37   91.63    1-May-96   96.64   105.45  106.49  103.10   20-Aug-96   89.93   107.24  108.81   82.52
12-Jan-96  104.36    96.95   97.15   89.05    2-May-96   95.97   103.65  104.78  104.10   21-Aug-96   89.93   107.14  108.63   84.50
15-Jan-96  102.35    96.63   96.93   82.11    3-May-96   96.31   103.37  104.44  104.97   22-Aug-96   92.28   108.05  109.55   85.78
16-Jan-96  105.03    98.02   98.35   85.53    6-May-96   96.64   103.23  104.36  104.81   23-Aug-96   91.28   107.46  109.01   84.53
17-Jan-96  103.36    97.69   97.82   84.36    7-May-96   95.97   102.82  103.97  102.86   26-Aug-96   90.94   106.95  108.41   83.67
18-Jan-96  103.02    97.99   98.12   85.08    8-May-96   96.64   103.87  105.14  103.46   27-Aug-96   91.95   107.36  108.73   84.53
19-Jan-96  104.03    98.57   98.74   86.13    9-May-96   95.30   103.98  105.13  101.81   28-Aug-96   91.95   107.10  108.41   83.90
22-Jan-96  104.70    98.82   99.01   88.93   10-May-96   95.30   105.05  106.11  101.34   29-Aug-96   91.28   105.91  107.15   84.80
23-Jan-96  103.36    98.72   98.97   88.88   13-May-96   95.64   106.57  107.68  105.95   30-Aug-96   90.94   105.04  106.39   83.94
24-Jan-96  108.05    99.88  100.25   94.72   14-May-96   94.63   107.23  108.51  106.94    3-Sep-96   89.93   105.48  106.93   83.79
25-Jan-96  107.05    99.40   99.79   92.95   15-May-96   96.31   107.20  108.38  105.22    4-Sep-96   89.60   105.62  107.03   83.25
26-Jan-96  107.38   100.14  100.65   93.07   16-May-96   95.64   107.11  108.23  105.51    5-Sep-96   88.93   104.63  105.95   79.56
29-Jan-96  107.05   100.56  101.22   91.40   17-May-96   95.30   107.76  109.07  105.30    6-Sep-96   89.26   105.63  106.93   80.19
30-Jan-96  106.71   101.52  102.20   92.28   20-May-96   95.97   108.44  110.14  104.89    9-Sep-96   88.93   106.93  108.24   79.94
31-Jan-96  107.72   102.46  103.07   92.50   21-May-96   95.30   108.38  109.90  102.05   10-Sep-96   88.59   106.94  108.31   80.07
 1-Feb-96  107.38   102.86  103.40   96.16   22-May-96   95.64   109.29  110.74  100.54   11-Sep-96   89.26   107.50  108.82   80.53
 2-Feb-96  108.39   102.43  102.93   97.07   23-May-96   95.30   108.90  110.28   99.32   12-Sep-96   88.59   108.12  109.45   81.33
 5-Feb-96  111.74   103.33  103.88  102.28   24-May-96   95.64   109.31  110.65   97.89   13-Sep-96   88.59   109.64  111.00   83.23
 6-Feb-96  111.74   104.12  104.90  104.58   28-May-96   94.29   108.30  109.82   99.34   16-Sep-96   89.26   110.19  111.57   85.73
 7-Feb-96  110.07   104.70  105.62  100.75   29-May-96   93.62   107.60  109.13   97.92   17-Sep-96   91.61   110.02  111.54   90.09
 8-Feb-96  110.74   105.69  106.52   99.97   30-May-96   94.29   108.21  109.68  100.41   18-Sep-96   91.95   109.79  111.43   89.15
 9-Feb-96  108.05   105.74  106.35   98.89   31-May-96   94.29   107.80  109.17  102.00   19-Sep-96   93.62   110.03  111.61   91.22
12-Feb-96  108.39   106.56  107.24   99.02    3-Jun-96   93.29   107.56  109.01  100.22   20-Sep-96   93.96   110.68  112.44   90.66
13-Feb-96  106.04   106.41  107.05   96.03    4-Jun-96   94.29   108.35  109.68   99.70   23-Sep-96   95.30   110.59  112.23   89.50
14-Feb-96  107.05   105.61  106.43   96.23    5-Jun-96   94.63   109.30  110.55   98.59   24-Sep-96   96.98   110.45  111.80   94.96
15-Feb-96  107.38   104.93  105.48   94.97    6-Jun-96   94.29   108.43  109.57   95.72   25-Sep-96   99.33   110.49  111.81   95.69
16-Feb-96  108.39   104.39  104.85   95.80    7-Jun-96   93.62   108.47  109.84   98.23   26-Sep-96   97.65   110.49  111.79   95.08
20-Feb-96  108.72   103.21  103.85   96.45   10-Jun-96   93.29   108.29  109.60   96.06   27-Sep-96   96.31   110.55  111.71   93.67
21-Feb-96  112.08   104.41  105.33   98.26   11-Jun-96   93.29   108.09  109.41   96.04   30-Sep-96   96.31   110.73  111.83   92.86
22-Feb-96  114.77   106.14  107.19  102.75   12-Jun-96   93.29   107.78  109.13   98.01    1-Oct-96   96.64   111.01  112.18   90.83
23-Feb-96  114.43   106.18  107.25  101.56   13-Jun-96   92.28   107.60  108.92   96.75    2-Oct-96   95.97   111.81  113.06   92.08
26-Feb-96  113.76   104.79  105.73  100.80   14-Jun-96   92.62   107.27  108.54   94.77    3-Oct-96   95.64   111.61  112.97   91.20
27-Feb-96  113.76   104.27  105.31   97.54   17-Jun-96   92.28   107.16  108.52   93.55    4-Oct-96   96.98   113.01  114.40   91.82
28-Feb-96  113.09   103.87  104.94   97.31   18-Jun-96   90.94   106.66  108.06   88.66    7-Oct-96   97.32   113.31  114.82   93.76
29-Feb-96  111.07   103.17  104.27   92.22   19-Jun-96   90.27   106.64  107.92   88.63    8-Oct-96   98.32   112.87  114.33   94.26
 1-Mar-96  111.41   103.81  104.94   88.55   20-Jun-96   89.60   106.66  108.10   89.00    9-Oct-96  100.67   112.25  113.66   96.91
 4-Mar-96  111.07   104.85  105.75   87.44   21-Jun-96   87.25   107.43  109.19   87.39   10-Oct-96  100.34   111.90  113.26   95.17
 5-Mar-96  111.41   105.65  106.64   89.25   24-Jun-96   85.57   107.75  109.41   87.83   11-Oct-96  101.68   112.88  114.45   96.94
 6-Mar-96  110.40   105.04  105.94   85.01   25-Jun-96   85.23   107.69  109.36   86.44   14-Oct-96   98.99   113.34  115.04   98.92
 7-Mar-96  108.05   105.30  106.28   84.67   26-Jun-96   85.23   107.03  108.70   84.62   15-Oct-96   96.31   113.18  114.98   98.85
 8-Mar-96  104.03   102.06  102.96   85.55   27-Jun-96   87.25   107.70  109.34   86.68   16-Oct-96   95.30   113.48  115.36   98.67
11-Mar-96  106.04   103.11  104.23   86.45   28-Jun-96   87.58   108.04  109.42   86.54   17-Oct-96   95.30   113.90  115.85   97.68
12-Mar-96  105.71   102.64  103.81   85.55    1-Jul-96   87.92   108.88  110.48   89.44   18-Oct-96   94.63   114.51  116.60   97.30
13-Mar-96  105.71   102.87  104.11   86.94    2-Jul-96   87.58   108.52  110.02   88.06   21-Oct-96   92.62   114.36  115.98   95.25
14-Mar-96  107.05   103.24  104.66   85.86    3-Jul-96   87.58   108.32  109.54   87.53   22-Oct-96   91.61   113.83  115.58   93.67
15-Mar-96  107.05   103.33  104.89   90.56    5-Jul-96   85.23   105.91  107.03   86.12   23-Oct-96   88.59   113.94  115.75   95.84
18-Mar-96  109.40   105.14  106.74   93.61    8-Jul-96   86.24   105.12  106.24   86.03   24-Oct-96   94.29   113.14  114.63   93.88
19-Mar-96  110.07   104.99  106.59   92.49    9-Jul-96   87.58   105.48  106.46   84.98   25-Oct-96   97.99   112.92  114.35   93.27
20-Mar-96  108.39   104.71  106.13   89.15   10-Jul-96   86.58   105.69  107.04   82.66   28-Oct-96   95.64   112.33  113.79   92.77
21-Mar-96  107.38   104.58  105.99   88.70   11-Jul-96   84.23   104.02  105.26   78.96   29-Oct-96   93.96   113.01  114.34   90.88
22-Mar-96  108.39   104.82  106.18   88.70   12-Jul-96   82.89   104.10  105.36   78.60   30-Oct-96   93.29   112.92  114.16   91.66
25-Mar-96   95.97   104.72  106.03   86.13   15-Jul-96   78.52   101.46  102.42   73.59   31-Oct-96   94.63   113.62  115.03   92.68
26-Mar-96   96.31   105.19  106.55   86.85   16-Jul-96   81.21   101.23  102.35   74.41    1-Nov-96   95.64   113.38  114.82   93.14
27-Mar-96   95.30   104.54  105.78   87.90   17-Jul-96   82.21   102.15  103.48   76.10    4-Nov-96   95.30   113.85  115.49   94.58
28-Mar-96   97.65   104.54  105.86   86.97   18-Jul-96   83.22   103.68  104.82   77.49    5-Nov-96   94.97   115.05  116.52   97.02
29-Mar-96   97.65   103.99  105.14   87.18   19-Jul-96   83.22   102.90  104.21   75.64    6-Nov-96   95.97   116.73  118.36  100.39
 1-Apr-96   95.64   105.32  106.59   87.27   22-Jul-96   80.20   102.10  103.28   74.29    7-Nov-96   96.64   117.22  118.98  102.70
 2-Apr-96   96.98   105.56  106.94   86.54   23-Jul-96   79.87   100.99  101.85   71.92    8-Nov-96   96.64   117.74  119.60  102.69
 3-Apr-96   96.64   105.66  106.98   88.69   24-Jul-96   78.57   100.95  101.89   71.23   11-Nov-96   97.65   117.90  119.85  105.39
 4-Apr-96   95.97   105.66  107.06   88.30   25-Jul-96   83.22   101.68  102.75   73.12   12-Nov-96   97.65   117.53  119.45  105.09
 8-Apr-96   94.63   103.79  105.13   92.16   26-Jul-96   81.54   102.44  103.59   77.64   13-Nov-96   97.65   117.79  119.62  105.14
 9-Apr-96   93.96   103.46  104.83   91.47   29-Jul-96   82.21   101.64  102.63   75.72   14-Nov-96   98.66   118.55  120.28  108.35
10-Apr-96   93.29   102.06  103.35   93.03   30-Jul-96   85.57   102.34  103.40   77.70   15-Nov-96   99.33   118.83  120.41  107.26
11-Apr-96   94.63   101.68  103.06   90.82   31-Jul-96   88.93   103.10  104.15   77.24   18-Nov-96   98.99   118.73  120.24  105.81
12-Apr-96   94.29   102.57  103.98   89.27    1-Aug-96   89.60   104.72  106.01   78.96   19-Nov-96  101.01   119.56  121.07  107.85
15-Apr-96   96.31   103.51  104.84   91.12    2-Aug-96   89.93   106.73  108.08   82.96   20-Nov-96  101.01   119.85  121.40  108.31
16-Apr-96   97.65   103.91  105.39   94.98    5-Aug-96   87.58   106.36  107.74   81.15   21-Nov-96  101.34   119.66  121.11  108.94
17-Apr-96   96.64   103.36  104.79   93.33    6-Aug-96   88.26   106.71  108.24   83.83   22-Nov-96  104.36   120.62  122.19  115.44
18-Apr-96   98.66   103.69  104.98   96.36    7-Aug-96   89.26   107.00  108.56   88.47   25-Nov-96  103.69   121.96  123.69  114.88
19-Apr-96   98.32   103.92  105.17   95.63    8-Aug-96   88.59   106.74  108.26   87.23   26-Nov-96  108.39   121.79  123.58  115.68

   Date    Philips  S&P500  S&P100   Soxx       Date    Philips  S&P500  S&P100   Soxx       Date    Philips  S&P500  S&P100   Soxx
---------  -------  ------  ------  ------   ---------  -------  ------  ------  ------   ---------  -------  ------  ------  ------
27-Nov-96  106.38   121.63  123.61  118.02   21-Mar-97  116.78   126.32  128.97  128.33   14-Jul-97  198.66   147.95  151.50  172.55
29-Nov-96  109.06   121.96  123.93  117.86   24-Mar-97  114.77   127.41  129.93  127.98   15-Jul-97  201.85   149.14  152.80  178.57
 2-Dec-96  107.05   121.88  124.13  121.34   25-Mar-97  118.46   127.12  129.73  131.25   16-Jul-97  211.58   150.89  154.43  182.49
 3-Dec-96  107.72   120.55  122.79  121.38   26-Mar-97  122.48   127.35  129.99  138.66   17-Jul-97  208.56   150.08  153.87  179.96
 4-Dec-96  107.05   120.04  122.50  121.87   27-Mar-97  122.15   124.67  127.45  135.04   18-Jul-97  204.03   147.46  151.38  173.80
 5-Dec-96  107.38   119.92  122.19  120.44   31-Mar-97  119.13   121.97  124.57  133.17   21-Jul-97  195.97   147.08  151.09  170.99
 6-Dec-96  105.71   119.15  121.22  120.58    1-Apr-97  119.13   122.38  124.85  131.84   22-Jul-97  203.69   150.46  154.57  176.93
 9-Dec-96  106.71   120.79  122.78  124.97    2-Apr-97  116.11   120.84  123.27  130.75   23-Jul-97  211.24   150.88  154.85  180.49
10-Dec-96  105.71   120.43  122.23  122.48    3-Apr-97  117.79   120.88  123.15  133.98   24-Jul-97  224.16   151.48  155.27  181.63
11-Dec-96  102.68   119.33  121.17  124.37    4-Apr-97  121.48   122.10  124.54  141.63   25-Jul-97  223.32   151.24  155.09  178.26
12-Dec-96  104.36   117.49  119.37  124.60    7-Apr-97  122.82   122.78  125.30  144.55   28-Jul-97  217.45   150.86  154.64  177.96
13-Dec-96  104.36   117.38  119.27  122.24    8-Apr-97  124.83   123.42  126.07  147.25   29-Jul-97  214.26   151.80  155.23  175.06
16-Dec-96  104.36   116.15  118.04  117.00    9-Apr-97  123.82   122.53  125.02  143.16   30-Jul-97  220.47   153.41  156.86  179.30
17-Dec-96  105.03   116.97  119.01  117.80   10-Apr-97  122.82   122.17  124.44  138.49   31-Jul-97  219.63   153.74  157.13  181.41
18-Dec-96  105.71   117.85  120.00  121.49   11-Apr-97  118.12   118.84  120.89  135.27    1-Aug-97  214.26   152.58  156.01  186.84
19-Dec-96  107.72   120.14  122.42  122.24   14-Apr-97  121.48   119.82  122.17  133.25    4-Aug-97  214.77   153.09  156.82  191.50
20-Dec-96  107.38   120.64  123.17  120.67   15-Apr-97  123.15   121.59  124.27  130.31    5-Aug-97  211.75   153.43  157.04  196.83
23-Dec-96  107.72   120.33  122.70  119.35   16-Apr-97  123.15   123.01  125.45  129.36    6-Aug-97  216.61   154.71  158.60  195.05
24-Dec-96  107.72   120.99  123.47  120.22   17-Apr-97  125.17   122.72  125.42  132.38    7-Aug-97  219.13   153.24  156.85  193.50
27-Dec-96  107.72   121.92  124.48  121.10   18-Apr-97  125.84   123.46  126.20  130.37    8-Aug-97  215.77   150.39  153.66  189.94
30-Dec-96  107.05   121.45  123.90  120.09   21-Apr-97  126.85   122.50  125.44  128.74   11-Aug-97  210.07   150.95  153.89  186.20
31-Dec-96  107.38   119.33  121.66  119.03   22-Apr-97  127.85   124.79  128.07  131.33   12-Aug-97  206.38   149.26  152.12  185.39
 2-Jan-97  105.71   118.73  121.41  118.16   23-Apr-97  134.56   124.63  127.72  133.73   13-Aug-97  202.52   148.54  151.41  188.36
 3-Jan-97  107.38   120.51  123.35  124.22   24-Apr-97  135.91   124.24  127.45  134.73   14-Aug-97  203.02   148.98  151.60  189.71
 6-Jan-97  106.71   120.45  123.63  124.82   25-Apr-97  134.90   123.30  126.42  130.31   15-Aug-97  191.61   145.12  146.91  185.25
 7-Jan-97  106.71   121.35  124.85  127.67   28-Apr-97  137.25   124.52  127.72  133.09   18-Aug-97  198.32   147.00  150.02  188.83
 8-Jan-97  109.06   120.57  123.90  127.10   29-Apr-97  141.95   127.92  131.53  138.80   19-Aug-97  198.15   149.18  152.24  195.45
 9-Jan-97  110.74   121.61  124.95  126.58   30-Apr-97  143.62   129.10  132.77  140.31   20-Aug-97  207.72   151.33  154.56  199.94
10-Jan-97  111.74   122.36  125.88  128.76    1-May-97  147.32   128.64  131.98  142.89   21-Aug-97  204.03   149.03  151.97  196.69
13-Jan-97  111.41   122.36  125.97  129.71    2-May-97  149.66   130.97  134.41  150.04   22-Aug-97  199.33   148.78  151.56  193.99
14-Jan-97  111.74   123.86  127.47  132.36    5-May-97  148.99   133.76  137.27  155.77   25-Aug-97  199.16   148.24  150.87  195.30
15-Jan-97  111.74   123.60  127.39  131.93    6-May-97  145.64   133.35  137.14  151.23   26-Aug-97  196.98   147.09  149.43  191.62
16-Jan-97  115.77   124.01  127.53  133.16    7-May-97  144.63   131.40  135.00  151.54   27-Aug-97  198.15   147.20  149.60  191.49
17-Jan-97  114.43   125.04  128.79  132.25    9-May-97  149.33   132.87  136.62  156.08   28-Aug-97  194.30   145.58  147.79  187.26
20-Jan-97  113.09   125.13  128.73  132.97   12-May-97  149.33   134.95  139.16  153.02   29-Aug-97  192.28   144.91  146.83  184.86
21-Jan-97  112.42   126.10  129.81  134.05   13-May-97  150.67   134.22  138.38  149.57    2-Sep-97  205.20   149.43  151.79  191.99
22-Jan-97  109.73   126.66  130.32  135.74   14-May-97  152.69   134.69  138.91  151.01    3-Sep-97  209.90   149.48  151.90  190.86
23-Jan-97  109.06   125.27  128.80  136.22   15-May-97  154.70   135.63  139.98  156.50    4-Sep-97  207.55   149.96  152.51  191.25
24-Jan-97  108.39   124.13  127.53  134.11   16-May-97  154.70   133.67  137.31  151.87    5-Sep-97  204.87   149.67  152.33  192.82
27-Jan-97  108.39   123.25  126.60  133.12   19-May-97  155.37   134.24  138.30  151.06    8-Sep-97  203.19   150.02  152.69  188.68
28-Jan-97  107.38   123.25  126.51  133.81   20-May-97  156.71   135.59  139.97  157.35    9-Sep-97  201.68   150.41  153.13  190.04
29-Jan-97  106.71   124.45  128.16  134.39   21-May-97  157.05   135.22  139.63  157.29   10-Sep-97  195.47   148.06  150.66  185.49
30-Jan-97  106.71   126.33  130.06  140.46   22-May-97  155.37   134.63  138.68  155.36   11-Sep-97  195.13   147.02  149.63  187.45
31-Jan-97  107.38   126.65  130.42  143.02   23-May-97  156.38   136.46  140.58  158.47   12-Sep-97  200.17   148.84  151.23  185.95
 3-Feb-97  111.07   126.74  130.49  140.99   27-May-97  154.03   136.89  141.20  163.73   15-Sep-97  198.83   148.18  150.10  183.45
 4-Feb-97  110.40   127.15  130.97  140.29   28-May-97  152.01   136.49  140.47  162.44   16-Sep-97  200.00   152.34  154.05  189.68
 5-Feb-97  108.72   125.38  128.82  134.52   29-May-97  153.36   135.98  139.80  158.03   17-Sep-97  203.69   151.92  153.90  188.62
 6-Feb-97  108.05   125.68  128.98  136.29   30-May-97  150.34   136.66  139.70  154.18   18-Sep-97  202.01   152.61  154.27  187.24
 7-Feb-97  108.72   127.20  130.46  139.82    2-Jun-97  153.69   136.35  139.74  155.40   19-Sep-97  201.01   153.13  154.86  189.57
10-Feb-97  107.05   126.53  129.31  134.82    3-Jun-97  155.03   136.21  139.72  147.91   22-Sep-97  207.05   153.92  155.78  194.74
11-Feb-97  105.37   127.20  130.16  132.80    4-Jun-97  161.74   135.34  138.63  146.23   23-Sep-97  207.38   153.36  155.42  196.73
12-Feb-97  110.74   129.33  132.34  141.76    5-Jun-97  164.43   135.88  139.04  147.25   24-Sep-97  210.57   152.16  154.20  191.00
13-Feb-97  115.44   130.78  133.70  142.75    6-Jun-97  164.09   138.23  141.46  148.70   25-Sep-97  213.42   151.10  153.09  189.85
14-Feb-97  112.75   130.25  133.05  142.22    9-Jun-97  163.42   139.02  142.35  151.63   26-Sep-97  214.93   152.28  154.39  187.53
18-Feb-97  117.11   131.50  134.10  141.18   10-Jun-97  162.75   139.40  142.54  145.20   29-Sep-97  218.62   153.58  155.76  191.33
19-Feb-97  119.80   130.89  133.62  143.43   11-Jun-97  158.72   140.09  143.28  144.68   30-Sep-97  225.50   152.61  154.42  189.02
20-Feb-97  117.11   129.33  132.14  140.35   12-Jun-97  161.07   142.33  145.36  142.64    1-Oct-97  237.92   153.92  155.73  185.11
21-Feb-97  117.45   129.17  131.97  136.43   13-Jun-97  162.75   143.91  147.00  146.06    2-Oct-97  233.05   154.73  156.36  187.17
24-Feb-97  118.12   130.54  133.30  138.44   16-Jun-97  169.80   144.01  147.42  149.91    3-Oct-97  236.24   155.47  156.85  187.54
25-Feb-97  119.80   130.82  133.71  140.77   17-Jun-97  177.85   144.09  147.50  153.62    6-Oct-97  232.89   156.70  157.93  184.74
26-Feb-97  121.14   129.80  132.58  139.39   18-Jun-97  186.91   143.23  146.51  151.69    7-Oct-97  229.53   158.38  159.92  188.06
27-Feb-97  122.48   128.09  130.65  133.10   19-Jun-97  185.23   144.67  147.68  152.62    8-Oct-97  228.19   156.89  158.66  191.67
28-Feb-97  120.81   127.40  129.87  135.19   20-Jun-97  185.23   144.78  148.11  152.23    9-Oct-97  229.53   156.37  158.05  191.54
 3-Mar-97  121.81   128.12  130.58  137.58   23-Jun-97  185.23   141.55  144.78  151.37   10-Oct-97  222.48   155.78  157.27  193.09
 4-Mar-97  125.84   127.42  129.60  140.33   24-Jun-97  188.93   144.40  147.96  154.72   13-Oct-97  222.65   155.96  157.54  193.12
 5-Mar-97  130.54   129.20  131.58  142.39   25-Jun-97  194.63   143.22  146.36  155.15   14-Oct-97  222.15   156.31  157.51  187.61
 6-Mar-97  127.52   128.65  131.18  138.72   26-Jun-97  192.28   142.36  145.50  152.85   15-Oct-97  221.81   155.58  156.42  185.38
 7-Mar-97  126.51   129.68  131.85  138.39   27-Jun-97  194.30   142.94  146.00  152.12   16-Oct-97  217.78   153.89  154.49  177.73
10-Mar-97  125.84   131.08  133.08  138.26   30-Jun-97  192.95   142.60  145.52  151.45   17-Oct-97  215.60   152.10  152.92  171.89
11-Mar-97  126.85   130.71  132.80  139.34    1-Jul-97  189.26   143.55  146.74  152.62   20-Oct-97  219.80   153.95  154.78  172.45
12-Mar-97  123.82   129.57  131.56  139.67    2-Jul-97  188.09   145.64  148.90  155.06   21-Oct-97  231.21   156.63  157.68  175.05
13-Mar-97  119.13   127.20  129.58  138.44    3-Jul-97  192.95   147.72  151.01  156.88   22-Oct-97  230.66   156.02  156.85  172.85
14-Mar-97  120.47   127.78  129.66  139.72    7-Jul-97  198.32   146.96  150.46  157.69   23-Oct-97  218.12   153.16  153.52  164.88
17-Mar-97  120.13   128.19  130.48  136.27    8-Jul-97  197.15   148.01  151.62  161.91   24-Oct-97  215.10   151.70  151.51  156.24
18-Mar-97  119.80   127.21  129.82  132.74    9-Jul-97  196.31   146.21  149.61  165.38   27-Oct-97  195.13   141.28  141.13  141.00
19-Mar-97  120.13   126.59  129.29  128.43   10-Jul-97  199.33   147.21  150.43  165.04   28-Oct-97  208.72   148.51  149.27  155.33
20-Mar-97  115.10   126.09  128.91  130.52   11-Jul-97  199.50   147.68  151.00  168.35   29-Oct-97  211.41   148.08  148.61  154.68

   Date    Philips  S&P500  S&P100   Soxx       Date    Philips  S&P500  S&P100   Soxx       Date    Philips  S&P500  S&P100   Soxx
---------  -------  ------  ------  ------   ---------  -------  ------  ------  ------   ---------  -------  ------  ------  ------
30-Oct-97  205.03   145.58  145.80  144.95   24-Feb-98  209.73   166.02  166.89  153.80   15-Jun-98  224.16   173.51  176.71  115.23
31-Oct-97  210.40   147.35  147.59  149.54   25-Feb-98  208.56   168.01  169.00  161.38   16-Jun-98  228.86   175.21  178.58  120.70
 3-Nov-97  215.94   151.27  151.58  158.05   26-Feb-98  211.41   168.94  169.50  163.36   17-Jun-98  237.75   178.36  181.65  116.23
 4-Nov-97  211.24   151.56  151.61  160.27   27-Feb-98  209.06   169.05  169.63  156.74   18-Jun-98  234.06   178.24  181.49  118.42
 5-Nov-97  217.11   151.88  151.64  161.48    2-Mar-98  211.07   168.79  169.27  150.90   19-Jun-98  230.37   177.32  180.97  116.95
 6-Nov-97  213.76   151.12  150.93  154.98    3-Mar-98  204.19   169.48  170.22  149.18   22-Jun-98  234.23   177.73  181.18  121.99
 7-Nov-97  209.56   149.42  149.48  152.47    4-Mar-98  203.36   168.73  169.32  152.68   23-Jun-98  224.16   180.35  184.40  125.40
10-Nov-97  203.52   148.39  148.29  147.22    5-Mar-98  195.47   166.75  166.66  142.62   24-Jun-98  232.38   182.51  186.94  128.30
11-Nov-97  203.02   148.82  148.85  145.74    6-Mar-98  196.81   170.07  169.92  145.15   25-Jun-98  230.37   181.93  186.10  125.40
12-Nov-97  189.26   145.95  146.09  137.73    9-Mar-98  202.52   169.53  169.28  139.81   26-Jun-98  224.66   182.56  186.92  124.35
13-Nov-97  185.23   147.67  148.13  142.05   10-Mar-98  202.68   171.45  170.99  142.94   29-Jun-98  221.31   183.41  188.45  123.90
14-Nov-97  186.58   149.56  150.13  145.46   11-Mar-98  202.18   172.13  171.59  144.81   30-Jun-98  227.85   182.66  187.42  121.82
17-Nov-97  190.94   152.43  153.10  151.81   12-Mar-98  200.67   172.36  172.02  146.21    1-Jul-98  238.59   185.03  189.46  125.20
18-Nov-97  191.61   151.15  151.90  147.68   13-Mar-98  202.68   172.15  171.84  146.12    2-Jul-98  235.57   184.69  189.05  121.66
19-Nov-97  190.10   152.17  153.11  146.82   16-Mar-98  200.67   173.87  173.57  147.99    6-Jul-98  235.07   186.45  190.55  121.26
20-Nov-97  193.46   154.49  155.41  154.33   17-Mar-98  195.64   174.06  173.87  145.24    7-Jul-98  236.24   186.02  190.37  126.25
21-Nov-97  197.15   155.15  156.64  152.54   18-Mar-98  193.29   174.88  175.02  144.67    8-Jul-98  237.25   187.90  192.54  128.30
24-Nov-97  184.56   152.51  153.66  145.02   19-Mar-98  192.11   175.56  175.64  145.52    9-Jul-98  232.05   186.64  191.24  126.39
25-Nov-97  180.20   153.18  154.48  145.96   20-Mar-98  193.29   177.08  177.51  141.30   10-Jul-98  230.87   187.57  192.06  126.73
26-Nov-97  181.21   153.31  154.46  143.53   23-Mar-98  193.96   176.49  176.48  142.12   13-Jul-98  235.74   187.71  192.63  127.72
28-Nov-97  179.87   153.92  155.16  143.97   24-Mar-98  199.66   178.12  178.27  142.34   14-Jul-98  242.45   189.71  194.75  126.39
 1-Dec-97  189.09   157.04  158.21  151.16   25-Mar-98  205.37   177.52  178.38  145.82   15-Jul-98  251.34   189.26  194.56  135.34
 2-Dec-97  181.04   156.54  157.54  141.64   26-Mar-98  205.70   177.34  178.31  147.33   16-Jul-98  252.01   190.74  195.79  136.29
 3-Dec-97  175.50   157.36  158.23  142.82   27-Mar-98  203.36   176.48  177.49  147.35   17-Jul-98  243.96   191.19  196.47  131.99
 4-Dec-97  179.36   156.77  158.00  140.63   30-Mar-98  198.99   176.18  177.58  145.44   20-Jul-98  237.75   190.76  195.49  128.02
 5-Dec-97  180.20   158.49  160.04  144.18   31-Mar-98  197.15   177.49  178.75  147.96   21-Jul-98  230.87   187.69  192.25  129.30
 8-Dec-97  181.88   158.26  159.68  146.39    1-Apr-98  197.32   178.52  180.11  153.70   22-Jul-98  232.21   187.53  191.88  125.46
 9-Dec-97  180.03   157.20  158.08  140.97    2-Apr-98  195.64   180.43  181.78  153.22   23-Jul-98  221.31   183.61  187.94  124.02
10-Dec-97  171.81   156.23  157.19  137.23    3-Apr-98  190.94   180.87  182.08  151.34   24-Jul-98  216.78   183.78  188.66  123.35
11-Dec-97  161.07   153.84  154.38  128.54    6-Apr-98  196.98   180.66  181.36  149.73   27-Jul-98  216.44   184.83  190.52  124.73
12-Dec-97  149.33   153.59  153.65  122.93    7-Apr-98  193.12   178.75  180.00  143.43   28-Jul-98  217.45   182.08  187.78  125.85
15-Dec-97  151.01   155.20  155.42  125.48    8-Apr-98  198.66   177.48  178.57  143.62   29-Jul-98  220.81   181.27  186.81  123.59
16-Dec-97  152.52   155.95  156.36  126.87    9-Apr-98  200.17   178.93  180.20  142.81   30-Jul-98  223.49   184.13  190.02  127.79
17-Dec-97  160.24   155.55  155.63  126.05   13-Apr-98  202.85   178.77  180.38  142.80   31-Jul-98  219.30   180.54  186.19  126.39
18-Dec-97  160.40   153.90  153.61  125.47   14-Apr-98  206.21   179.75  181.32  146.78    3-Aug-98  217.95   179.21  184.46  126.64
19-Dec-97  158.39   152.53  152.26  132.22   15-Apr-98  206.04   180.32  182.52  152.56    4-Aug-98  215.27   172.72  177.65  122.75
22-Dec-97  162.42   153.64  153.37  133.63   16-Apr-98  201.85   178.53  181.15  149.83    5-Aug-98  219.46   174.22  179.67  124.60
23-Dec-97  155.70   151.29  150.48  128.20   17-Apr-98  201.51   180.87  183.47  149.19    6-Aug-98  222.82   175.54  181.38  130.32
24-Dec-97  159.56   150.26  149.56  127.41   20-Apr-98  213.59   181.02  183.35  153.96    7-Aug-98  220.97   175.51  180.91  133.61
29-Dec-97  161.41   153.59  153.10  128.37   21-Apr-98  223.32   181.51  183.84  155.61   10-Aug-98  214.60   174.49  179.95  130.15
30-Dec-97  163.42   156.40  155.91  129.57   22-Apr-98  244.46   182.13  184.59  160.79   11-Aug-98  207.05   172.21  177.85  125.75
31-Dec-97  162.42   156.34  155.44  130.59   23-Apr-98  240.10   180.37  182.89  157.12   12-Aug-98  210.23   174.67  180.32  128.27
 2-Jan-98  164.09   157.08  156.55  136.23   24-Apr-98  242.28   178.48  180.87  159.10   13-Aug-98  206.21   173.17  178.65  125.65
 5-Jan-98  170.13   157.41  156.56  138.24   27-Apr-98  239.26   175.04  177.74  154.18   14-Aug-98  206.21   171.21  176.68  125.16
 6-Jan-98  165.10   155.72  154.67  134.32   28-Apr-98  236.91   174.81  177.19  154.87   17-Aug-98  209.40   174.58  180.49  130.31
 7-Jan-98  166.61   155.30  154.29  129.79   29-Apr-98  237.75   176.34  178.66  155.15   18-Aug-98  219.30   177.40  183.70  133.14
 8-Jan-98  164.26   154.02  153.08  130.57   30-Apr-98  241.95   179.10  181.31  156.47   19-Aug-98  220.30   176.90  183.23  127.21
 9-Jan-98  153.52   149.45  148.54  123.29    1-May-98  255.54   180.59  183.00  157.03   20-Aug-98  211.41   175.86  182.01  121.59
12-Jan-98  153.52   151.31  150.58  124.10    4-May-98  252.01   180.77  183.13  157.03   21-Aug-98  204.36   174.19  180.54  119.49
13-Jan-98  156.38   153.39  152.42  132.26    5-May-98  258.05   179.71  182.15  157.62   24-Aug-98  197.48   175.30  181.72  119.59
14-Jan-98  158.39   154.32  153.43  131.24    6-May-98  261.74   178.00  180.60  154.98   25-Aug-98  194.97   176.06  182.76  119.24
15-Jan-98  155.87   153.16  152.38  131.01    7-May-98  257.72   176.43  178.78  153.14   26-Aug-98  189.26   174.66  181.42  115.68
16-Jan-98  163.76   154.90  154.13  129.19    8-May-98  259.73   178.52  181.13  156.59   27-Aug-98  177.18   167.96  174.36  107.75
20-Jan-98  172.32   157.65  157.10  135.18   11-May-98  264.93   178.28  181.11  153.43   28-Aug-98  178.02   165.47  171.57  104.50
21-Jan-98  169.80   156.40  155.78  136.14   12-May-98  265.60   179.75  182.90  155.13   31-Aug-98  160.91   154.22  159.15   95.83
22-Jan-98  166.28   155.15  154.53  134.26   13-May-98  263.25   180.25  183.71  154.74    1-Sep-98  169.97   160.18  165.96  101.00
23-Jan-98  166.95   154.27  153.80  134.49   14-May-98  270.81   180.01  183.58  152.15    2-Sep-98  170.64   159.57  164.25  101.06
26-Jan-98  170.80   154.17  154.04  132.90   15-May-98  269.80   178.62  181.98  145.05    3-Sep-98  169.13   158.24  162.67   98.62
27-Jan-98  171.98   156.11  156.09  135.79   18-May-98  261.24   178.15  180.94  145.30    4-Sep-98  161.91   156.89  161.36   98.49
28-Jan-98  178.19   157.47  157.91  142.91   19-May-98  272.82   178.74  181.46  145.65    8-Sep-98  174.50   164.88  169.06  105.79
29-Jan-98  182.05   158.76  159.31  142.53   20-May-98  267.45   180.28  183.30  140.47    9-Sep-98  169.80   162.10  166.44  103.94
30-Jan-98  178.86   157.92  158.43  143.22   21-May-98  267.28   179.57  182.45  136.27   10-Sep-98  163.25   157.91  161.82  100.47
 2-Feb-98  184.40   161.31  161.86  147.14   22-May-98  264.60   178.90  182.17  134.52   11-Sep-98  164.43   162.56  166.61  104.78
 3-Feb-98  182.55   162.07  162.50  153.01   26-May-98  262.08   176.25  179.58  132.74   14-Sep-98  160.40   165.89  169.54  106.03
 4-Feb-98  175.84   162.21  162.67  153.26   27-May-98  255.03   175.96  179.80  132.09   15-Sep-98  158.56   167.17  170.58  104.49
 5-Feb-98  181.38   161.67  162.15  147.96   28-May-98  254.36   176.82  180.49  132.63   16-Sep-98  157.05   168.43  171.68  106.05
 6-Feb-98  182.55   163.11  163.49  149.50   29-May-98  255.37   175.73  178.80  128.45   17-Sep-98  142.79   164.14  167.07  105.14
 9-Feb-98  176.01   162.83  163.10  147.64    1-Jun-98  253.02   175.76  178.30  124.12   18-Sep-98  136.91   164.34  167.38  105.11
10-Feb-98  179.53   164.16  164.68  152.01    2-Jun-98  248.83   176.12  178.76  124.85   21-Sep-98  123.49   164.95  168.07  108.38
11-Feb-98  184.06   164.32  165.02  151.08    3-Jun-98  245.30   174.43  176.79  120.94   22-Sep-98  129.03   165.87  168.19  106.76
12-Feb-98  197.32   164.99  165.77  152.67    4-Jun-98  247.99   176.38  179.34  124.73   23-Sep-98  143.96   171.75  174.20  111.55
13-Feb-98  194.80   164.34  165.18  151.98    5-Jun-98  246.98   179.44  182.43  126.02   24-Sep-98  135.57   167.98  170.56  109.35
17-Feb-98  204.87   164.77  165.48  149.87    8-Jun-98  256.38   179.74  182.68  126.33   25-Sep-98  142.28   168.31  171.10  112.57
18-Feb-98  203.02   166.27  167.00  153.70    9-Jun-98  254.19   180.18  183.19  129.18   28-Sep-98  143.29   168.94  171.76  110.78
19-Feb-98  201.68   165.66  166.39  157.05   10-Jun-98  247.99   179.19  182.43  120.29   29-Sep-98  145.47   169.00  171.99  109.60
20-Feb-98  201.85   166.61  167.19  155.61   11-Jun-98  235.91   176.34  179.74  117.99   30-Sep-98  143.29   163.84  166.65  105.39
23-Feb-98  205.37   167.25  168.04  158.64   12-Jun-98  231.71   177.02  180.67  116.71    1-Oct-98  136.41   158.91  161.80  101.28

   Date    Philips  S&P500  S&P100   Soxx       Date    Philips  S&P500  S&P100   Soxx       Date    Philips  S&P500  S&P100   Soxx
---------  -------  ------  ------  ------   ---------  -------  ------  ------  ------   ---------  -------  ------  ------  ------
 2-Oct-98  134.06   161.52  164.42  100.88   25-Jan-99  215.44   198.79  208.21  193.25   14-May-99  245.13   215.52  227.64  196.72
 5-Oct-98  130.20   159.26  162.46   96.47   26-Jan-99  204.70   201.75  211.96  201.72   17-May-99  244.80   215.79  228.15  200.94
 6-Oct-98  132.21   158.62  162.29   98.23   27-Jan-99  199.66   200.28  209.99  195.06   18-May-99  244.30   214.80  227.45  204.59
 7-Oct-98  128.36   156.38  161.15   94.90   28-Jan-99  197.65   203.85  213.67  201.35   19-May-99  247.31   216.56  229.46  212.66
 8-Oct-98  122.48   154.57  159.46   94.07   29-Jan-99  195.47   206.15  216.45  208.27   20-May-99  239.09   215.69  228.19  205.91
 9-Oct-98  134.23   158.59  163.48   99.47    1-Feb-99  190.94   205.08  214.83  203.85   21-May-99  239.26   214.31  227.03  202.30
12-Oct-98  140.27   160.73  165.67  106.23    2-Feb-99  192.45   203.31  212.67  199.36   24-May-99  233.56   210.50  222.51  195.68
13-Oct-98  141.95   160.26  164.85  103.18    3-Feb-99  196.31   204.93  214.83  207.34   25-May-99  227.68   206.92  218.81  184.90
14-Oct-98  149.33   161.99  166.20  108.39    4-Feb-99  193.29   201.13  210.31  196.81   26-May-99  231.54   210.20  222.91  188.08
15-Oct-98  158.39   168.75  173.77  112.93    5-Feb-99  190.44   199.67  208.75  191.23   27-May-99  231.38   206.44  218.93  192.11
16-Oct-98  156.71   170.19  176.06  114.41    8-Feb-99  193.96   200.37  210.11  198.25   28-May-99  231.21   209.73  222.60  192.26
19-Oct-98  151.34   171.15  176.56  116.78    9-Feb-99  192.78   195.92  204.98  185.28    1-Jun-99  242.11   208.51  221.10  186.03
20-Oct-98  159.23   171.40  176.51  116.20   10-Feb-99  193.46   197.11  206.98  186.86    2-Jun-99  238.93   208.59  221.60  196.11
21-Oct-98  167.62   172.36  177.69  119.91   11-Feb-99  192.28   202.03  212.33  199.06    3-Jun-99  237.75   209.36  222.27  191.72
22-Oct-98  148.32   173.74  179.43  122.50   12-Feb-99  187.25   198.17  208.23  194.14    4-Jun-99  238.26   213.90  227.25  202.58
23-Oct-98  140.77   172.49  178.37  123.79   16-Feb-99  185.23   200.07  209.45  195.32    7-Jun-99  242.28   214.99  228.51  204.66
26-Oct-98  144.13   172.75  178.38  124.97   17-Feb-99  181.71   197.19  207.05  188.85    8-Jun-99  252.18   212.22  224.91  204.26
27-Oct-98  148.83   171.63  176.58  123.01   18-Feb-99  184.23   199.33  208.92  189.96    9-Jun-99  253.02   212.43  225.55  213.34
28-Oct-98  146.14   172.07  176.80  126.14   19-Feb-99  186.91   199.64  209.64  193.18   10-Jun-99  255.03   209.89  222.93  216.47
29-Oct-98  141.95   174.94  179.79  129.93   22-Feb-99  195.13   204.94  214.69  203.49   11-Jun-99  254.03   208.41  221.32  216.42
30-Oct-98  148.32   177.00  181.48  130.09   23-Feb-99  197.15   204.79  214.76  202.52   14-Jun-99  249.33   208.46  221.79  217.49
 2-Nov-98  159.23   179.08  183.87  130.77   24-Feb-99  191.11   201.93  211.21  202.41   15-Jun-99  249.50   209.62  223.19  223.45
 3-Nov-98  154.36   178.96  183.94  127.03   25-Feb-99  188.25   200.57  210.64  192.50   16-Jun-99  254.03   214.33  228.77  229.58
 4-Nov-98  163.59   180.22  184.88  133.69   26-Feb-99  186.91   199.50  209.00  176.47   17-Jun-99  254.19   215.86  230.61  229.70
 5-Nov-98  166.61   182.66  187.56  133.33    1-Mar-99  184.90   199.15  208.88  178.30   18-Jun-99  251.34   216.33  230.99  226.39
 6-Nov-98  165.94   183.82  188.88  136.68    2-Mar-99  183.39   197.43  206.63  171.97   21-Jun-99  256.21   217.32  232.31  236.30
 9-Nov-98  159.23   182.08  187.10  136.61    3-Mar-99  183.89   197.78  206.83  175.05   22-Jun-99  261.58   215.21  230.01  231.29
10-Nov-98  157.21   181.76  187.03  136.70    4-Mar-99  181.54   200.83  210.63  176.08   23-Jun-99  262.58   214.76  229.34  235.38
11-Nov-98  160.40   180.59  186.07  143.28    5-Mar-99  187.42   205.48  215.96  187.03   24-Jun-99  261.24   211.97  226.72  225.20
12-Nov-98  162.42   180.06  185.36  144.98    8-Mar-99  187.08   206.65  217.33  192.05   25-Jun-99  259.23   211.90  226.87  224.16
13-Nov-98  163.93   181.35  187.32  144.46    9-Mar-99  187.75   206.18  216.61  184.35   28-Jun-99  261.91   214.48  229.73  227.66
16-Nov-98  169.46   182.99  189.10  145.39   10-Mar-99  191.44   207.31  217.78  188.87   29-Jun-99  266.61   217.72  233.71  234.81
17-Nov-98  172.32   183.55  189.57  146.70   11-Mar-99  197.32   209.06  219.63  185.11   30-Jun-99  270.81   221.14  238.09  239.97
18-Nov-98  182.22   184.38  190.82  149.83   12-Mar-99  194.63   208.56  219.09  181.12    1-Jul-99  267.79   222.47  239.78  243.68
19-Nov-98  184.06   185.69  192.17  152.61   15-Mar-99  200.34   210.60  221.53  180.90    2-Jul-99  268.96   224.13  242.08  244.15
20-Nov-98  187.08   187.45  194.32  153.37   16-Mar-99  205.87   210.46  221.59  188.95    6-Jul-99  273.83   223.63  241.40  245.64
23-Nov-98  187.75   191.42  198.72  157.55   17-Mar-99  209.56   209.08  219.97  189.78    7-Jul-99  272.48   224.87  243.25  243.41
24-Nov-98  180.03   190.58  197.87  155.63   18-Mar-99  214.09   212.10  222.80  191.55    8-Jul-99  270.81   224.64  242.76  252.59
25-Nov-98  172.48   191.21  198.60  156.76   19-Mar-99  212.92   209.32  219.71  185.74    9-Jul-99  272.82   226.07  244.31  252.23
27-Nov-98  177.01   192.09  199.68  158.78   22-Mar-99  214.60   208.95  219.52  183.19   12-Jul-99  264.60   225.40  243.96  252.42
30-Nov-98  169.97   187.46  195.07  151.65   23-Mar-99  207.38   203.33  213.56  175.29   13-Jul-99  273.66   224.50  243.26  249.70
 1-Dec-98  170.47   189.34  197.14  155.55   24-Mar-99  207.38   204.37  214.78  178.23   14-Jul-99  284.56   225.25  243.87  260.09
 2-Dec-98  166.78   188.69  195.63  161.87   25-Mar-99  216.44   207.82  218.84  183.05   15-Jul-99  292.45   227.09  245.66  261.91
 3-Dec-98  173.99   185.29  191.67  164.81   26-Mar-99  210.91   206.66  217.54  180.13   16-Jul-99  290.77   228.57  247.99  262.57
 4-Dec-98  181.88   189.57  196.07  170.73   29-Mar-99  217.28   211.07  222.88  186.52   19-Jul-99  294.46   226.77  246.05  252.68
 7-Dec-98  180.70   191.34  198.10  172.81   30-Mar-99  214.77   209.55  221.70  183.34   20-Jul-99  278.86   221.85  239.96  241.31
 8-Dec-98  180.54   190.32  197.41  174.76   31-Mar-99  221.31   207.24  218.52  183.64   21-Jul-99  278.19   222.20  240.05  245.71
 9-Dec-98  187.25   190.66  197.39  171.71    1-Apr-99  218.12   208.42  219.65  191.88   22-Jul-99  254.70   219.25  236.88  235.58
10-Dec-98  178.36   187.69  194.05  164.28    5-Apr-99  222.15   212.83  224.70  200.18   23-Jul-99  259.90   218.60  236.20  239.38
11-Dec-98  178.19   187.92  194.22  164.30    6-Apr-99  217.28   212.31  224.84  204.48   26-Jul-99  255.70   217.12  234.18  232.76
14-Dec-98  170.47   183.85  190.15  158.03    7-Apr-99  221.48   213.76  227.40  201.55   27-Jul-99  263.76   219.55  237.08  245.64
15-Dec-98  175.67   187.33  194.71  163.40    8-Apr-99  220.30   216.52  229.64  203.22   28-Jul-99  268.96   219.97  237.60  252.48
16-Dec-98  166.44   187.19  194.37  160.83    9-Apr-99  211.75   217.22  230.27  203.13   29-Jul-99  268.46   216.04  233.33  244.03
17-Dec-98  173.49   190.10  197.25  168.41   12-Apr-99  214.77   218.88  231.66  192.03   30-Jul-99  271.48   214.06  230.93  244.68
18-Dec-98  184.23   191.39  199.34  173.00   13-Apr-99  216.27   217.46  230.31  188.11    2-Aug-99  266.95   213.95  230.60  242.81
21-Dec-98  182.22   193.78  201.48  175.53   14-Apr-99  214.93   214.01  226.07  190.57    3-Aug-99  264.76   213.00  230.34  243.67
22-Dec-98  179.53   193.90  201.50  170.53   15-Apr-99  217.11   213.11  226.30  198.94    4-Aug-99  260.74   210.29  227.88  240.76
23-Dec-98  180.37   197.92  206.32  173.12   16-Apr-99  223.99   212.49  225.98  195.83    5-Aug-99  259.90   211.64  230.22  241.67
24-Dec-98  181.21   197.55  205.79  173.03   19-Apr-99  225.67   207.74  220.65  186.15    6-Aug-99  254.87   209.48  227.83  245.88
28-Dec-98  179.03   197.43  205.49  170.66   20-Apr-99  218.29   210.42  223.76  188.80    9-Aug-99  253.52   209.08  227.02  250.28
29-Dec-98  180.20   200.06  207.44  168.12   21-Apr-99  226.51   215.25  228.69  201.46   10-Aug-99  247.99   206.44  224.88  247.20
30-Dec-98  179.70   198.46  205.26  171.39   22-Apr-99  240.60   218.91  233.20  199.69   11-Aug-99  259.73   209.74  228.60  258.42
31-Dec-98  181.71   198.03  204.14  173.65   23-Apr-99  237.08   218.59  232.32  195.84   12-Aug-99  262.58   209.13  227.47  250.93
 4-Jan-99  187.92   197.85  204.44  175.56   26-Apr-99  240.94   219.10  233.19  194.83   13-Aug-99  272.99   213.89  232.80  257.41
 5-Jan-99  194.97   200.53  207.98  186.50   27-Apr-99  239.26   219.55  232.98  191.11   16-Aug-99  269.63   214.39  234.10  255.71
 6-Jan-99  206.38   204.97  213.25  192.91   28-Apr-99  231.21   217.63  231.11  187.45   17-Aug-99  273.32   216.55  236.33  253.65
 7-Jan-99  202.01   204.55  213.85  194.37   29-Apr-99  229.87   216.33  229.66  184.38   18-Aug-99  266.61   214.72  234.24  245.22
 8-Jan-99  203.52   205.42  214.95  193.89   30-Apr-99  228.52   215.10  228.34  183.41   19-Aug-99  267.11   213.23  232.46  243.93
11-Jan-99  199.33   203.61  212.72  199.51    3-May-99  236.91   218.23  231.53  188.56   20-Aug-99  267.62   215.33  235.42  247.92
12-Jan-99  193.96   199.69  208.35  192.41    4-May-99  233.05   214.59  227.54  186.29   23-Aug-99  268.96   219.13  239.93  255.75
13-Jan-99  187.58   198.86  207.11  199.81    5-May-99  233.72   217.05  230.61  195.96   24-Aug-99  277.18   219.66  241.16  262.60
14-Jan-99  184.73   195.28  203.07  194.15    6-May-99  231.21   214.59  227.97  188.34   25-Aug-99  285.40   222.61  244.63  261.16
15-Jan-99  193.29   200.29  208.34  199.76    7-May-99  236.58   216.68  230.40  191.68   26-Aug-99  280.87   219.42  241.51  257.81
19-Jan-99  199.33   201.70  210.66  198.93   10-May-99  240.10   215.92  229.11  192.24   27-Aug-99  280.37   217.21  239.27  259.57
20-Jan-99  209.23   202.44  211.57  206.45   11-May-99  243.29   218.39  231.09  195.82   30-Aug-99  277.68   213.30  234.97  257.63
21-Jan-99  204.03   198.99  208.55  197.08   12-May-99  247.99   219.74  232.33  204.49   31-Aug-99  276.01   212.72  233.95  258.55
22-Jan-99  207.89   197.38  206.29  194.55   13-May-99  250.67   220.31  232.94  201.27    1-Sep-99  276.18   214.44  235.97  262.58

   Date    Philips  S&P500  S&P100   Soxx       Date    Philips  S&P500  S&P100   Soxx       Date    Philips  S&P500  S&P100   Soxx
---------  -------  ------  ------  ------   ---------  -------  ------  ------  ------   ---------  -------  ------  ------  ------
 2-Sep-99  267.62   212.51  234.45  264.09   22-Dec-99  355.03   231.34  264.26  346.84   12-Apr-00  401.68   236.36  267.97  514.02
 3-Sep-99  278.69   218.65  241.27  277.84   23-Dec-99  357.21   234.94  268.06  344.74   13-Apr-00  416.11   232.07  262.70  500.15
 7-Sep-99  290.77   217.56  240.42  279.24   27-Dec-99  356.54   234.74  268.54  348.76   14-Apr-00  400.00   218.54  247.38  441.93
 8-Sep-99  280.87   216.54  239.16  274.39   28-Dec-99  353.69   234.83  268.58  346.26   17-Apr-00  425.50   225.77  257.69  500.24
 9-Sep-99  280.87   217.11  239.89  276.83   29-Dec-99  352.18   235.76  268.22  347.31   18-Apr-00  447.65   232.24  265.61  521.39
10-Sep-99  291.11   217.75  240.90  279.76   30-Dec-99  358.22   235.93  267.71  344.45   19-Apr-00  473.83   229.97  260.78  501.72
13-Sep-99  285.23   216.54  239.53  270.51   31-Dec-99  362.42   236.70  267.95  349.00   20-Apr-00  478.52   231.11  262.64  507.37
14-Sep-99  286.07   215.28  238.20  284.36    3-Jan-00  378.52   234.44  266.58  353.28   24-Apr-00  455.03   230.35  261.09  492.19
15-Sep-99  283.89   212.33  234.48  271.44    4-Jan-00  355.37   225.45  256.52  340.46   25-Apr-00  491.28   238.02  268.87  536.18
16-Sep-99  281.04   212.41  234.85  273.40    5-Jan-00  366.95   225.88  257.37  336.11   26-Apr-00  474.50   235.37  266.68  525.48
17-Sep-99  279.87   215.14  238.25  279.98    6-Jan-00  343.62   226.10  257.74  331.55   27-Apr-00  479.19   236.00  267.23  562.27
20-Sep-99  275.34   215.15  238.24  277.53    7-Jan-00  365.77   232.22  264.79  342.16   28-Apr-00  479.19   233.99  264.09  580.36
21-Sep-99  263.93   210.65  233.13  269.06   10-Jan-00  373.49   234.82  267.30  367.39    1-May-00  485.23   236.54  267.37  576.61
22-Sep-99  270.64   211.12  233.60  273.49   11-Jan-00  375.84   231.75  265.39  355.21    2-May-00  476.51   233.00  263.36  549.21
23-Sep-99  268.29   206.27  227.87  258.42   12-Jan-00  388.25   230.74  264.53  367.34    3-May-00  459.73   227.97  257.25  530.18
24-Sep-99  262.92   205.78  227.38  255.80   13-Jan-00  399.66   233.54  266.30  371.00    4-May-00  455.70   227.08  255.77  538.77
27-Sep-99  270.30   206.74  228.30  258.99   14-Jan-00  412.42   236.04  269.53  401.16    5-May-00  467.79   230.80  260.16  547.42
28-Sep-99  270.30   206.56  228.28  260.16   18-Jan-00  410.07   234.42  268.91  397.94    8-May-00  459.06   229.43  258.07  518.63
29-Sep-99  269.63   204.34  224.32  256.37   19-Jan-00  399.50   234.55  267.10  398.96    9-May-00  451.01   227.50  256.12  492.39
30-Sep-99  271.14   206.65  227.24  247.21   20-Jan-00  414.93   232.88  264.74  402.50   10-May-00  432.21   222.81  250.06  450.24
 1-Oct-99  266.11   206.66  226.54  251.85   21-Jan-00  406.21   232.20  263.54  398.33   11-May-00  452.35   226.80  255.07  478.39
 4-Oct-99  275.84   210.17  230.69  263.36   24-Jan-00  403.69   225.79  256.43  390.86   12-May-00  469.13   228.92  257.42  486.50
 5-Oct-99  273.15   209.65  230.80  271.80   25-Jan-00  416.11   227.16  259.32  403.97   15-May-00  468.46   233.98  262.44  499.89
 6-Oct-99  282.21   213.52  234.83  273.83   26-Jan-00  408.05   226.20  257.80  387.93   16-May-00  482.55   236.18  265.04  518.47
 7-Oct-99  281.71   212.27  233.11  262.43   27-Jan-00  400.17   225.31  256.72  385.70   17-May-00  465.77   233.24  261.09  509.08
 8-Oct-99  282.89   215.23  236.05  256.05   28-Jan-00  396.81   219.12  249.43  371.02   18-May-00  459.06   231.54  259.16  496.54
11-Oct-99  281.88   215.10  235.82  261.81   31-Jan-00  396.64   224.65  254.91  385.41   19-May-00  440.27   226.66  254.47  470.70
12-Oct-99  270.47   211.53  231.92  259.04    1-Feb-00  403.52   227.04  259.18  397.48   22-May-00  420.81   225.66  252.81  466.94
13-Oct-99  263.76   207.10  226.84  252.45    2-Feb-00  415.44   227.01  258.18  409.13   23-May-00  416.11   221.33  247.58  430.82
14-Oct-99  261.91   206.76  227.12  256.42    3-Feb-00  452.01   229.56  260.89  431.18   24-May-00  418.79   225.39  252.49  453.34
15-Oct-99  259.90   200.96  220.27  253.87    4-Feb-00  446.64   229.47  262.09  429.97   25-May-00  430.20   222.56  249.06  446.66
18-Oct-99  252.35   202.04  221.97  247.27    7-Feb-00  443.62   229.45  261.65  447.29   26-May-00  444.30   222.00  248.77  450.59
19-Oct-99  256.04   203.20  223.15  239.29    8-Feb-00  469.30   232.26  264.36  455.75   30-May-00  471.14   229.16  257.33  500.45
20-Oct-99  251.85   207.73  229.56  245.21    9-Feb-00  465.44   227.43  258.70  447.55   31-May-00  474.50   228.86  257.38  494.57
21-Oct-99  267.62   206.79  228.69  250.45   10-Feb-00  487.25   228.25  259.89  467.15    1-Jun-00  499.33   233.40  262.80  528.67
22-Oct-99  270.64   209.70  231.72  254.49   11-Feb-00  466.44   223.47  254.16  451.85    2-Jun-00  534.23   237.99  267.90  573.48
25-Oct-99  270.13   208.40  230.62  250.78   14-Feb-00  467.11   223.92  255.77  458.54    5-Jun-00  520.13   236.44  267.24  571.11
26-Oct-99  263.42   206.52  229.37  249.43   15-Feb-00  458.39   225.87  257.89  472.67    6-Jun-00  510.07   234.86  264.76  550.91
27-Oct-99  258.22   208.90  231.10  244.49   16-Feb-00  452.85   223.55  254.89  472.52    7-Jun-00  520.13   237.04  267.37  559.54
28-Oct-99  265.27   216.27  238.00  258.90   17-Feb-00  429.53   223.65  254.21  484.84    8-Jun-00  525.50   235.48  265.41  566.00
29-Oct-99  279.03   219.57  242.33  275.33   18-Feb-00  433.05   216.86  246.21  463.61    9-Jun-00  513.42   234.72  263.51  578.97
 1-Nov-99  268.96   218.15  240.70  275.17   22-Feb-00  463.09   217.84  247.25  490.36   12-Jun-00  507.38   232.95  261.67  551.93
 2-Nov-99  272.65   217.12  239.22  283.12   23-Feb-00  483.05   219.21  248.84  499.05   13-Jun-00  521.48   236.73  266.80  579.81
 3-Nov-99  284.90   218.28  240.23  296.08   24-Feb-00  481.88   218.04  247.11  526.90   14-Jun-00  528.86   236.90  267.11  554.85
 4-Nov-99  295.30   219.52  241.59  299.10   25-Feb-00  503.69   214.81  243.26  511.20   15-Jun-00  526.17   238.22  269.99  560.98
 5-Nov-99  295.13   220.74  242.93  307.71   28-Feb-00  502.35   217.17  245.95  528.25   16-Jun-00  520.13   235.93  266.57  573.76
 8-Nov-99  287.75   221.84  244.90  307.27   29-Feb-00  514.09   220.13  249.63  579.78   19-Jun-00  538.93   239.40  271.35  611.69
 9-Nov-99  294.80   219.95  242.59  306.70    1-Mar-00  542.62   222.19  251.29  580.63   20-Jun-00  554.36   237.78  269.55  626.48
10-Nov-99  307.89   221.27  243.63  317.42    2-Mar-00  530.87   222.60  253.56  562.69   21-Jun-00  570.80   238.29  270.37  628.74
11-Nov-99  325.84   222.55  245.06  327.07    3-Mar-00  556.88   227.02  258.86  600.03   22-Jun-00  540.27   233.95  265.33  599.52
12-Nov-99  312.25   224.91  247.09  325.00    6-Mar-00  545.30   224.14  254.47  616.10   23-Jun-00  536.24   232.22  263.97  602.97
15-Nov-99  314.93   224.64  246.29  316.72    7-Mar-00  514.09   218.39  247.47  625.99   26-Jun-00  539.26   234.45  266.72  602.62
16-Nov-99  314.09   228.77  251.08  318.81    8-Mar-00  517.11   220.18  250.05  615.30   27-Jun-00  528.52   233.68  265.28  581.01
17-Nov-99  312.75   227.27  250.02  312.63    9-Mar-00  528.52   225.81  255.83  639.10   28-Jun-00  533.89   234.37  266.32  579.58
18-Nov-99  313.09   229.56  253.37  321.77   10-Mar-00  520.13   224.75  253.30  660.16   29-Jun-00  496.98   232.37  263.52  558.84
19-Nov-99  312.42   229.09  253.24  324.02   13-Mar-00  509.06   222.90  251.11  651.92   30-Jun-00  509.73   234.34  267.08  564.95
22-Nov-99  305.87   228.91  254.94  316.66   14-Mar-00  491.95   218.96  246.97  609.19    3-Jul-00  517.11   236.74  269.03  584.96
23-Nov-99  300.67   226.29  252.44  309.18   15-Mar-00  468.46   224.27  253.24  595.08    5-Jul-00  486.91   232.99  264.75  530.42
24-Nov-99  310.40   228.29  254.55  314.82   16-Mar-00  483.22   234.96  264.26  607.85    6-Jul-00  489.93   234.67  266.96  554.34
26-Nov-99  327.35   228.22  254.68  315.93   17-Mar-00  469.97   235.93  265.89  621.57    7-Jul-00  509.73   238.25  271.38  574.81
29-Nov-99  324.16   226.80  253.23  310.83   20-Mar-00  479.70   234.66  265.40  596.12   10-Jul-00  515.77   237.72  270.23  571.04
30-Nov-99  320.81   223.78  249.67  301.86   21-Mar-00  496.64   240.66  272.69  591.68   11-Jul-00  518.79   238.57  270.73  555.80
 1-Dec-99  335.57   225.17  252.99  307.55   22-Mar-00  489.60   241.75  273.94  646.22   12-Jul-00  535.24   240.51  272.37  573.99
 2-Dec-99  332.38   227.00  254.33  321.60   23-Mar-00  477.01   246.06  281.08  636.58   13-Jul-00  547.65   240.98  273.08  588.96
 3-Dec-99  336.24   230.91  259.38  325.70   24-Mar-00  483.39   246.07  281.41  637.76   14-Jul-00  557.38   243.26  275.62  613.79
 6-Dec-99  344.13   229.30  257.78  337.74   27-Mar-00  488.09   245.49  280.57  646.65   17-Jul-00  578.19   243.34  276.37  627.30
 7-Dec-99  345.30   227.02  255.53  330.66   28-Mar-00  496.81   242.90  277.60  624.71   18-Jul-00  538.93   240.64  272.80  598.24
 8-Dec-99  351.34   226.17  254.86  327.05   29-Mar-00  487.42   243.02  279.66  591.34   19-Jul-00  531.54   238.74  271.37  574.81
 9-Dec-99  359.06   226.85  255.97  317.87   30-Mar-00  464.09   239.70  275.04  570.29   20-Jul-00  546.98   240.94  274.79  567.73
10-Dec-99  355.37   228.29  258.03  313.37   31-Mar-00  459.90   241.42  275.46  585.44   21-Jul-00  540.27   238.46  271.91  536.21
13-Dec-99  345.81   227.99  257.91  312.58    3-Apr-00  428.02   242.61  277.34  542.31   24-Jul-00  528.86   235.90  268.96  532.64
14-Dec-99  334.23   226.05  256.39  291.26    4-Apr-00  423.99   240.80  274.86  529.47   25-Jul-00  522.82   237.54  271.20  547.00
15-Dec-99  324.83   227.69  259.31  299.95    5-Apr-00  416.27   239.62  272.50  562.10   26-Jul-00  515.44   233.99  267.39  512.28
16-Dec-99  348.99   228.57  260.93  312.33    6-Apr-00  457.21   241.87  275.13  572.90   27-Jul-00  466.44   233.53  268.02  470.53
17-Dec-99  353.36   228.93  261.56  316.69    7-Apr-00  482.55   244.28  277.64  605.94   28-Jul-00  444.30   228.75  262.32  474.18
20-Dec-99  344.97   228.46  260.67  330.54   10-Apr-00  453.69   242.37  276.16  578.44   31-Jul-00  482.55   230.51  264.50  492.30
21-Dec-99  351.68   230.93  263.23  346.19   11-Apr-00  435.23   241.75  276.04  560.68    1-Aug-00  492.62   231.68  264.97  473.46

   Date    Philips  S&P500  S&P100   Soxx       Date    Philips  S&P500  S&P100   Soxx       Date    Philips  S&P500  S&P100   Soxx
---------  -------  ------  ------  ------   ---------  -------  ------  ------  ------   ---------  -------  ------  ------  ------
 2-Aug-00  475.17   231.78  264.63  472.68   25-Sep-00  456.38   231.83  258.88  436.08   15-Nov-00  404.70   223.90  247.83  354.17
 3-Aug-00  457.72   234.01  267.38  470.87   26-Sep-00  454.36   229.92  255.79  431.28   16-Nov-00  381.21   221.08  244.75  334.38
 4-Aug-00  448.32   235.68  268.97  456.22   27-Sep-00  464.43   229.82  256.39  428.33   17-Nov-00  384.56   220.34  245.05  332.64
 7-Aug-00  451.01   238.32  271.63  472.56   28-Sep-00  471.14   234.93  261.35  446.57   20-Nov-00  355.03   216.30  239.97  327.92
 8-Aug-00  444.30   238.88  272.39  470.96   29-Sep-00  456.38   231.42  256.79  421.82   21-Nov-00  357.05   217.06  241.20  312.39
 9-Aug-00  472.48   237.28  272.76  477.40    2-Oct-00  457.05   231.38  257.95  412.80   22-Nov-00  336.24   213.03  236.82  307.21
10-Aug-00  470.47   235.25  270.05  466.94    3-Oct-00  448.32   229.80  256.19  402.69   24-Nov-00  375.84   216.16  240.35  334.20
11-Aug-00  470.47   237.11  271.98  472.40    4-Oct-00  450.34   231.07  257.54  427.51   27-Nov-00  386.58   217.32  241.57  311.12
14-Aug-00  499.33   240.29  275.89  508.81    5-Oct-00  436.24   231.39  258.36  412.32   28-Nov-00  364.43   215.24  239.44  285.87
15-Aug-00  493.29   239.14  274.36  525.32    6-Oct-00  413.42   226.99  253.80  395.97   29-Nov-00  379.19   216.19  240.79  285.51
16-Aug-00  501.34   238.40  272.71  531.69    9-Oct-00  409.40   225.87  251.52  389.32   30-Nov-00  352.35   211.84  235.66  265.99
17-Aug-00  513.42   241.02  275.47  550.36   10-Oct-00  387.25   223.45  249.31  349.97    1-Dec-00  376.51   211.88  235.22  266.67
18-Aug-00  522.82   240.32  274.98  562.13   11-Oct-00  374.50   219.84  244.69  349.97    4-Dec-00  383.89   213.45  237.00  273.17
21-Aug-00  516.78   241.57  276.60  550.59   12-Oct-00  377.18   214.23  237.82  341.35    5-Dec-00  422.82   221.76  247.42  300.88
22-Aug-00  518.12   241.35  276.65  556.86   13-Oct-00  418.12   221.38  246.38  375.63    6-Dec-00  416.78   217.72  242.40  287.34
23-Aug-00  510.74   242.61  278.08  573.11   16-Oct-00  402.01   221.45  245.19  353.92    7-Dec-00  408.05   216.45  240.05  282.09
24-Aug-00  516.78   242.99  278.87  576.30   17-Oct-00  378.52   217.48  240.54  321.03    8-Dec-00  431.54   220.69  245.72  316.20
25-Aug-00  526.17   242.69  278.33  566.53   18-Oct-00  369.80   216.22  238.86  320.64   11-Dec-00  442.95   222.35  248.06  338.21
28-Aug-00  530.87   243.92  280.24  561.94   19-Oct-00  419.46   223.73  248.03  375.84   12-Dec-00  426.17   220.90  246.34  317.12
29-Aug-00  525.50   243.24  279.60  560.81   20-Oct-00  416.11   225.05  249.47  372.93   13-Dec-00  402.01   219.10  243.53  296.57
30-Aug-00  510.74   242.07  277.44  553.95   23-Oct-00  419.46   224.86  248.18  385.01   14-Dec-00  393.96   216.02  240.18  293.53
31-Aug-00  529.53   244.50  279.63  571.12   24-Oct-00  426.17   225.24  249.56  354.85   15-Dec-00  385.91   211.39  233.02  286.70
 1-Sep-00  546.98   245.00  280.45  565.96   25-Oct-00  395.97   219.89  243.04  329.45   18-Dec-00  377.85   213.09  234.66  288.36
 5-Sep-00  540.27   242.79  278.31  555.65   26-Oct-00  410.07   219.81  243.54  349.70   19-Dec-00  369.13   210.33  232.13  285.77
 6-Sep-00  500.00   240.40  275.20  523.92   27-Oct-00  414.77   222.25  245.42  339.61   20-Dec-00  338.26   203.75  223.56  267.27
 7-Sep-00  506.71   242.06  276.46  542.15   30-Oct-00  408.72   225.33  247.65  348.24   21-Dec-00  345.64   205.38  225.96  265.21
 8-Sep-00  493.96   240.76  274.73  515.14   31-Oct-00  428.86   230.28  253.79  367.46   22-Dec-00  361.74   210.39  231.24  290.84
11-Sep-00  479.87   239.92  273.12  510.34    1-Nov-00  429.53   228.96  252.93  353.68   26-Dec-00  365.77   211.88  232.18  286.74
12-Sep-00  477.85   238.75  271.24  489.87    2-Nov-00  430.87   230.10  254.66  362.95   27-Dec-00  380.54   214.09  233.59  299.01
13-Sep-00  487.92   239.22  271.39  498.80    3-Nov-00  432.89   229.84  254.05  366.86   28-Dec-00  381.88   214.94  233.97  298.81
14-Sep-00  499.33   238.57  270.15  497.76    6-Nov-00  435.57   230.73  255.31  369.41   29-Dec-00  389.26   212.70  231.99  285.62
15-Sep-00  493.96   236.14  266.91  482.76    7-Nov-00  422.15   230.68  255.60  354.46    2-Jan-01  377.85   206.74  225.47  282.51
18-Sep-00  480.54   232.71  263.25  471.20    8-Nov-00  408.72   227.04  251.21  329.30    3-Jan-01  400.00   217.09  237.92  331.99
19-Sep-00  491.95   235.19  266.24  509.45    9-Nov-00  398.66   225.56  249.83  331.21    4-Jan-01  401.34   214.80  236.89  323.86
20-Sep-00  481.88   233.81  264.47  510.62   10-Nov-00  370.47   220.06  243.03  309.19    5-Jan-01  408.72   209.17  230.39  305.87
21-Sep-00  475.84   233.44  263.74  487.67   13-Nov-00  375.17   217.69  240.68  322.58    8-Jan-01  426.17   208.76  228.91  314.15
22-Sep-00  455.70   233.39  261.61  458.95   14-Nov-00  402.01   222.79  246.60  340.99    9-Jan-01  422.15   209.56  229.63  312.55

The number of outstanding common shares of Royal Philips Electronics increased due to a 4-for-1 stock split in April 2000. As a result, the par value of common shares was divided by 4 to EUR 0.25.

This was followed by a 3% share reduction program that was implemented in the summer of 2000. This share reduction program was accomplished through the conversion of almost all of Philips' surplus paid-in capital into nominal share capital. The resulting adjusted nominal share capital was reduced by making a cash distribution of EUR 1.26 per common share to all Philips' shareholders, which amount equaled 3% of the April 18, 2000 closing price of EUR 42.05 on the stock market of Euronext Amsterdam. Subsequently,



64 Operating and Financial Review and Prospects every 100 outstanding common shares were exchanged for 97 new common shares, each of which has a par value of EUR 0.20.

In 1999, the Company also executed an 8% share reduction program in a similar series of steps.

The exercise of convertible personnel debentures led to a 0.3 million increase in the number of outstanding shares in 1999 (after stock split).

The 14.9 million increase in shares outstanding at December 31, 1998 (after stock split in 2000) was a result of the exercise of Superclub warrants and convertible personnel debentures.

At the end of 2000, the Group held 32.2 million shares in treasury to cover the future delivery of shares in conjunction with the 33.6 million conversion and stock option rights outstanding at the end of 2000. At year-end 1999, 24.7 million shares were held in treasury against a 25.7 million rights overhang (both after the stock split in 2000). It is the Company's policy to buy shares on the open market soon after the granting of stock option rights or issuance of convertible personnel debentures.



-- QUANTITATIVE AND QUALITATIVE DISCLOSURES CONCERNING MARKET RISKS


RISK MANAGEMENT


The Company is exposed to the risk of changes in foreign exchange rates, certain commodity prices and interest rates. To manage these risks, the Company enters into various hedging transactions that have been authorized pursuant to its policies and procedures as described below.

The Company is also exposed to two further financial risks, i.e. the credit risk and the country risk inherent in a global business. The Company does not purchase or hold derivative financial instruments for trading purposes. The Company is exposed to other non-financial risks and purchases insurance to hedge these risks where possible.



FOREIGN EXCHANGE HEDGING POLICIES


The foreign exchange risk of the Company can be divided into five categories, namely:

1) Transaction exposures, such as both existing and forecasted sales and purchases and payables/receivables resulting from such transactions

2)   Translation exposure of investments in foreign entities (including results)

3)   Exposures of non-functional-currency-denominated debt

4)   Exposures of non-functional-currency-denominated marketable securities

5)   Competitive exposures

Each business is required to define its functional currency consistent with SFAS 'No. 52 Foreign Currency Translation'. The businesses must identify and measure all exposures from material transactions denominated in currencies other than their own functional currency. It is the Company's policy that significant transaction exposures are covered by the businesses. It is the Company's policy not to hedge the translation exposure.

Financing of subsidiaries is generally done in the functional currency of the borrowing entity. If the financing currency is not the functional currency of the business, the entity's exposure to foreign exchange risks is, in principle, offset by derivative contracts, unless the use of these contracts is restricted for regulatory reasons.

The Company partially hedges the foreign exchange exposure arising from marketable securities that are available for sale.

The Company does not hedge foreign currency exposures that may arise from competitors having different reporting currencies than the euro.



FOREIGN EXCHANGE FINANCIAL INSTRUMENTS


A sensitivity analysis shows the following results. An instantaneous 10% strengthening or weakening of non-euro currencies against the euro from their levels at December 31, 2000, with all other variables held constant, would result in an estimated change in the fair value of the Company's financial instruments of

EUR 7 million, compared with EUR 425 million in 1999, mainly due to the hedge of the Seagram securities. For the purpose of this analysis, financial instruments consist of debt instruments, liquid assets, securities and derivative financial instruments.

The hedges of forecasted sales and purchases account for a part of the sensitivity calculated above. These are concluded to offset the effect of changes in foreign currency related to forecasted transactions by the businesses.

These forecasted transactions are not financial instruments and are not yet recorded in the accounts of the Company. The hedges related to these forecasted transactions are cash flow hedges. The results from the hedges currently deferred in equity amount to a loss of EUR 12 million. The changes in the value of these hedges are deferred in equity and released to income when the forecasted transaction affects income. Virtually all transaction hedges that were outstanding at December 31, 2000 were forward foreign exchange contracts that will expire in 2001.

The foreign currency risk on outstanding external debt and intercompany loans is covered by foreign currency forward contracts. The changes in the fair value of these derivatives are accounted for in financial income and expenses.

The outstanding forward foreign exchange hedges related to securities at December 31, 2000 are fair value hedges and consequently have an offsetting effect on the value of the hedged securities. All hedges related to securities are forward foreign exchange contracts.



COMMODITY PRICE RISK HEDGING POLICY


The Company is a purchaser of certain base metals such as copper, precious metals and energy. It is the Company's policy to hedge all significant transaction risks.



COMMODITY PRICE DERIVATIVES


The sensitivity analysis shows the following results. An instantaneous 10% strengthening or weakening of all commodity prices from their levels at December 31, 2000, with all other variables held constant, would result in a change in the fair value of the Company's financial instruments of EUR 4 million compared with EUR 8 million at the end of 1999.

The commodity price derivatives that the Company enters into are concluded as cash flow hedges to offset forecasted purchases. These forecasted transactions are not financial instruments and therefore are not recorded in the accounts of the Company. The results of these hedges, currently charged to equity as deferred results, amount to a loss of EUR 1 million.

The changes in the value of the hedges of the forecasted transactions are deferred in equity and released to income when the forecasted transaction affects earnings. Virtually all contracts that were outstanding at December 31, 2000 were forward commodity contracts or futures contracts that will expire in 2001.



INTEREST-RATE HEDGING POLICY


At year-end 2000 the Company had a ratio of fixed-rate debt to total outstanding debt of approximately 48%, compared to 73% one year ago. The Company partially hedges the interest-rate risk inherent in the fixed-rate debt. As of year-end 2000, the Company hedged a notional amount of usd 803 million, compared to current outstanding US dollar-denominated fixed-rate public debt of usd 1,313 million, and none of the euro-denominated debt.



INTEREST-RATE CURRENCY DERIVATIVES

The interest-rate currency swaps hedge the Company against adverse movements of long-term interest rates and foreign exchange rate movements. Under these hedge contracts the Company receives fixed US dollar interest and pays variable euro interest. These hedges are fair value hedges. In the year 2000 the result on these hedges was a profit of EUR 26 million.

As of December 31, 2000 the majority of debt consists of bonds. Of the nominal EUR 2,262 million of bonds outstanding, 12.7% have an embedded put feature, which allows the investor to redeem the bonds prior to their final maturity date.

A sensitivity analysis shows the following results. If the long-term interest rates were to decrease instantaneously by 1% from their level of December 31,


66  Operating and Financial Review and Prospects

2000, with all other variables (including foreign exchange rates) held constant, the fair value of the long-term debt would increase by EUR 126 million. In this case the fair value of debt including the fair value of related interest-rate swaps would increase by EUR 106 million (compared to EUR 107 million in 1999).

This increase is based on the assumption that the 'putable' bonds will be repaid at their final maturity date. If the bondholders required payment at their respective put dates and there was a 1% increase in interest rates, this would reduce the market value of the long-term bonds by EUR 91 million. In this case the fair value of debt including the fair value related to interest-rate currency swaps would decrease by EUR 71 million (compared to EUR 88 million in 1999).



CREDIT RISK OF BANK COUNTERPARTIES

The Company invests available cash and cash equivalents with various financial institutions. The Company is also exposed to credit risk in the event of non-performance by counterparties with respect to derivative financial instruments.

The Company measures on a daily basis the potential loss, should a financial counterparty default. These worst-case scenario losses are monitored and limited by the Company. The Company does not enter into any derivative financial instruments to protect against default of financial counterparties. However, the Company requires all financial counterparties with which it deals in derivative transactions to complete legally enforceable set-off agreements prior to trading and, whenever possible, to have a strong credit rating from Standard & Poor's and Moody's Investor Services.



CREDIT RISK OF CUSTOMERS

Credit risk represents the loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. As of December 31, 2000 the Company identified 3 customers with significant exposure. This exposure amounts to EUR 291 million and ranges from EUR 50 million to EUR 150 million per customer.

To reduce exposure to credit risk, the Company performs ongoing credit evaluations of the financial condition of its customers, but generally does not require collateral and does not enter into derivative transactions to mitigate customer credit risk.



COUNTRY RISK

The Company is exposed to country risk by the very nature of running a global business. The country risk is defined as the sum of equity of all subsidiaries and associated companies in a country plus cross-border intercompany loans, cross-border guarantees (unless country risk is explicitly excluded in the guarantee), cross-border accounts receivable and cross-border intercompany accounts. The country risk is monitored quarterly. The degree of risk of a country is taken into account when new investments are considered. The Company does not, however, enter into derivative financial instruments to hedge country risk.



OTHER INSURABLE RISKS


The Philips Group is covered for financial losses by global insurance policies.

To reduce risks, Philips has a worldwide property damage and business interruption loss-prevention program in place. Factories are inspected on a regular basis against predefined risk engineering standards. Status information on the existing prevention levels is monitored centrally and presented to financial/ industrial product division management. Inconsistencies with these standards are reported to product division management, and budgets are made available for further improvement of the loss-prevention levels.



OTHER MAJOR RISKS

In November 2000 the Company purchased 1.3 billion redeemable preferred shares in Taiwan Semiconductor Manufacturing Company (a publicly listed Taiwanese company in which the Philips Group has a substantial shareholding) for 13 billion Taiwanese dollars (EUR 458 million). The preferred shares are redeemable in 2003. The dividend yield on these preferred shares is 3.5%. The preferred shares have the same voting rights as TSMC's common shares. The preferred shares are carried at cost (redemption value) in the accompanying consolidated balance sheet. The redeemable preferred shares result in a concentration of credit risks.

However, based on historical results the Company is of the opinion that TSMC will have sufficient means to redeem the preferred shares at the redemption date.


In December 2000 Philips purchased 32 million convertible redeemable preferred shares in LG Electronics Inc. (LGE) for 544 billion Korean won (EUR 505 million). LGE is a publicly listed Korean company with which Philips already has the LG.Philips LCD Co. joint venture; a new joint venture in the field of CRT business is in the process of being established. The redeemable preferred shares will be redeemed before June 30, 2004, subject to the Korean legal requirement of the existence of sufficient profit and retained earnings available for distribution. The preferred shares are also convertible one year after issuance, at Philips' option, into LGE common stock. The dividend yield on these preferred shares is 7.5%. The preferred shares have no voting rights, unless LGE is in arrears on dividend or redemption payments. The preferred shares are carried at cost (redemption value) in the accompanying consolidated balance sheet. The redeemable preferred shares result in a concentration of credit risk. However, the Company is of the opinion that, out of the existing joint venture with LGE (LG.Philips LCD Co.) and the new joint venture between LGE and Philips Display Components to be established in the course of 2001, sufficient funds will flow to LGE to enable LGE to redeem the preferred shares within the next few years. Earlier repayment is permitted.



EURO

Philips introduced the euro as its reporting currency on January 1, 1999.
The impact of the introduction of the euro on Philips' businesses and on its financial performance has been very limited, because the markets are still dominated by local currencies. Management still believes that in the longer term Philips stands to gain from the introduction of a single European currency.



-- RISK FACTORS

Philips is a global company, which means that it is affected by economic developments in all regions of the world.

Philips is active in more than 60 different businesses with different risk profiles, which are geared to the business environment in which they operate and the competitive advantage they aim to achieve.

Depending on their nature, Philips' businesses are affected by developments in the cyclical semiconductor market, the PC industry, the car industry and the communications industry. The professional Lighting business and Medical Systems also depend on governmental budgets and the developments in real estate investments.

The Company is exposed to a variety of market risks, including the effects of changes in foreign currency exchange rates, interest rates and credit spreads, which are further described in the section Quantitative and qualitative disclosures concerning market risks. Mismatches between the currencies in which sales are made and the currencies in which expenses are incurred expose the Company's income in the case of structural devaluations or revaluations.

The Company has a relatively strong customer base in US dollar and US dollar-related countries as compared to the origin of its production and supply base. It is estimated that a 10% devaluation of the US dollar against the euro would reduce income from operations by more than EUR 100 million.

In areas with major technological investments, like Semiconductors, Components and Consumer Communications, Philips continues to build on partnerships to share the high financial risks. Management of this growing number of strategic alliances is a risk area in itself.

A common risk area that has priority attention is human resources. Growth areas like Semiconductors and Components require talented people with specific technical key competences for the realization of their plans. The ability to recruit and retain quality staff, for which there is an increasing demand in the market, is a critical success factor.



68  Operating and Financial Review and Prospects

-- CORPORATE GOVERNANCE

The Company has consistently improved its corporate governance over the past decade by increasing transparency and accountability to its shareholders through simplification of the corporate structure, by improving the supervision of the Company's policies and activities, and by adopting a culture of best practices. For further information, see pages 70 to 76 of the separate booklet entitled 'Financial Statements'.



BUSINESS CONTROLS

The Philips Policy on Business Controls is communicated to all levels of management. Key elements are: setting clear policies; issuing clear directives; delegating tasks and responsibilities clearly; carrying out supervision; taking corrective action; and maintaining highly responsive accounting systems including an internal control system (internal accounting controls).

The Company's internal control structure follows current thinking and practice in integrating management control over company operations, compliance with legal requirements and the reliability of financial reporting. It makes management responsible for implementing and maintaining effective business controls, including internal financial controls. The effectiveness of these controls is monitored by self-assessment and by audits performed by internal and external auditors.

Accountability is enforced through the formal issuance of a Statement on Business Controls by each business unit, resulting, via a cascade process, in a statement by each product division.

Audit committees at each of the product divisions ensure adherence to the policy and take corrective action where necessary. They are also involved in determining the desired audit coverage. The entire process is reviewed on a regular basis by the Corporate Audit Committee chaired by the CFO and independently by Corporate Internal Audit. Reports on the functioning of the process are sent to the Board of Management and the Audit Committee of the Supervisory Board.

Key focus areas of Internal Audit are business process analysis, business risk analysis, business controls and efficient and effective reporting to management about root causes and solutions to process performance and control gaps. This also includes facilitating business risk assessment workshops.

As a consequence of this revised approach, the division of tasks between Internal Audit and external auditors will be changed from 2001 onwards as external auditors will be more directly responsible for and involved in the audit of basic accounting controls of all Philips entities.



BUSINESS PRINCIPLES

The Philips General Business Principles govern the Company's business decisions and actions throughout the world, applying equally to corporate actions and the behavior of individual employees when on company business. They incorporate the values on which all Philips activity is or should be based, such as business focus, integrity, fair trade, non-discrimination and equal opportunities, and in almost all countries have been translated into the local language. The responsibility for compliance with the Principles rests first and foremost with the management of the business. In every country a Compliance Officer has been appointed, and the Philips Intranet provides information on how to contact the Compliance Officer.

The Review Committee General Business Principles supervises the practical implementation. Where appropriate, the Review Committee makes recommendations for additional guidelines. In 2000 the Review Committee met seven times, discussing, among other things, the further implementation of the Principles, the question of how to increase awareness, and reported violations.

A number of initiatives have been taken to increase awareness and improve the implementation of the General Business Principles in the Company. For instance, a casebook for dilemma training has been developed and distributed throughout the organization for incorporation in management development courses. Furthermore, following the lead of our US organization, in several countries steps have been taken to introduce guaranteed-anonymity hotlines and/or mailboxes for reporting suspected contraventions of the General Business Principles. Considerable efforts are also being devoted to optimizing the periodic reporting on this issue by the Company's product divisions and country organizations.

PROXY SOLICITATION

Philips is continuously striving to improve relations with its shareholders. For instance, Philips was one of the key companies in the establishment of the Shareholders' Communication Channel -- a pilot project of Euronext Amsterdam, banks in the Netherlands and several major Dutch companies to simplify contacts between a participating company and its shareholders.

As in 2000, Philips will use the Shareholders' Communication Channel to distribute its complete Annual Report and the Agenda for the General Meeting of Shareholders in 2001. Following recent amendments to Dutch law enabling proxy solicitation, Philips will implement proxy solicitation in the Netherlands for this year's General Meeting of Shareholders. In view thereof, for the General Meeting of Shareholders on March 29, 2001 a record date for common shares (being March 22, 2001) will apply: those persons who on March 22, 2001 hold common shares in the Company and are registered as such in one of the registers designated by the Board of Management for the General Meeting of Shareholders will be entitled to participate in and vote at the meeting.

Philips is convinced of the value of the Shareholders' Communication Channel and will continue to advocate its widespread adoption. In a broader context, Philips is constantly striving to improve its contacts with the financial community at large.

-- ENVIRONMENTAL PERFORMANCE

With regard to eco-efficiency, Philips initiated a pragmatic approach in 1994 and defined measurable targets, laid down in four-year action programs. The present program, running from 1998 until 2002, is called EcoVision, and 2000 is the third year that Philips will report in quantitative terms on its environmental progress on a worldwide scale by means of a dedicated Corporate Environmental Report.

Under the EcoVision program, Green Flagships, or 'green' star products, are developed. These are products with a better environmental performance than their predecessors or competitors in one or more areas such as weight, energy consumption, packaging and recyclability. The provisional results for 2000 show that 64 Philips products were identified as Green Flagships and 44 were marketed as such.

It should be noted that the comparability of the data given below for the reporting period and previous years is affected by changes to the portfolio of reporting units, changes in the methodology for determining certain data, and enhancement of data collection systems.

Compared with the reference year 1994, Philips reduced its packaging by 14% in 2000 (9% in 1999 and 5% in 1998), close to the target of 15% packaging reduction by year-end 2000.

Compared with the reference year 1994, energy saving improved from 24% in 1998 to 28% in 1999 and 31% in 2000. For industrial waste, savings of 56% were realized in 2000 compared with 43% in 1999 and 27% in 1998. Water consumption was reduced by 45%, compared with 41% in 1999 and 33% in 1998.

Of the manufacturing sites, 85% are certified and manage their activities in accordance with the internationally accepted environmental standards ISO 14001 or EMAS (75% in 1999; 52% in 1998).

-- INFORMATION TECHNOLOGY AND E-BUSINESS

The basic IT infrastructure for company-wide communication established in 1999 has been further improved in 2000 and enhanced with new services for secure and reliable connections with external business partners and remote access. Using the global communication network, a worldwide facility has been established for the electronic distribution of software for the Philips standard desktop environment. Building on the existing messaging infrastructure, network application services for groupware and knowledge management have been made available to the Philips user community.


70  Operating and Financial Review and Prospects

A major challenge for the coming years is to take advantage of the opportunities offered by e-business. Philips has high performance ambitions in this new arena. All Philips businesses and corporate departments have dedicated e-business plans, which cover products, services, processes, people and relationships along the integral business chain. At corporate level a cross-consumer PD cooperation involving Philips Customer Care centers and Corporate IT has been set up to develop and deploy a shared e-business front-end application, a Content Management system and a common consumer database.

In general, the main focus area is business-to-business, encompassing the integral business chain from the supply base up to and including retailing. On the market side this means customer- and consumer-centric e-marketing, e-retailing and e-key account management. On the supply base side it means e-procurement and web-enabled supply. Besides business-to-business activities, selected direct-to-consumer sales activities have been developed in various markets around the world.

Investments have been made in the common IT infrastructure needed to support e-business, including state-of-the-art connections to the Internet and security services. A certification authority has been designated to authenticate Philips' businesses and their partners in a secure and reliable way so that they can participate in e-business transactions.

Tracking developments in markets, economies and society at large, company-wide initiatives have been rolled out to facilitate the required change in business culture, such as an e-business awareness program for some 10,000 staff worldwide, which was completed in the final quarter of 2000.

- HUMAN RESOURCES MANAGEMENT

Increasingly competitive labor markets call for a creative response to the challenge of recruiting and retaining top talent. Scarcity of talent occurs in many regions and across disciplines. From a regional perspective, the USA requires specific attention, particularly because of the tense labor market conditions in the Silicon Valley area. From a functional perspective the `war for talent' manifests itself most clearly in the area of technical specialists. Philips has a healthy basis for a strong competitive position on the labor market. The technology base, compelling product portfolio and Company performance attract talented people. This is illustrated by the growing number of people signing up for interviews in our recruitment campaigns at universities across the world.

Increasingly, recruitment is conducted through the Internet. A corporate infrastructure, which ties together the various recruitment websites of product divisions and country organizations, has been developed: the Philips Job Market.


An analysis has been carried out of the effectiveness of the corporate Management Development architecture. Based on the outcomes, a worldwide program, HR Excellence 2002, has been launched. The objective of this program is to enhance the quality and coherence of the `talent pipeline' to the executive levels in the Company.

A new remuneration policy has been established for the 600-plus Philips Executives. This policy ensures the compensation of the Executives according to competitive benchmarks in the various countries. One of the key features is a stock option program, which ties the pay-out to shareholder value creation compared to a set of peer companies. The leadership development efforts for Executives, which started in 1999, have been intensified. For instance, an Executive Coaching program is being rolled out in the Philips Leadership Group.

- BUSINESS EXCELLENCE

In 2000 progress was made in rolling out the Business Excellence through Speed and Teamwork (BEST) program throughout the Company. Building upon the achievements already realized in quality assurance, process improvement and customer satisfaction, BEST is giving renewed focus and impetus to the drive towards world-class performance in all processes along the business chain.

The role of speed is recognized in BEST as the fundamental driver of business excellence. Regarding teamwork, more than 7,000 improvement teams are currently active throughout the Company. Quality improvement competitions in various businesses give a structure to their activities, producing very substantial benefits not only for the Group's businesses and customers, but also in terms of recognition and the opportunities for personal growth and self-fulfilment they offer Philips' employees.

Management audits support and reinforce the improvement process by providing cross-business exposure to leadership practice and by ensuring that headquarters clearly define their added value and focus on processes as well as results.






72  Operating and Financial Review and Prospects

-  OUTLOOK

   The Company has formulated its new performance objectives for the medium term:

   1.  Sales growth of better than 10% average per annum

   2. Income from operations to grow from approximately 8% of sales to 10% of sales

   3.  Growth of earnings per common share of 15% on average per annum

   4.  Positive cash flow


   Achieving these results will lead to a return on net assets (RONA) of over 30%.

   For the year 2001, the Company is observing a slowdown in economic activity in some areas of the world, particularly the USA. Furthermore, the markets for PCs and related products and the telecom markets are showing signs of temporary oversupply. This will cause some of the markets for Philips products to show lower growth and higher price erosion in 2001, certainly in the first half of the year.

   We will keep capital expenditures below the level of 2000, while we continue to support the high-growth opportunities of our businesses with a focus on Semiconductors, Components and the digital parts of Consumer Electronics. This will be supported by acquisitions, which may temporarily dilute earnings until the synergies can be reached that are foreseen in these transactions.

   We will continue to improve operational efficiency and devote more attention to closer cooperation between different businesses where this creates synergy advantages for the Company. The total effect of growth and efficiency will keep the number of employees at about the same level.

   We will continue our approach to further tighten business controls and enhance value-based management.

   Eindhoven, February 6, 2001
   Board of Management
   Group Management Committee

 Board of Management



[Picture of Cor Boonstra]



                 [Picture of Gerard Kleisterlee]         [Picture of Jan Hommen]



                 [Picture of Arthur van der Poel]      [Picture of John Whybrow]



[Picture of Adri Baan]



COR BOONSTRA                                                         1938, Dutch

President/CEO and Chairman of the Board of Management and the Group Management Committee

Member of the Board of Management and the Group Management Committee since June 1994; Chairman and President of the Company since October 1996


GERARD KLEISTERLEE                                                   1946, Dutch

Executive Vice-President and Chief Operating Officer

Member of the Board of Management since April 2000; Member of the Group Management Committee since January 1999; Chief Operating Officer of the Company and President-elect since September 2000


JAN HOMMEN                                                           1943, Dutch

Executive Vice-President and Chief Financial Officer

Member of the Board of Management and the Group Management Committee and Chief Financial Officer since March 1997


ADRI BAAN                                                            1942, Dutch

Executive Vice-President

Member of the Board of Management since May 1998; member of the Group Management Committee since May 1996


ARTHUR VAN DER POEL                                                  1948, Dutch

Executive Vice-President

Member of the Board of Management since May 1998; member of the Group Management Committee since May 1996; President/CEO of the Semiconductors division since 1996


JOHN WHYBROW                                                       1947, British

Executive Vice-President

Member of the Board of Management since May 1998; member of the Group Management Committee since April 1995; President/CEO of the Lighting division since 1995





74  Board of Management

Group Management Committee

The Group Management Committee is composed of the Board of Management and the following senior officers










                            [Picture of Hans Barella]



[Picture of Ad Veenhof]                                [Picture of Guy Demuynck]




               [Picture of Tjerk Hooghiemstra]           [Picture of Ad Huijser]


[Picture of Jan Oosterveld]


          [Picture of Arie Westerlaken]     [Picture of Matt Medeiros]




AD VEENHOF                                                           1945, Dutch

Senior Vice-President

Member of the Group Management Committee since January 1996 and President/CEO of the Domestic Appliances and Personal Care division since 1996


HANS BARELLA                                                         1943, Dutch

Senior Vice-President

Member of the Group Management Committee since March 1997 and President/CEO of the Medical Systems division since 1997


GUY DEMUYNCK                                                       1951, Belgian

Senior Vice-President

Member of the Group Management Committee since April 2000 and President/CEO of Consumer Electronics Mainstream since 2000


JAN OOSTERVELD                                                       1944, Dutch

Senior Vice-President

Member of the Group Management Committee since May 1998; responsible for Corporate Strategy since 1997 and for Regions and Countries since 2000


TJERK HOOGHIEMSTRA                                                   1956, Dutch

Senior Vice-President

Member of the Group Management Committee since April 2000; responsible for Human Resources Management since 2000


AD HUIJSER                                                           1946, Dutch

Senior Vice-President

Member of the Group Management Committee since
April 1999 and CEO of Philips Research since 1998


ARIE WESTERLAKEN                                                     1946, Dutch

Senior Vice-President

Member of the Group Management Committee since May 1998, Secretary to the Board of Management since 1997 and Chief Legal Officer since 1996


MATT MEDEIROS                                                     1956, American

Senior Vice-President

Member of the Group Management Committee since November 2000 and President/CEO of the Components division since 2000





                                                  75  Group Management Committee

Supervisory Board




[Picture of L.C.van Wachem]                     [Picture of K.A.L.H.van Miert]



                            [Picture of W.de Kleuver]




                                              [Picture of Sir Richard Greenbury]



[Picture of L. Schweitzer]         [Picture of W. Hilger]



                                                        [Picture of J-M.Hessels]



L.C.VAN WACHEM                                                1931, Dutch**  ***

Chairman

Member of the Supervisory Board since 1993; second term expires in 2001 Former Chairman of the Committee of Managing Directors of the Royal Dutch/Shell Group and currently Chairman of the Supervisory Board of Royal Dutch Petroleum Company; also member of the Supervisory Boards of Akzo Nobel, BMW and Bayer, and member of the Board of Directors of IBM, Atco and Zurich Financial Services


W.DE KLEUVER                                                   1936, Dutch*  ***

Vice-Chairman and Secretary

Member of the Supervisory Board since 1998; first term expires in 2002 Former Executive Vice-President of Royal Philips Electronics


PROF. K.A.L.H.VAN MIERT                                            1942, Belgian

Member of the Supervisory Board since 2000; first term expires in 2004

Former member of the European Commission and currently President of Nyenrode University, member of the Supervisory Board of Wolters Kluwer, member of the Boards of Agfa Gevaert and De Persgroep and member of the Advisory Boards of Goldman Sachs, Rabobank and Swissair.


L.SCHWEITZER                                                        1942, French

Member of the Supervisory Board since 1997; first term expires in 2001

Chairman and Chief Executive Officer of Renault and member of the Boards of Pechiney, Banque Nationale de Paris and Electricite de France


PROF. W.HILGER                                                  1929, German* **

Member of the Supervisory Board since 1990; reaches the statutory age limit in 2001

Former Chairman of the Board of Management of Hoechst and currently member of the Supervisory Boards of Victoria Versicherung and Victoria Lebensversicherung


SIR RICHARD GREENBURY                                            1936, British**

Member of the Supervisory Board since 1998; first term expires in 2002

Former Chairman and Chief Executive Officer of Marks & Spencer and director of Lloyds TSB, British Gas, ICI and Zeneca, and currently member of the Boards of Unifi Inc. and the Electronics Boutique Plc.


J-M.HESSELS                                                         1942, Dutch*

Member of the Supervisory Board since 1999; first term expires in 2003

Former Chief Executive Officer of Royal Vendex KBB and currently Chairman of the Supervisory Board of Euronext and member of the Supervisory Boards of BN.com, Laurus, Schiphol Group and Royal Vopak



     *   Member of the Audit Committee

     **  Member of the Remuneration Committee

     *** Member of the Nomination and Selection Committee




76  Supervisory Board

Report of the Supervisory Board




PROFILE OF THE SUPERVISORY BOARD
The Supervisory Board will aim for an adequate combination of knowledge and experience among its members in relation to the global and multi-product character of the business of the Company.
Consequently, the Board will aim for an adequate level of experience in marketing, manufacturing, financial, economic, social and legal aspects of international business and government and public administration. The Supervisory Board further aims to have available adequate experience within Philips by having one or two former Philips executives on the Supervisory Board. In the case of vacancies the Supervisory Board will ensure that when such persons are recommended for appointment, these various qualifications are reflected sufficiently.

TERM OF APPOINTMENT
Members of the Supervisory Board are appointed for a fixed term of four years. In principle, they may be re-elected for two additional terms of four years (for further information, see page 74 of the separate booklet "Financial Statements").



The Supervisory Board met five times in the course of 2000. Except in matters regarding the composition of the Supervisory Board, the Board of Management and the Group Management Committee, as well as the remuneration and performance of members of the Board of Management and the Group Management Committee, the members of the Board of Management and/or the Group Management Committee were present at our meetings to inform us on the course of business, important decisions and the strategy of the Philips Group. A number of important matters, such as major acquisitions, divestitures and alignments, were discussed at length. A two-day meeting was devoted to strategy. The Audit Committee met four times in the presence of the external auditor before the publication of the annual and quarterly results. On behalf of the Supervisory Board and in preparation for our decisions, this committee monitors the effectiveness of internal financial control systems and reviews internal audit programs and their findings. It also reviews the annual and quarterly figures and discusses the scale and scope of the annual audit by the external auditor. Important findings and identified risks are examined thoroughly so that appropriate measures can be taken.

The Remuneration Committee met two times. This committee is responsible for preparing resolutions regarding the remuneration of members of the Board of Management and the other members of the Group Management Committee. In addition, it advises the Supervisory Board with regard to the policy to be pursued. The Nomination and Selection Committee held discussions four times, in particular to fill vacancies in the Board of Management and/or the Group Management Committee.

COMPOSITION OF THE SUPERVISORY BOARD

At the General Meeting of Shareholders on March 30, 2000, Mr C.J. Oort retired from the Supervisory Board as a consequence of reaching the statutory age limit in 2000, while Mr K.A.L.H. van Miert was appointed to the Supervisory Board with effect from April 1, 2000.

At the General Meeting of Shareholders on March 29, 2001, Mr W. Hilger will retire from the Supervisory Board. Mr Hilger joined the Supervisory Board in 1990 and has been a member of the Audit Committee (since 1993) and the Remuneration Committee (since 1997). He reaches the statutory age limit this year. We wish to express our gratitude to Mr Hilger for his contribution to the Company during his eleven-year term, an often turbulent period with some difficult years, and we wish him well for the future.

In agreement with the Meeting of Priority Shareholders we will propose at the General Meeting of Shareholders on March 29, 2001 to re-elect Messrs L.C. van Wachem and L. Schweitzer, whose present terms end at the 2001 Annual General Meeting of Shareholders.

COMPOSITION OF THE BOARD OF MANAGEMENT-GROUP MANAGEMENT COMMITTEE

At the General Meeting of Shareholders on March 30, 2000, Mr G.J. Kleisterlee was appointed as member of the Board of Management and Executive Vice-President. On August 30, 2000 it was announced that Mr C. Boonstra will retire as President/CEO of the Company and Chairman of the Board of Management as of April 30, 2001. Since he was appointed as a member of the Board of Management (June
1994) and during the period in which he served as President and Chairman of the Board of Management







                                              77 Report of the Supervisory Board

(from October 1996), Mr Boonstra successfully accomplished major assignments. In particular, we are grateful for his contribution to the increased focus of the Company's activities, resulting in regained financial health and credibility with the investment world. This has significantly increased shareholder value.

In agreement with the Meeting of Priority Shareholders we will propose at the General Meeting of Shareholders to elect Mr Kleisterlee as the successor to Mr Boonstra.

In the course of 2000, Messrs N.J. Bruijel (January 1) and F. Bok (April 1) retired as members of the Group Management Committee. With effect from April 1, 2000, Messrs T. Hooghiemstra and G.J.M. Demuynck have been appointed as members of the Group Management Committee and Senior Vice-Presidents of the Company. With effect from November 1, 2000, Mr M.T. Medeiros has been appointed as a member of the Group Management Committee and Senior Vice-President of the Company. Mr A. Baan will retire as Executive Vice-President and member of the Board of Management on March 30, 2001. We wish to thank him for all his efforts on behalf of the Company.

FINANCIAL STATEMENTS

The financial statements of Koninklijke Philips Electronics N.V. for 2000, as presented by the Board of Management, have been audited by KPMG Accountants N.V., independent public auditors. Their report appears on page 69 of the separate booklet entitled `Financial Statements'. We have approved these financial statements and recommend that you adopt them in accordance with the proposal of the Board of Management and likewise adopt the proposal to declare a dividend of EUR 0.36 per common share.

Eindhoven, February 6, 2001


The Supervisory Board








78 Report of the Supervisory Board


                    [Pages 79 to end intentionally omitted.]

                               ANNUAL REPORT 2000
                              FINANCIAL STATEMENTS

                                 [Philips Logo]

                                    PHILIPS

                     [Pages 1 and 2 intentionally omitted.]


ACCOUNTING POLICIES

The consolidated financial statements are prepared on a basis consistent with generally accepted accounting principles in the Netherlands ("Dutch GAAP"). Historical cost is used as the measurement basis unless otherwise indicated.

ACCOUNTING CHANGES

In order to further align Philips' accounting policies under Dutch GAAP with US GAAP requirements, product development and process development costs, which previously had been included in inventories, are now charged to expense as incurred. In line with Dutch GAAP, the relevant costs included in the January 1, 2000 balance sheet - an amount of EUR 241 million, net of taxes - were charged directly to stockholders' equity. This change did not materially impact income for the year 2000.

NEW ACCOUNTING PRONOUNCEMENTS

The Company chose to adopt Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for derivative instruments and hedging activities", as of January 1, 2000, and SFAS No. 138, an amendment of SFAS No. 133, as of July 1, 2000. At the date of initial application all derivative instruments were recognized as either assets or liabilities and measured at fair value. Differences between previous carrying amounts and the fair values are reported as gains or losses in net income or in other reserves under stockholders' equity, as appropriate. The impact of the transition adjustment in the opening balance sheet was a credit of EUR 58 million on equity and a loss of EUR 5 million on current year earnings. In sofar as hedging relationships were established anew and the hedged items were recognized as either assets/liabilities or as firm commitments, the resulting adjustments of the carrying amounts of the hedged items have been recognized as offsetting gains and losses for the risk being hedged.

Effective January 1, 2000, SEC Staff Accounting Bulletin ("SAB") 101, "Revenue recognition in financial statements', has been applied. The application of SAB 101 did not materially impact sales and revenue recognition.

PRESENTATION CHANGES

Beginning in 1999, results from divestitures, other than segments of business, are reported as income from continuing operations and no longer as extraordinary items. This presentation is in line with recent developments in international accounting and is fully aligned with US GAAP. Furthermore, interest on provisions for pensions has been included in income from operations instead of financial income and expenses. Prior years have not been reclassified.

A pro forma presentation of the 1998 figures in accordance with the methodology used for 2000 and 1999 has been provided in a footnote on the face of the income statement and in the notes to the consolidated financial statements. Certain other reclassifications have been made to conform prior-years' data to the current presentation.


                                                           ACCOUNTING POLICIES 3

Consolidation principles

The consolidated financial statements include the accounts of Koninklijke Philips Electronics N.V. ("Royal Philips Electronics") and companies that are effectively controlled. Minority interests are disclosed separately in the consolidated statements of income and in the consolidated balance sheets. Intercompany transactions and balances have been eliminated.

Investments in companies in which Royal Philips Electronics does not effectively control the financial and operating decisions, but does exert significant influence, are accounted for by the equity method. Generally, significant influence is presumed to exist if at least 20% of the voting stock is owned. The Company's share of the net income of these companies is included in results relating to unconsolidated companies in the consolidated statements of income. Investments in companies in which Royal Philips Electronics does not exert significant influence are carried at cost or, if a long-term impairment exists, at lower net realizable value.

Reporting currencies

Beginning in 1999, Philips' financial statements are reported in euros. Previously presented financial statements denominated in Dutch guilders have been translated into euros using the irrevocably fixed conversion rate applicable since January 1, 1999 for all periods presented (EUR 1 = NLG 2.20371). Management believes that the data denominated in euros reflect the same trends as previously reported. Philips' financial data may not be comparable to those of other companies that also report in euros if these other companies previously reported in a currency other than the Dutch guilder.

Foreign currencies

The financial statements of foreign operations are translated into euros. Assets and liabilities are translated using the exchange rates on the respective balance sheet dates. Income and expense items are translated based on the average rates of exchange for the periods involved. The resulting translation adjustments are charged or credited to stockholders' equity. Cumulative translation adjustments are recognized as income or expense upon disposal of a segment of business.

The functional currency of foreign operations is generally the local currency, unless the primary economic environment requires the use of another currency. However, when foreign operations conduct their business in economies considered to be highly inflationary, they record transactions in a designated functional currency instead of their local currency.

Gains and losses arising from the translation or settlement of foreign-denominated monetary assets and liabilities into the local currency are recognized in income in the period in which they arise. However, currency differences on intercompany loans which have the nature of a permanent investment, are accounted for as translation differences directly in stockholders' equity.

4  ACCOUNTING POLICIES

Derivative financial instruments

The Company uses derivative financial instruments principally in the management of its foreign currency risks and to a more limited extent for interest rate and commodity price risks. Applying SFAS No. 133 and SFAS No. 138, the Company measures all derivative financial instruments based on fair values derived from market prices of the instruments or from option pricing models, as appropriate. Gains or losses arising from changes in the fair value of the instruments are recognized in the income statement for the period in which they arise to the extent that the derivatives have been designated as a hedge of recognized assets or liabilities, or to the extent that the derivatives have no hedging designation or are ineffective. The gains and losses on the designated derivatives substantially offset the changes in the values of the recognized hedged items, which are recognized also as gains and losses in the income statement.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk, are recorded in earnings.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash flow hedge are recorded in other reserves, until earnings are affected by the variability in cash flows of the designated hedged item. Changes in the fair value of derivatives that are highly effective as hedges and that are designated and qualify as foreign currency hedges are recorded in either earnings or other reserves, depending on whether the hedge transaction is a fair value hedge or a cash flow hedge.

The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively. Any ineffectiveness is recognized in financial income and expenses.

Cash and cash equivalents

Cash and cash equivalents include all cash balances and short-term highly liquid investments with an original maturity of three months or less that are readily convertible into known amounts of cash. They are stated at face value.

Securities

Securities designated as available for sale are carried at the lower of cost or market value. Gains or losses, if any, are recorded in financial income and expenses. Securities hedged under a fair value hedge are remeasured for the changes in the fair value that are attributable to the risk which is being hedged.

Receivables

Receivables are carried at face value, net of allowances for doubtful accounts.

Inventories

Inventories are valued at the lower of cost or market value less advance payments on work in process. The cost of inventories comprises all costs of purchase, costs of conversion and other costs incurred bringing the inventories to their present location and condition. The costs of conversion of inventories include direct labor, fixed and variable production overheads, taking into account the stage of completion.

In 1999 and prior years, product development and process development costs were included in inventories.

The cost of inventories is determined using the first-in, first-out (FIFO) method. Provision is made for obsolescence.

Other non-current financial assets

Loans receivable are carried at face value, less a provision for doubtful accounts. Investments in companies for which sale is restricted for a period of one year or more are accounted for at cost, being the fair value upon receipt of the shares.

Property, plant and equipment

Property, plant and equipment is carried at cost less accumulated depreciation. Assets manufactured by the Company include direct manufacturing costs, production overheads and interest charges incurred during the construction period. Government grants are deducted from the cost of the related asset. Depreciation is calculated using the straight-line method over the expected economic life of the asset. Depreciation of special tooling costs is based on the expected future economic benefit of these tools. Gains and losses on the sale of property, plant and equipment are included in other business income.

Intangible assets

Intangible assets, including goodwill arising from acquisitions, are amortized using the straight-line method over their estimated economic lives, not to exceed twenty years. In-process Research and Development (R&D) is written off immediately upon acquisition. Patents and trademarks acquired from third parties are capitalized and amortized over their remaining lives.

Effective January 1, 1999, the Company adopted the Statement of Position ("SOP") 98-1 issued by the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants. SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", requires companies to capitalize certain costs relating to the development and purchase of software for internal use and to amortize these costs over the estimated useful life of the software.

Costs of research and development are expensed in the period in which they are incurred.

Impairment of intangible and tangible fixed assets

The Company accounts for impairments of intangible and tangible fixed assets in accordance with the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". This statement requires that intangible and tangible fixed assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of, are reported at the lower of the carrying amount or fair value less costs to sell.

6  ACCOUNTING POLICIES

Provisions

The Company recognizes provisions for liabilities and losses which have been incurred as of the balance sheet date and for which the amount is uncertain but can be reasonably estimated. Additionally, the Company records provisions for losses which are expected to be incurred in the future, but which relate to contingencies that exist as of the balance sheet date.

The provision for restructuring relates to the estimated costs of planned reorganizations that have been approved by the Board of Management and publicly announced before the year-end, and which involve the realignment of certain parts of the industrial and commercial organization.

When such reorganizations require discontinuance and/or closure of lines of activities, the anticipated costs of closure or discontinuance are included in restructuring provisions. Provisions are stated at face value, with the exception of certain long-term provisions, such as certain environmental provisions, provisions for postretirement benefits (including pensions) and severance payments in certain countries where such payments are made in lieu of pension benefits; those provisions are stated at the present value of the future obligations.

Debt and other liabilities

Debt and liabilities other than provisions are stated at face value. However, loans which are hedged under a fair value hedge are remeasured for the changes in the fair value that are attributable to the risk which is being hedged.

Revenue recognition

Sales are recognized as revenue when they are realized or realizable and earned, which is considered to occur at the time the Company has substantially accomplished what it must do to be entitled to the benefits represented by the revenues. In addition, there should be persuasive evidence of a sales arrangement with the client, the price is fixed or determinable and collection is reasonably assured. Normally, this situation exists when the product or merchandise is delivered or services are rendered to customers, or a sales transaction has otherwise occurred. Recognized sales are net of sales taxes, customer discounts, rebates and similar charges. Service revenue is recognized over the contractual period or as services are rendered. Revenues from long-term contracts are recognized in accordance with the percentage - of - completion method. Provision for estimated contract losses, if any, is made in the period that such losses are determined. Royalty income is recognized on an accrual basis. The most important revenue processes in relation to royalty income are payments as a percentage of sales and fixed amounts per product sold. Government grants, other than those relating to assets, are recognized as income as qualified expenditures are made.

Financial income and expenses

Interest income and interest expense are recognized on an accrual basis.

Income taxes

Income tax expense is based on pre-tax financial accounting income. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Measurement of deferred tax assets and liabilities is based upon the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets, including assets arising from loss carryforwards, are recognized if it is more likely than not that the asset will be realized. Deferred tax assets and liabilities are not discounted.

Deferred tax liabilities for withholding taxes are recognized in situations where the income of subsidiaries is to be paid out as dividends in the near future, and in the case of undistributed earnings of minority shareholdings.

Changes in tax rates are reflected in the period that includes the enactment date.

Benefit accounting

The Company accounts for the cost of pension plans and postretirement benefits other than pensions substantially in accordance with SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 106, "Postretirement Benefits other than Pensions" respectively. Most of the Company's defined-benefit plans are funded with plan assets that have been segregated and restricted in a trust to provide for the pension benefits to which the Company has committed itself.

When plan assets have not been segregated by the Company or in such cases in which the Company is required to make additional pension payments, the Company recognizes a provision for such amounts.

Pension costs primarily represent the increase in actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, net of the expected return on plan assets.

In the event that at any date the accumulated benefit obligation, calculated as the present value of the benefits attributed to employee service rendered prior to that date and based on current and past compensation levels, would be higher than the market value of the plan assets or the existing level of the pension provision, the difference is immediately charged to income.

In certain countries the Company also provides postretirement benefits other than pensions to various employees. The cost relating to such plans consists primarily of the present value of the benefits attributed on an equal basis to each year of service, interest cost on the accumulated postretirement benefit obligation, which is a discounted amount, and amortization of the unrecognized transition obligation. This transition obligation is being amortized through charges to earnings over a twenty-year period beginning in 1993 in the USA and in 1995 for all other plans.

8  ACCOUNTING POLICIES

Stock-based compensation

The Company accounts for stock-based compensation using the intrinsic value method in accordance with Dutch GAAP, which is also in conformity with US Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees". The Company has adopted the pro forma disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation".

Discontinued operations

Any gain or loss from disposal of a segment of a business (product sector) together with the results of these operations until the date of disposal are reported separately as discontinued operations. The financial information of a discontinued segment of business is excluded from the respective captions in the consolidated financial statements and related notes.

Extraordinary income and losses

Beginning in 1999, extraordinary items include transactions which occur infrequently and are unrelated to the ordinary and typical activities of the Company.

Prior to 1999, extraordinary items included income or losses arising from the disposal of a line of activity or closures of substantial production facilities within a segment of business as well as significant gains or losses from disposals of interests in unconsolidated companies.

Cash flow statements

Cash flow statements have been prepared under the indirect method in accordance with Dutch GAAP, which is in conformity with the requirements of SFAS No. 95, "Statement of Cash flows" and the amendment, SFAS No. 104. Cash flows resulting from hedges are in the same category as the hedged items. Cash flows in foreign currencies have been translated into euros using the average rates of exchange for the periods involved. Cash flows resulting from the acquisition or sale of securities are reported under cash flow from investing activities.

Dividend distribution

The proposed dividend distribution from current-year earnings to shareholders, which is subject to approval by the General Meeting of Shareholders, is recorded when such approval is received.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements in order to conform with generally accepted accounting principles. Actual results could differ from those estimates.

CONSOLIDATED STATEMENTS OF INCOME OF THE PHILIPS GROUP
FOR THE YEARS ENDED DECEMBER 31
in millions of euros unless otherwise stated 1)

                                                               2000         1999         1998 2)
                                                             -------      -------       -------
     Sales                                                    37,862       31,459        30,459
     Direct cost of sales                                    (28,692)     (24,502)      (24,121)
                                                             -------      -------       -------
     GROSS INCOME                                              9,170        6,957         6,338


     Selling expenses                                         (4,960)      (4,337)       (4,381)
     General and administrative expenses                      (1,298)      (1,212)       (1,132)
     Other business income                                     1,526          388           190
     Restructuring charges                                      (157)         (45)         (330)
                                                             -------      -------       -------
 2   INCOME FROM OPERATIONS                                    4,281        1,751           685

 3   Financial income and expenses                             1,988           32          (312)
                                                             -------      -------       -------
     INCOME BEFORE TAXES                                       6,269        1,783           373


 4   Income taxes                                               (570)        (336)          (41)
                                                             -------      -------       -------
     INCOME AFTER TAXES                                        5,699        1,447           332


 5   Results relating to unconsolidated companies              3,970          409            39
                                                             -------      -------       -------
     GROUP INCOME                                              9,669        1,856           371

 6   Minority interests                                          (67)         (52)          170
                                                             -------      -------       -------
     INCOME FROM CONTINUING OPERATIONS                         9,602        1,804           541


 7   DISCONTINUED OPERATIONS
     Income from discontinued operations
     (less applicable income taxes of EUR 75 million)              -            -           210
     Gain on disposal of discontinued operations
     (no tax effect)                                               -            -         4,844
 8   EXTRAORDINARY ITEMS-NET                                       -           (5)          458
                                                             -------      -------       -------
 9   NET INCOME                                                9,602        1,799         6,053



1) The consolidated financial statements have been prepared in euros. Amounts previously reported in Dutch guilders are now reported in euros using the irrevocably fixed conversion rate which became effective on January 1, 1999 (EUR 1 = NLG 2.20371). See the notes to the consolidated financial statements.

2) The 1998 results presented in line with the 2000 and 1999 presentation would result in income from operations of EUR 1,195 million, financial income and expenses of EUR 253 million (a loss), income from continuing operations of EUR 1,009 million and extraordinary items of EUR 10 million net (a loss). Net income would remain unchanged. See the notes to the consolidated financial statements.

The accompanying notes are an integral part of these consolidated financial statements.

10 CONSOLIDATED STATEMENTS OF INCOME OF THE PHILIPS GROUP
   FOR THE YEARS ENDED DECEMBER 31

Earnings per share

                                                                               2000             1999 1)             1998 1)
                                                                         -------------      -------------      -------------
Weighted average number of common shares outstanding
(after deduction of treasury stock) during the year                      1,312,859,102      1,378,040,952      1,440,224,304


BASIC EARNINGS PER COMMON SHARE IN EUROS:

Income from continuing operations                                                 7.31               1.31               0.38
Income from discontinued operations                                                  -                  -               0.15
Gain on disposal of discontinued operations                                          -                  -               3.36
Extraordinary items-net                                                              -                  -               0.31
                                                                         -------------      -------------      -------------
NET INCOME                                                                        7.31               1.31               4.20


DILUTED EARNINGS PER COMMON SHARE IN EUROS:

Income from continuing operations                                                 7.24               1.30               0.37
Income from discontinued operations                                                  -                  -               0.15
Gain on disposal of discontinued operations                                          -                  -               3.34
Extraordinary items-net                                                              -                  -               0.31
                                                                         -------------      -------------      -------------
NET INCOME                                                                        7.24               1.30               4.17

Dividend paid per common share in euros (from prior-year profits)                 0.30               0.25               0.23

1)     Previously reported figures restated for 4-for-1 stock split

CONSOLIDATED BALANCE SHEETS OF THE PHILIPS GROUP
AS OF DECEMBER 31
in millions of euros unless otherwise stated

The consolidated balance sheets are presented before appropriation of profit

                                     Assets

                                                                                         2000                         1999
                                                                                        ------                       ------

      CURRENT ASSETS
      Cash and cash equivalents                                                          1,089                        2,331
 10   Securities                                                                           111                        1,523
 11   Receivables:
      - Accounts receivable-net                                             5,905                      5,274
      - Accounts receivable from unconsolidated companies                      56                         52
      - Other receivables                                                     539                        755
      - Prepaid expenses                                                      306                        372
                                                                          -------                    -------
                                                                                         6,806                        6,453
 12   Inventories                                                                        5,279                        4,566
                                                                                        ------                       ------
      Total current assets                                                              13,285                       14,873
      NON-CURRENT ASSETS
 5    Unconsolidated companies:
      - Investments                                                         4,793                      2,060
      - Loans                                                                 535                         31
                                                                          -------                    -------
                                                                                         5,328                        2,091
 13   Other non-current financial assets                                                 3,747                          340
 14   Non-current receivables:
      - Accounts receivable-net                                               143                        185
      - Accounts receivable from unconsolidated companies                       3                          -
      - Other receivables                                                     157                         67
      - Prepaid expenses                                                    2,410                      2,074
                                                                          -------                    -------
                                                                                         2,713                        2,326
 15   Property, plant and equipment:
      - At cost                                                            20,265                     18,302
      - Less accumulated depreciation                                     (11,224)                   (10,970)
                                                                          -------                    -------
                                                                                         9,041                        7,332
 16   Intangible assets-net                                                              4,427                        2,822
                                                                                        ------                       ------
      Total non-current assets                                                          25,256                       14,911


                                                                                        ------                       ------
          TOTAL                                                                         38,541                       29,784



The accompanying notes are an integral part of these consolidated financial statements.

12 CONSOLIDATED BALANCE SHEETS OF THE PHILIPS GROUP
   AS OF DECEMBER 31

                      Liabilities and stockholders' equity

                                                                                              2000                     1999
                                                                                             ------                   ------
         CURRENT LIABILITIES
         Accounts and notes
         payable:

         - Trade creditors                                                       4,250                      3,619
         - Unconsolidated companies                                                  5                         13
                                                                                ------                     ------
                                                                                              4,255                    3,632
     17  Accrued liabilities                                                                  3,701                    3,841
 18  19  Short-term provisions                                                                  969                    1,056
     20  Other current liabilities                                                              862                      789
 21  23  Short-term debt                                                                      1,743                      577
                                                                                             ------                   ------
         Total current liabilities                                                           11,530                    9,895

         NON-CURRENT LIABILITIES
 22  23  Long-term debt                                                                       2,284                    2,737
 18  19  Long-term provisions                                                                 2,522                    2,062
                                                                                             ------                   ------
         Total non-current                                                                    4,806                    4,799
         liabilities
     24  Commitments and contingent liabilities
         GROUP EQUITY

     6   Minority interests                                                                     469                      333
     25  Stockholders' equity:
         Priority shares, par value EUR 500 per share:
         Authorized and issued: 10 shares


         Preference shares, par value EUR 0.20 per share:
         Authorized: 3,249,975,000 shares
         (749,995,000 shares par value EUR 1 in 1999)
         Issued: none

         Common shares, par value EUR 0.20 per share:
         Authorized: 3,250,000,000 shares
         (750,000,000 shares par value EUR 1 in 1999)
         Issued: 1,316,070,392 shares (1,356,315,244 shares in 1999)               263                        339
         Treasury: 32,175,659 shares (24,714,704 shares in 1999)
         Share premium                                                               7                      1,631
         Other reserves                                                         11,864                     10,988
         Undistributed profit for the year                                       9,602                      1,799
                                                                                ------                     ------
                                                                                             21,736                   14,757
                                                                                             ------                   ------
         TOTAL                                                                               38,541                   29,784

CONSOLIDATED STATEMENTS OF CASH FLOWS OF THE PHILIPS GROUP
FOR THE YEARS ENDED DECEMBER 31
in millions of euros

                                                                                      2000            1999            1998
                                                                                    ------          ------           ------
Cash flows from operating activities:
NET INCOME                                                                           9,602           1,799            6,053
Adjustments to reconcile net income to net cash provided by operating activities:
Income from, and net gain on disposal of, discontinued operations                        -               -           (5,054)
Depreciation and amortization                                                        2,320           1,853            1,890
Net gain on sale of investments                                                     (6,384)           (491)            (728)
Income from unconsolidated companies (net of dividends received)                    (1,187)           (410)             (31)
Minority interests (net of dividends paid)                                              56              38             (173)
(Increase) decrease in working capital                                              (1,069)           (469)             272
(Increase) decrease in non-current receivables                                        (510)            (32)              43
Increase (decrease) in provisions                                                      386             (87)            (177)
Other items                                                                           (218)           (288)              45
                                                                                    ------          ------           ------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                            2,996           1,913            2,140

Cash flows from investing activities:
Purchase of intangible assets (software)                                              (140)           (200)               -
Capital expenditures on property, plant and equipment                               (3,170)         (1,662)          (1,634)
Proceeds from disposals of property, plant and equipment                               178             286              240
Proceeds from the sale of securities, net of hedging activities                        848             158                -
Purchase of other non-current financial assets                                        (560)           (119)             (68)
Proceeds from other non-current financial assets                                        63              67              132
Purchase of businesses                                                              (3,209)         (2,993)            (867)
Proceeds from sale of interests in businesses                                        3,586             629              756
                                                                                    ------          ------           ------
NET CASH USED FOR INVESTING ACTIVITIES                                              (2,404)         (3,834)          (1,441)
                                                                                    ------          ------           ------
CASH FLOWS BEFORE FINANCING ACTIVITIES                                                 592          (1,921)             699

Cash flows from financing activities:

Increase (decrease) in short-term debt                                                 734            (257)             (74)
Principal payments on long-term debt                                                  (325)           (563)            (565)
Proceeds from issuance of long-term debt                                               203             103              194
Effect of other financial transactions                                                   -               -              114
Treasury stock transactions                                                           (578)            (38)            (157)
Capital repayment to shareholders                                                   (1,673)         (1,490)               -
Dividends paid                                                                        (399)           (361)            (326)
                                                                                    ------          ------           ------
NET CASH USED FOR FINANCING ACTIVITIES                                              (2,038)         (2,606)            (814)
                                                                                    ------          ------           ------
CASH USED FOR CONTINUING OPERATIONS                                                 (1,446)         (4,527)            (115)
Effect of changes in exchange rates and consolidations on cash positions               204             305               30
Net cash from discontinued operations                                                    -               -            5,241
Cash and cash equivalents at beginning of year                                       2,331           6,553            1,397
                                                                                    ------          ------           ------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                             1,089           2,331            6,553
                                                                                    ------          ------           ------


The accompanying notes are an integral part of these consolidated financial statements.

14 CONSOLIDATED STATEMENTS OF CASH FLOWS OF THE PHILIPS GROUP
   FOR THE YEARS ENDED DECEMBER 31

Supplemental disclosures to consolidated statements of cash flows:

                                                                           2000             1999              1998
                                                                         ------           ------            ------
(Increase) decrease in working capital:
Increase in accounts receivable and prepaid expenses                       (513)            (534)             (133)
(Increase) decrease in inventories                                         (979)              46               (60)
Increase in accounts payable and accrued expenses                           423               19               465
                                                                         ------           ------            ------
                                                                         (1,069)            (469)              272
Net cash paid during the year for:

Interest                                                                    167              129               244
Income taxes                                                                266              222               200

Additional common stock issued upon conversion of
long-term debt                                                               13               29                25

Net gain on sale of investments:

Cash proceeds from the sale of investments                                4,675            1,140             1,128
Book value of these investments                                            (875)            (649)             (400)
Non-cash gains                                                            2,584                -                 -
                                                                         ------           ------            ------
                                                                          6,384              491               728
Non-cash investing and financing information:

Assets received in lieu of cash                                           2,589               11             1,698
                                                                         ------           ------            ------

Treasury stock transactions:
Shares acquired                                                            (682)            (139)             (323)
Exercise stock options/warrants/convertible personnel debentures            104              101               166

For a number of reasons, principally the effects of translation differences and consolidation changes, certain items in the statements of cash flows do not correspond to the differences between the balance sheet amounts for the respective items.

The consolidated financial statements have been prepared in euros.

Amounts previously reported in Dutch guilders are now reported in euros using the irrevocably fixed conversion rate which became effective on January 1, 1999, (EUR 1 = NLG 2.20371).
See the notes to the consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY OF THE PHILIPS GROUP

in millions of euros unless otherwise stated


                                                      number of shares*    issued,
                                            ---------------------------    paid-up       share     other     treasury
                                             outstanding       issued      capital      premium   reserves    shares       total
BALANCE AS OF DECEMBER 31, 1997            1,431,797,964  1,459,108,464      1,655        1,789      6,081       (371)     9,154
Issued upon exercise of:
- Convertible debentures                                        323,388                       3         22                    25
- Stock options                                                                              (7)                              (7)
- Warrants                                                   14,547,444         17           39                               56
Net income for the year                                                                              6,053                 6,053
Dividend paid                                                                                         (326)                 (326)
Treasury stock transactions                                                                            (53)      (152)      (205)
Translation differences and other changes                                                             (190)                 (190)
-----------------------------------------  -------------  -------------      -----       ------     ------       ----     ------
BALANCE AS OF DECEMBER 31, 1998            1,442,760,868  1,473,979,296      1,672        1,824     11,587       (523)    14,560

Issued upon exercise of:
- Convertible debentures                                        276,324                       2         27                    29
- Stock options                                                      80                     (11)                             (11)
Net income for the year                                                                              1,799                 1,799
Dividend paid                                                                                         (361)                 (361)
Treasury stock transactions                                                                            (55)        28        (27)
8% share reduction                                         (117,940,456)    (1,333)        (184)                   27     (1,490)
Translation differences and other changes                                                              258                   258
-----------------------------------------  -------------  -------------     ------       ------     ------       ----     ------
BALANCE AS OF DECEMBER 31, 1999            1,331,600,540  1,356,315,244        339        1,631     13,255       (468)    14,757


Change in accounting policy:
- Product/process development costs


previously included in inventories                                                                    (241)                 (241)
- Derivatives (FAS 133)                                                                                 58                    58
Issued upon exercise of:
- Convertible debentures                                        458,356                       6          7                    13
Net income for the year                                                                              9,602                 9,602
Dividend paid                                                                                         (399)                 (399)
Treasury stock transactions                                                                            (23)      (555)      (578)
3% share reduction                                          (40,703,208)       (76)      (1,630)        (8)        41     (1,673)
Translation differences and other changes                                                              197                   197
-----------------------------------------  -------------  -------------        ---        -----     ------       ----     ------
BALANCE AS OF DECEMBER 31, 2000            1,283,894,733  1,316,070,392        263            7     22,448       (982)    21,736


*    -    As from May 28, 1999, the par value of Philips' common shares changed from NLG 10 to EUR 1 per share. The 1999 share reduction program was executed in May/June 1999.

     - Share data in this report are based on the number of shares outstanding after the 4-for-1 stock split which was effected on April 14, 2000; prior-year data have been restated accordingly.

     - On May 29, 2000, the Extraordinary General Meeting of Shareholders adopted the 2000 share reduction program, which became effective August 1, 2000, and which reduced the number of outstanding shares by approximately 40 million, or 3%, and changed the par value of Philips' common shares from EUR 0.25 to EUR 0.20 per share.

     The consolidated financial statements have been prepared in euros.

     Amounts previously reported in Dutch guilders are now reported in euros using the irrevocably fixed conversion rate which became effective on January 1, 1999 (EUR 1 = NLG 2.20371).
     See the notes to the consolidated financial statements.

     The accompanying notes are an integral part of these consolidated financial statements.

16 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
   EQUITY OF THE PHILIPS GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF THE PHILIPS GROUP

all amounts in millions of euros unless otherwise stated

INTRODUCTION

The financial statements of Koninklijke Philips Electronics N.V. ("Royal Philips Electronics"), the parent company of the Philips Group, are included in the statements of the Philips Group. Therefore the unconsolidated statements of income of Royal Philips Electronics only reflect the net after-tax income of affiliated companies and other income after taxes.

PRESENTATION OF FINANCIAL STATEMENTS

The current balance sheet presentation is somewhat different from the one used under Dutch regulations and is more in line with common practice in the United States in order to accommodate the expectations of foreign - mainly US - shareholders. Under the current format, the order of presentation of assets and liabilities is based on the degree of liquidity.

RECLASSIFICATIONS

In order to provide comparable financial information for 1998 fully in conformity with the 2000 and 1999 presentation, items previously reported under extraordinary items and financial income and expenses have been reclassified to income from operations and results relating to unconsolidated companies, as reflected in the following table:

                                                                                              1998
                                                               -----------------------------------
                                                                          after                 as
                                                               reclassification          published
Income from operations                                                    1,195                685
Financial income and expenses                                              (253)              (312)
                                                                          -----              -----
Income before taxes                                                         942                373
Income taxes                                                               (142)               (41)
                                                                          -----              -----
Income after taxes                                                          800                332
Results relating to unconsolidated companies:
- Share in results                                                           39                 32
- Results related to divestments                                              -                  7
Minority interests                                                          170                170
                                                                          -----              -----
Income from continuing operations                                         1,009                541
Discontinued operations                                                   5,054              5,054
Extraordinary items-net                                                     (10)               458
                                                                          -----              -----
Net income                                                                6,053              6,053

Income from continuing operations per common share                         0.70               0.38

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF THE PHILIPS GROUP  17

1    ACQUISITIONS AND DIVESTITURES

A summary of the most significant acquisitions and divestitures during 2000 is given below.

LG ELECTRONICS

In view of the existing relationship with LG Electronics Inc. (LGE) (a publicly listed Korean company with which Philips already has the LG.Philips LCD joint venture) and the intended new joint venture in the cathode ray tube (CRT) business, in December 2000 Philips purchased 32 million convertible redeemable preferred shares in LGE, for 544 billion Korean won (EUR 505 million). The redeemable preferred shares will be redeemed before June 30, 2004, subject to the Korean legal requirement of the existence of sufficient profit and retained earnings available for distribution. The preferred shares are also convertible one year after issuance, at Philips' option, into LGE common stock. The dividend yield on these preferred shares is 7.5%. The preferred shares have no voting rights, unless LGE is in arrears on dividend or redemption payments. The preferred shares are carried at cost (redemption value) in the accompanying consolidated balance sheet. The redeemable preferred shares result in a concentration of credit risk. However, the Company is of the opinion that out of the existing joint venture, LG.Philips LCD, and the new joint venture with LGE (expected to be established in the course of 2001) sufficient funds will flow to LGE to enable LGE to redeem the preferred shares within the next few years. However, earlier repayment is permitted.

TSMC preferred stock

In November 2000, the Company purchased 1.3 billion redeemable preferred shares in Taiwan Semiconductor Manufacturing Company (a publicly listed Taiwanese company in which the Philips Group has a substantial shareholding) for 13 billion Taiwanese dollars (EUR 458 million). The preferred shares are redeemable in 2003. The dividend yield on these preferred shares is 3.5%. The preferred shares carry the same voting rights as TSMC's common shares. The preferred shares are carried at cost (redemption value) in the accompanying consolidated balance sheet. The redeemable preferred shares result in a concentration of credit risks. However, based on historical results, the Company is of the opinion that TSMC will have sufficient means to redeem at the redemption date.

ADAC

In December 2000, Philips acquired substantially all of ADAC Laboratories' common stock for USD 18.50 per share for each outstanding share. The total purchase price approximates EUR 483 million, of which approximately EUR 437 million was paid through December 31, 2000. The balance sheet of ADAC, a medical systems business, has been included in the Company's consolidated balance sheet as of December 31, 2000. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and the liabilities assumed. Based on an independent appraisal, EUR 241 million was assigned to specific intangible assets acquired, including purchased technology, in-process R&D, the value of the customer base and the value of the existing workforce. Of this amount, EUR 44 million, representing the value of in-process R&D that had not yet reached technological feasibility and had no alternative future use, was charged to expense as of the date of acquisition. An amount of EUR 257 million, representing the excess of cost over the fair value of the net assets acquired, has been recorded as goodwill. Goodwill and other intangibles are being amortized over their useful lives, which average approximately 13 years.

18 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF THE PHILIPS GROUP

MEDQUIST

During 2000, in a series of transactions, Philips acquired approximately 71% of the outstanding shares in MedQuist, a provider of electronic medical transcription services in the United States, for a total aggregate cash purchase price of EUR 1,339 million. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed. Based upon independent appraisal, EUR 207 million was assigned to specific intangible assets acquired, including the value of the customer base and the existing workforce. An amount of EUR 1,097 million, representing the excess of cost over the fair value of the net assets acquired, has been recorded as goodwill. Goodwill and other intangibles are being amortized over their useful lives, which average approximately 15 years. The results of operations for MedQuist have been included in the Company's consolidated financial statements as from July 1, 2000.

OPTIVA

In October 2000, Philips acquired all of the outstanding shares of Optiva Corporation, the manufacturer of the Sonicare toothbrush, at a cost of approximately EUR 291 million. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed. Based upon independent appraisal, EUR 99 million was assigned to specific intangible assets acquired, including patents and trademarks and the value of the workforce. Additionally, EUR 182 million, representing the excess of cost over the fair value of the net assets acquired, has been recorded as goodwill. The intangible assets are being amortized over their estimated useful lives, which average approximately 14.5 years. As from October 1, 2000, the results of operations for Optiva have been included in the Company's consolidated financial statements.

Philips has changed the name of Optiva into Philips Oral Healthcare with effect from 2001.

MICRUS

In June 2000, Philips purchased IBM's MiCRUS 8-inch wafer fab in the USA, a semiconductor activity, for which the results of operations have been included in the consolidated financial statements as from June 1, 2000. The acquisition price was approximately EUR 378 million, of which approximately EUR 228 million was paid through December 31, 2000. Based on independent appraisal, approximately EUR 367 million was assigned to the fixed assets acquired and EUR 11 million was assigned to the value of the existing workforce.

ATOS ORIGIN

In October 2000, Philips and Atos of France, a leading European IT services provider, merged Atos and Origin, Philips' IT services subsidiary. Under this transaction, Philips received 21.3 million newly issued Atos shares based on Atos' closing price on August 25, 2000 of EUR 122 per share, representing 48.7% of the shares in the combined entity Atos Origin.

Additionally, Philips received two tranches of warrants, each representing approximately 2.4 million Atos Origin shares. These warrants may be exercised in the event the weighted average share price of Atos Origin exceeds EUR 156 per share for twelve consecutive business days within 20 months following the closing date for the first tranche, and EUR 208 per share within 32 months for the second tranche. As from October 1, 2000, Philips no longer consolidated Origin as a separate division, but will, under the equity method of accounting, include its share in Atos Origin's earnings in results relating to unconsolidated companies from January 1, 2001 onwards. Due to Atos Origin's different reporting cycle, Philips' share can only be accounted for on a three-month-delay basis. The Company adjusted its investment in Origin to equal its share of the post-transaction merged equity of Atos Origin, based on Philips' accounting policies, resulting in a gain of EUR 1,072 million, which is included in other business income.

Philips limited its voting rights to 35% and agreed to reduce its stake in Atos Origin below 35% (directly or indirectly) within two years after the closing date.

AC&M

In May 2000, Philips reached agreement with Yageo Corporation of Taiwan to sell its AC&M (Advanced Ceramics & Modules) business to Yageo Corporation. The transaction was completed in August 2000, and the Company received cash proceeds of EUR 658 million and recognized a gain, net of cost of disposal, of EUR 309 million which is included in other business income (net of taxes EUR 247 million). Sales and income related to this business included in the consolidated statement of income for 2000 totaled EUR 239 million and EUR 41 million respectively.

AGILENT

In November 2000, the Company announced an agreement to acquire Agilent Technologies' Healthcare Solutions Group (HSG), a medical systems business, for USD 1.7 billion. The transaction is expected to close early in 2001, subject to customary regulatory approvals and other closing conditions.

LG ELECTRONICS AND PHILIPS DISPLAY COMPONENTS

In November 2000, Philips and LG Electronics of South Korea announced the signing of a Letter of Intent through which the companies will merge their respective cathode ray tube (CRT) businesses in a new joint venture. Under the terms of the agreement, LG and Philips will share equal control of the joint venture. The transaction is expected to close in the first half of 2001, subject to customary regulatory approvals. The new joint venture will be required to contribute USD 1.1 billion in cash to LGE to close the difference in valuation of the net assets contributed.

THE MOST SIGNIFICANT ACQUISITIONS AND DIVESTITURES DURING 1999 AND 1998 WERE AS
FOLLOWS:

LG. PHILIPS LCD CO., LTD

With effect from July 1, 1999, Philips and LG Electronics of South Korea finalized a manufacturing joint venture agreement, creating a world-leading supplier of Active Matrix Liquid Crystal Displays (AMLCDs).

Philips acquired a 50 per cent stake in LGE LCD business for EUR 1.7 billion and accounts for the investment using the equity method. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed. The excess of the Company's investment over its underlying equity in the recognized net assets, commonly referred to as goodwill under Dutch GAAP, is EUR 1.3 billion. Goodwill and other intangibles are being amortized over their estimated useful lives, which average 15 years.

VLSI TECHNOLOGY, INC.

In June 1999, the Company acquired all of the outstanding shares of VLSI Technology (VLSI), a semiconductor business, at a cost of EUR 1.1 billion, which included EUR 0.1 billion of assumed debt. The results of operations for VLSI have been included in the Company's consolidated financial statements from the date of acquisition. The cost of the acquisition was allocated on the basis of the fair value of the assets acquired and liabilities assumed. Based upon independent appraisal, EUR 342 million was assigned to specific intangible assets acquired, including purchased technology, in-process R&D, patents and trademarks, and the value of the existing workforce. Of this amount, EUR 48 million, representing the value of in-process R&D that had not yet reached technological feasibility and had no alternative future use, was charged to expense as of the date of acquisition. An amount of EUR 305 million, representing the excess of cost over the fair value of the net assets acquired, has been recorded as goodwill. Goodwill and other intangibles are being amortized over their useful lives, which average approximately 7 years.

20 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF THE PHILIPS GROUP

ORIGIN B.V.

In June 1999, the Company acquired an additional 10% interest in Origin at a cost of EUR 124 million. Philips then owned approximately 98% of Origin's stockholders' equity. Goodwill resulting from the acquisition totaled EUR 107 million and had a useful life of 7 years.

CONVENTIONAL PASSIVE COMPONENTS

Under an agreement signed on September 27, 1998, Philips sold its Conventional Passive Components activities to an affiliate of Compass Partners International on January 14, 1999. Net assets were therefore no longer consolidated as of December 31, 1998, but included under unconsolidated companies. However, sales and income for 1998 have been included in the consolidated Group accounts of that year.

In the first quarter of 1999, the transfer price of EUR 358 million was received and the gain of EUR 169 million recognized.

PHILIPS CONSUMER COMMUNICATIONS

Effective September 27, 1998, Philips and Lucent Technologies terminated their joint venture, Philips Consumer Communications (PCC).

Philips, which owned 60% of the venture, and Lucent, which owned 40%, each regained control of the assets originally contributed. The joint venture was formed on October 1, 1997.

Income from operations for 1998 included losses relating to the unwinding of the joint venture, including a write-down of obsolete inventories (EUR 159 million) and the subsequent restructuring of the PCC activities that were returned to Philips (EUR 216 million).

ATL ULTRASOUND, INC

ATL Ultrasound was acquired on October 2, 1998, for EUR 732 million in cash. ATL Ultrasound is a leading company in the high-performance ultrasound market. Included in the purchase price for ATL was goodwill of EUR 176 million, in-process R&D of EUR 182 million and other identifiable intangible assets amounting to EUR 228 million. Goodwill and other intangible assets are capitalized and amortized over 12 years and an average of 10 years respectively. In-process R&D was charged to expense at the date of acquisition.

PHILIPS CAR SYSTEMS

In December 1997, Philips and Mannesmann VDO signed a contract for the sale of Philips Car Systems to Mannesmann. Under the agreement, the first tranche (EUR 460 million) of the transfer price was received in the first quarter of 1998, while additional payments of EUR 31 million were received in 1998 for subsequently transferred activities. A final tranche of EUR 128 million was received in March 2000. The total net gain of EUR 379 million was recognized under extraordinary items in 1998.

2    INCOME FROM OPERATIONS

Depreciation and amortization

Included in income from operations is depreciation of property, plant and equipment and amortization of intangible assets.

                                                           2000          1999          1998
                                                          -----         -----         -----
Depreciation of property, plant and equipment             1,789         1,525         1,563
Amortization of goodwill relating to consolidated
companies                                                   173            95            54
Amortization of other intangible assets                     201            70             -
Amortization of patents and trademarks                       10             6             2
Write-off of in-process R&D                                  44            68           202
                                                          -----         -----         -----
                                                          2,217         1,764         1,821

Depreciation of property, plant and equipment includes an additional write-off in connection with the retirement of property, plant and equipment amounting to EUR 19 million in 2000 (1999: EUR 17 million, 1998: EUR 15 million). In 2000, additional depreciation costs relating to write-downs of EUR 42 million (1999:
EUR 40 million, 1998: EUR 67 million) arising from restructuring projects were reported in the income statement, in the separate line item restructuring charges. The total amount of depreciation and amortization in 2000 includes EUR 5 million arising from impairment (1999: EUR 41 million, 1998: EUR 250 million).

Amortization of goodwill relating to consolidated companies and other intangible assets in 2000 includes an impairment loss of EUR 35 million with respect to Voice Control Systems within the sector Consumer Electronics. Furthermore, amortization of intangible assets increased in the year 2000 because of the new acquisitions in 2000 and full-year amortization relating to the 1999 acquisitions.

Research and development

Expenditures for research and development activities amounted to EUR 2,766 million, representing 7.3% of sales (1999: EUR 2,284 million, 7.3% of sales; 1998: EUR 2,048 million, 6.7% of sales).

These expenditures are included in direct cost of sales.

Salaries and wages

                                                              2000            1999           1998
                                                             -----           -----          -----
Salaries and wages                                           7,631           6,910          6,878
Pension costs                                                 (445)            (42)           188
Other social security and similar charges:
- Required by law                                            1,009             958            981
- Voluntary                                                    261             190            162
                                                             -----           -----          -----
TOTAL                                                        8,456           8,016          8,209

See note 19 to the financial statements for further information on pension costs.


22 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF THE PHILIPS GROUP

Employees

The average number of employees during 2000 was 231,161 (1999: 230,016, 1998:
252,680).

The number of employees by category is summarized as follows:

                                                                  2000        1999         1998
                                     ---------------------------------
                                     beginning       end       average **    average      average
                                     of year*      of year
Production                           122,989       125,421      124,473      126,622      146,249
Research & Development                22,099        22,884       22,201       21,104       20,657
Other                                 61,866        48,636       60,484       62,443       64,494
                                     -------       -------      -------      -------      -------
Permanent employees                  206,954       196,941      207,158      210,169      231,400
Temporary employees                   19,964        22,488       24,003       19,847       21,280
                                     -------       -------      -------      -------      -------
TOTAL                                226,918       219,429      231,161      230,016      252,680

*    including changes in consolidation at January 1, 2000

** (de)consolidation changes have not been taken into consideration in determining the average number of employees

The number of employees at year-end 2000 decreased by 7,489 as compared to the beginning of the year. This includes a decrease of 10,621 relating to consolidation changes.

Remuneration of the Board of Management and Supervisory Board

Board of Management

Remuneration and pension costs relating to the members of the Board of Management amounted to EUR 4,442,733 (1999: EUR 9,412,000, 1998: EUR
11,711,000). The costs for former members of the Board of Management, which relate to pension charges, amounted to EUR 1,350,000 (1999: EUR 1,470,000, 1998:
EUR 7,638,000).

In 2000, the present members of the Board of Management were granted 500,000 stock option rights (1999: 440,000* stock options, 1998: 1,543,600* stock options). At year-end 2000, the members of the Board of Management held 1,911,200 stock option rights (year-end 1999: 1,480,000*) at a weighted average exercise price of EUR 20.05 (year-end 1999: EUR 12.71*).

See note 26 to the financial statements for further information on stock options and pages 70-75 for further information on individual remuneration and interests in stock options and Philips shares.

*    After stock split in 2000

Supervisory Board

The remuneration of the members of the Supervisory Board amounted to EUR 376,637 (1999: EUR 414,000, 1998: EUR 377,000); former members received no remuneration. The annual remuneration for individual members is EUR 40,840 and for the Chairman EUR 74,874. Additionally, the membership of committees of the Supervisory Board is compensated by an amount of EUR 4,538 per year per committee. At year-end 2000 the present members of the Supervisory Board held no stock options.

For further information on individual remuneration and interests in Philips shares, see pages 73-75.

Other business income

Other business income consists of amounts not directly related to the production and sale of products and services.

Included is EUR 1,429 million relating to the net gain from the disposal of business interests (1999: EUR 257 million, 1998: EUR 37 million), primarily the gain arising from the Atos Origin merger (EUR 1,072 million) and the gain on the sale of AC&M (EUR 309 million) in 2000 and Conventional Passive Components (EUR 169 million) in 1999. Other business income also includes gains of EUR 48 million from the sale of fixed assets (1999: EUR 71 million, 1998: EUR 74 million) and various smaller items.

Restructuring charges

The fast-changing environment in which Philips operates requires rapid adjustments in the organizational structure, product portfolio, etc. Management continuously monitors various projects to improve the performance of the operations.

The following table presents the changes in the restructuring provision from December 31, 1997 to December 31, 2000:

Type of costs                      balance     additions      utilized      releases        balance
                              December 31,                                             December 31,
                                      1997                                                     1998
Write-down of assets                    41           192         (203)             -             30
Personnel costs                        189           124         (118)           (20)           175
Other costs                             96            33          (61)            (8)            60
                                       ---           ---         ----            ---            ---
Total                                  326           349         (382)           (28)           265

Type of costs                      balance     additions      utilized      releases        balance
                              December 31,                                             December 31,
                                      1998                                                     1999
Write-down of assets                    30            40          (46)          (11)             13
Personnel costs                        175            71         (116)          (46)             84
Other costs                             60            12          (33)          (21)             18
                                       ---           ---         ----            ---            ---
Total                                  265           123         (195)          (78)            115

Type of costs                      balance     additions      utilized      releases        balance
                              December 31,                                             December 31,
                                      1999                                                     2000
Write-down of assets                    13            52          (33)          (10)             22
Personnel costs                         84           125         (115)          (27)             67
Other costs                             18            26          (24)           (9)             11
                                       ---           ---         ----            ---            ---
TOTAL                                  115           203         (172)          (46)            100


24 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF THE PHILIPS GROUP

The additions to the restructuring provision in 2000 affected the income statement as follows:

                                       write
                                        down           write
                                       fixed            down      personnel         other         total
                                      assets     inventories          costs         costs     additions
                                      ------     -----------      ---------         -----     ---------
Lighting                                                                 27             4            31
Consumer Electronics                       3                             18             6            27
Components                                17               8             53            12            90
DAP                                        1               1              7             4            13
Origin                                                                   15                          15
Miscellaneous                             21                              2                          23
Unallocated                                                1              3                           4
                                      ------     -----------      ---------         -----     ---------
Philips Group                             42              10            125            26           203

The projects initiated in 2000 will ultimately reduce direct labor by approximately 3,900 persons and indirect labor by approximately 1,100 persons.

Releases of surplus provisions amounted to EUR 46 million and were caused by changes in the original plans.

The remaining prior-year provisions available at December 31, 2000 relate primarily to personnel costs. The Company expects to make cash expenditures of approximately EUR 75 million in 2001 with existing restructuring programs. All existing programs will be completed by the end of 2001.

In 1999, the total restructuring charges to income amounted to EUR 123 million, comprising EUR 71 million for personnel costs, of which EUR 35 million related to Lighting, EUR 29 million to Miscellaneous, EUR 6 million to Components and EUR 1 million to Consumer Electronics for a total headcount reduction of approximately 1,500 persons, of whom 1,100 were direct labor and 400 indirect personnel.

The 1999 charge also included EUR 40 million for asset write-downs, mainly in Components and Lighting. Of this amount, EUR 4 million related to write-down of inventories, primarily in Components. The restructuring charge for fixed-asset write-downs came to EUR 36 million and related to Components, Lighting and Miscellaneous. The write-downs are based on the discounted cash flow method. Other costs totaled EUR 12 million, largely relating to Lighting, Components and Miscellaneous.

Releases of surplus provisions in 1999 amounted to EUR 78 million and were caused by changes in the original plans.

3    FINANCIAL INCOME AND EXPENSES

                                                              2000            1999            1998
                                                             -----           -----           -----
Interest income                                                 99             133              77
Interest expense                                              (266)           (262)           (321)
                                                             -----           -----           -----
TOTAL INTEREST EXPENSE (NET)                                  (167)           (129)           (244)

Income from securities officially quoted                     2,217             117               -
Gains from non-current financial assets                         13              44              36
Foreign exchange gains (losses)                                (86)              7             (40)
Miscellaneous financing costs                                   11              (7)             (5)
Interest on provisions for pensions                              -               -             (59)
                                                             -----           -----           -----
TOTAL                                                        1,988              32            (312)

Income from securities officially quoted in 2000 includes the gain on the sale of JDS Uniphase shares for an amount of EUR 1,207 million.

Additionally, it includes the gain on the exchange of Seagram shares for Vivendi Universal shares, amounting to EUR 966 million, net of a US dollar hedge. Furthermore, dividends received from Seagram of EUR 32 million are also included.

The corresponding results for 1999 include the gain on the sale of JDS Uniphase shares (see note 10).

Gains (losses) from non-current financial assets in 1999 mainly related to dividends received on Seagram shares, whereas the 1998 results mainly reflect the gain on the sale of the equity investment in Flextronics of EUR 27 million.

Interest on provisions for pensions has been reclassified from financial income and expenses to income from operations with effect from 1999.

26 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS OF THE PHILIPS GROUP

4    INCOME TAXES

Tax on income from continuing operations amounted to EUR 570 million in 2000 (1999: EUR 336 million, 1998: EUR 41 million). In 2000, there were no taxes on extraordinary items, compared to a EUR 2 million benefit in 1999 and a EUR 96 million expense in 1998.

The amount of income tax allocated to stockholders' equity relates to a benefit because of results arising from stock option transactions of EUR 11 million (1999: EUR 23 million; 1998: EUR 51 million), a charge because of deferred results on hedge transactions of EUR 85 million (1999: benefit of EUR 102 million; 1998: nil) and a benefit of EUR 107 million with respect to the accounting change related to inventories.

The components of income before taxes are as follows:

                                                2000          1999         1998
                                               -----         -----        ------
Netherlands                                    4,620           479          330
Foreign                                        1,649         1,304           43
                                               -----         -----        -----
INCOME BEFORE TAXES                            6,269         1,783          373


The components of income tax expense are as follows:

Netherlands:
Current taxes                                    120            45            1
Deferred taxes                                   277            35           90
                                               -----         -----        -----
                                                 397            80           91
Foreign:
Current taxes                                    349           229          100
Deferred taxes                                  (176)           27         (150)
                                               -----         -----        -----
                                                 173           256          (50)
                                               -----         -----        -----
INCOME TAX EXPENSE FROM CONTINUING
   OPERATIONS                                    570           336           41


Philips' operations are subject to income taxes in various foreign jurisdictions with statutory income tax rates varying from 16% to 45%, which causes a difference between the weighted average statutory income tax rate and the Netherlands' statutory income tax rate of 35%.

A reconciliation of the weighted average statutory income tax rate as a percentage of income before taxes and the effective income tax rate is as follows:

                                                        2000     1999     1998
                                                       ------   ------   ------
Weighted average statutory income tax rate               34.2     33.3     30.7
Tax effect of:
Utilization of previously unrecognized loss
carryforwards                                            (2.5)   (10.6)   (93.0)
New loss carryforwards not recognized                     1.4      5.0     57.4
Changes in the valuation of other deferred taxes         (0.3)     5.4     16.7
Released valuation allowance                             (2.6)    (9.4)      --
Exempt income and non-deductible expenses               (19.2)    (4.0)    18.1
Tax incentives and other                                 (1.9)    (0.9)   (18.8)
                                                        -----    -----    -----
Executive tax rate                                        9.1     18.8     11.1


Deferred tax assets and liabilities

Deferred tax assets and deferred tax liabilities are as follows:

                                                      2000                   1999
                                              -------------------    -------------------
                                              assets  liabilities    assets  liabilities
                                              ------  -----------    ------  -----------
Intangible fixed assets                          80       (400)        100        (20)
Property, plant and equipment                   240       (310)        250       (230)
Inventories                                     240        (40)         90        (30)
Receivables                                      80        (20)         80        (80)
Provisions:
-- Pensions                                     100       (110)         90       (100)
-- Restructuring                                 50         --          30         --
-- Guarantees                                    10         --          20         --
-- Other                                        510        (10)        620       (210)
Other assets                                     40       (440)        151       (310)
Other liabilities                               120        (63)         90       (226)
                                              -----     ------       -----     ------
Total deferred tax assets/liabilities         1,470     (1,393)      1,521     (1,206)
                                              -----     ------       -----     ------

Net deferred tax position                        77                    315

Tax loss carryforwards (including tax
credit carryforwards)                         1,579                  2,026

Valuation allowances                         (1,215)                (1,663)
                                             ------                 ------
NET DEFERRED TAX ASSETS                         441                    678


28 Notes to the consolidated financial statements of the Philips Group

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income in the countries where the net operating losses were incurred. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2000.

The valuation allowance for deferred tax assets as of December 31, 2000 and 1999 was EUR 1,215 million and EUR 1,663 million respectively. The net change in the total valuation allowance for the years ended December 31, 2000 and 1999 was a decrease of EUR 448 million and a decrease of EUR 275 million respectively.

At December 31, 2000, operating loss carryforwards expire as follows:


Total         2001     2002     2003     2004     2005     2006/2010     later     unlimited
              ----     ----     ----     ----     ----     ---------     -----     ---------
4,440          60       40       280      80       100        320         570        2,990

The Company also has tax credit carryforwards of EUR 140 million, which are available to offset future tax, if any, and which expire as follows:

Total         2001     2002     2003     2004     2005     2006/2010     later     unlimited
              ----     ----     ----     ----     ----     ---------     -----     ---------
140            18       4        18        3         2          5          40           50


Classification of the deferred tax assets and liabilities takes place at a fiscal entity level as follows:

                                                                 2000              1999
                                                                 ----              ----
Deferred tax assets grouped under non-current receivables         916               947
Deferred tax liabilities grouped under provisions                (475)             (269)
                                                                 ----              ----
                                                                  441               678


An amount of EUR 441 million (1999: EUR 358 million), included in deferred tax assets of EUR 916 million, is expected to be realized within one year.

Classification of the income tax payable and receivable is as follows:

                                                                  2000             1999
                                                                 ----              ----
Income tax receivable grouped under non-current receivables        89                20
Income tax receivable grouped under current receivables            24                92
Income tax payable grouped under current liabilities             (613)             (484)

The amount of the unrecognized deferred income tax liability for temporary differences, totaling EUR 254 million (1999: EUR 170 million), relates to unremitted earnings in foreign Group companies, which are considered to be permanently re-invested. Under current Dutch tax law, no additional taxes are payable. However, in certain jurisdictions, withholding taxes would be payable.

5    RESULTS RELATING TO UNCONSOLIDATED COMPANIES

Results relating to unconsolidated companies in 2000 primarily consist of Philips' share in the operating results of LG.Philips LCD Co. in Korea (50%) and Taiwan Semiconductor Manufacturing Co. (22.5% in common stock).

Also included are the losses from the ongoing development costs of digitized street maps incurred by Navigation Technologies Corporation (NavTech).

The results for 2000 include several one-time gains. A gain of EUR 680 million was recorded in conjunction with issuance of shares by TSMC at a price in excess of the Company's per share carrying value.

Additionally, the sale of ASM Lithography shares in June 2000 resulted in a gain of EUR 2,595 million. Furthermore, the exchange of Philips' approximately 33% equity interest in Beltone Electronics Inc. for shares of GN Great Nordic A/S resulted in a gain of EUR 122 million.

Philips' remaining 7.2% investment in ASML and 3.3% investment in GN Great Nordic were reclassified to securities and other non-current financial assets respectively (see notes 10 and 13).

Philips' share in the results of Atos Origin (48.7%) will be recorded under results relating to unconsolidated companies as from January 1, 2001 onwards. Due to Atos Origin's different reporting cycle, Philips' share will be accounted for on a three-month-delay basis.

In 1999, results primarily consisted of Philips' share in the operating results of LG.Philips LCD Co. (50%) in Korea (in 1999 for 6 months only), Taiwan Semiconductor Manufacturing Co. (26.7%) and ASM Lithography (23.9%). Also included are the losses incurred by Navigation Technologies Corporation (NavTech) and the non-recurring gain from the sale of part of the shares of NavTech.

In 1998, an amount of EUR 7 million resulting from the sale of participations in various companies was also included.


Investments in, and loans to, unconsolidated companies

The changes during 2000 are as follows:

                                                total      investments    loans
                                                -----      -----------    -----
Balance as of January 1, 2000                   2,091         2,060          31
Changes:
Acquisitions/additions                          2,320         1,688         632
Sales/redemptions                                (197)         (141)        (56)
Share in income                                 1,333         1,417         (84)
Dividend received                                (150)         (150)         --
Changes in consolidation                           --           (12)         12
Translation and exchange rate differences         (69)          (69)         --
                                                -----         -----       -----
BALANCE AS OF DECEMBER 31, 2000                 5,328         4,793         535

Loans to unconsolidated companies include redeemable preferred shares of TSMC, in the amount of EUR 421 million, which are presented as "additions".

Included in "share in income" is a charge of EUR 84 million (1999: EUR 49 million, 1998: EUR 1 million) representing amortization of the excess of the Company's investment over its underlying equity in the net assets of unconsolidated companies, commonly referred to as goodwill under Dutch GAAP (EUR 79 million arising from the acquisition of LG.Philips LCD Co.).


30 Notes to the consolidated financial statements of the Philips Group

The investments in unconsolidated companies at December 31, 2000 include EUR 215 million (1999: EUR 28 million) for companies accounted for under the cost method, of which EUR 3 million (1999: EUR 2 million) represents dividends received.

The total book value of investments in, and loans to, unconsolidated companies is summarized as follows:

                                                              2000         1999
                                                             ------       ------
LG.Philips LCD Co.                                              832          656
Taiwan Semiconductor Manufacturing Co.                        2,553        1,021
ASM Lithography                                                  --          146
Atos Origin                                                   1,449           --
Other                                                           494          268
                                                              -----        -----
TOTAL                                                         5,328        2,091

The aggregate fair values of Philips' shareholdings in TSMC and Atos Origin, based on quoted market prices at December 31, 2000, were EUR 6.7 billion (1999:
EUR 10.8 billion) and EUR 1.6 billion respectively.

Summarized financial information for the Company's equity investments in unconsolidated companies on a combined basis is presented below:

                                                              January-December
                                                            -------------------
                                                             2000         1999
                                                            ------       ------
Net sales                                                    9,039        5,633
Income before taxes                                          2,572        1,254
Income taxes                                                    (4)        (124)
                                                             -----        -----
Income after taxes                                           2,568        1,130

Net income                                                   2,594        1,097

Total share in net income of unconsolidated
   companies recognized in the consolidated
   statements of income                                      1,333          412

                                                               December 31,
                                                           --------------------
                                                            2000          1999
                                                           ------        ------
Current assets                                              5,080         3,866
Non-current assets                                         16,609         6,150
                                                           ------        ------
                                                           21,689        10,016
Current liabilities                                        (4,123)       (1,595)
Non-current liabilities                                    (3,427)       (2,615)
                                                           ------        ------
Net asset value                                            14,139         5,806
Investments in and loans to unconsolidated
   companies included in the consolidated
   balance sheet                                            5,328         2,091

6    MINORITY INTERESTS

The share of third-party minority shareholders in Group income totaled EUR 67 million in 2000. In 1999, minority interest amounted to EUR 52 million, in contrast to 1998, when third-party shareholders absorbed EUR 170 million of the net losses incurred by Group companies, principally the losses at PCC (dissolved October 1998).

Minority interests in consolidated companies, totaling EUR 469 million (1999:
EUR 333 million), are based on the third-party shareholding in the underlying net assets. The increase in 2000 is mainly attributable to the acquisition of MedQuist, in which the third-party share is 29% at December 31, 2000. On the other hand, Philips acquired the remaining 20% share in Hosiden and Philips Display Corp. (HAPD) from Hosiden Corporation of Japan.


7    DISCONTINUED OPERATIONS

In December 1998, Philips completed the sale of all of its 75% shareholding in PolyGram N.V. ("PolyGram"), to The Seagram Company Ltd. ("Seagram"). Philips received EUR 5,233 million in cash and 47,831,952 Seagram shares, representing approximately 12% of the outstanding Seagram shares. The sale of PolyGram resulted in a gain of EUR 4,844 million, or EUR 3.36 per share, free of taxes. The results of PolyGram have been classified as discontinued operations in the accompanying financial statements.

PolyGram recorded sales of EUR 4,818 million in 1998 through the date of its sale. Philips' share in net income of PolyGram in 1998 amounted to EUR 210 million, which is included under income from discontinued operations.


8    EXTRAORDINARY ITEMS-NET

                                               2000          1999          1998
                                               ----          ----          ----
Extraordinary gains                             --            --            589
Extraordinary losses                            --            (7)           (35)
Taxes                                           --             2            (96)
                                               ---           ---           ----
TOTAL                                           --            (5)           458

There were no extraordinary items in 2000.

Extraordinary losses in 1999 (EUR 7 million) resulted from the early redemption of debt.

Extraordinary items in 1998 totaled EUR 458 million, comprising the sale of Philips Car Systems (gain of EUR 379 million) and the sale of the Optoelectronics unit as well as various other items (gain of EUR 79 million), partially offset by a loss on the early redemption of debt (EUR 15 million).

Accumulated translation differences in 1998 relating to the disposed businesses reduced the gains on disposals by EUR 5 million. Those translation differences were previously accounted for directly within stockholders' equity.


32 Notes to the consolidated financial statements of the Philips Group

9    EARNINGS PER SHARE

The earnings per share data have been calculated in accordance with SFAS No. 128 "Earnings per Share" as per the following schedule:


                                                                    2000*                  1999**                1998***
                                                               -------------           -------------          -------------
WEIGHTED AVERAGE NUMBER OF SHARES(1)                           1,312,859,102           1,378,040,952          1,440,224,304
BASIC EPS COMPUTATION
-- Income from continuing operations available to
   holders of common shares                                            9,602                   1,804                    541
-- Income from discontinued operations                                  --                        --                    210
-- Gain on sale of discontinued operations                              --                        --                  4,844
-- Extraordinary items-net                                              --                        (5)                   458
                                                               -------------           -------------          -------------
NET INCOME AVAILABLE TO HOLDERS OF COMMON SHARES                       9,602                   1,799                  6,053

DILUTED EPS COMPUTATION
-- Income from continuing operations available to
   holders of common shares                                            9,602                   1,804                    541
-- Plus interest on assumed conversion of convertible
   debentures, net of taxes                                                1                    --                        1
                                                               -------------           -------------          -------------
-- Income available to holders of common shares                        9,603                   1,804                    542
-- Income from discontinued operations                                    --                      --                    210
-- Gain on sale of discontinued operations                                --                      --                  4,844
-- Extraordinary items-net                                                --                      (5)                   458
                                                               -------------           -------------          -------------
NET INCOME AVAILABLE TO HOLDERS OF COMMON SHARES
PLUS EFFECT OF ASSUMED CONVERSIONS                                     9,603                   1,799                  6,054

WEIGHTED AVERAGE NUMBER OF SHARES(1)                           1,312,859,102           1,378,040,952          1,440,224,304

Plus shares applicable to:
-- Options                                                         9,961,410               6,954,752              8,043,692
-- Convertible debentures                                          3,717,651               4,230,552              3,808,496
                                                                   ---------               ---------              ---------
Dilutive potential common shares                                  13,679,061              11,185,304             11,852,188
                                                               -------------           -------------          -------------
ADJUSTED WEIGHTED AVERAGE NUMBER OF SHARES(1)                  1,326,538,163           1,389,226,256          1,452,076,492


EARNINGS PER SHARE(1):
-- Basic earnings                                                       7.31                    1.31                   4.20
-- Diluted earnings                                                     7.24                    1.30                   4.17

------------
*    par value EUR 0.20
**   par value EUR 1
***  par value NLG 10
(1)  Previously reported figures restated for 4-for-1 stock split

\

10   SECURITIES

Included in securities are investments in equity securities which have been designated as available for sale (immediately available or within a period of one year) relating to shares of JDS Uniphase, ASML and, for 1999, Seagram. All are carried at the original acquisition price of the shares and are presented in the table below:

                                              2000                          1999
                               -------------------------------------       -----
                                  number          book        market       book
                                of shares         value       value        value
                               -----------        -----       ------       -----
JDS Uniphase                   10,477,168           61          463          120
Seagram                                --           --           --        1,403
ASML                           30,000,000           50          726           --
                                                  ----        -----        -----
BALANCE AS OF DECEMBER 31                          111        1,189        1,523

During 2000 and 1999 a portion of the JDS Uniphase shares was sold (see note 3).

In December 2000, Philips exchanged its Seagram shares for Vivendi Universal shares, which have been classified under other non-current financial assets (see note 13).

At December 31, 1999, the ASML shareholding was included in unconsolidated companies. Due to the sale of 69 million shares during 2000 the remaining shares were designated as available for sale and have been reclassified to securities.


11   RECEIVABLES

Trade accounts receivable include installment accounts receivable of EUR 69 million (1999: EUR 13 million).

Discounted drafts of EUR 8 million (1999: EUR 22 million) have been deducted.

Income taxes receivable (current portion) totaling EUR 24 million (1999: EUR 92 million) are included under other receivables.

The changes in the allowance for doubtful accounts are as follows:

                                                 2000         1999         1998
                                                ------       ------       ------
Balance as of January 1,                          278          186          155
Additions charged to income                        59          198          179
Deductions from allowance*                       (182)        (118)        (125)
Other movements**                                  26           12          (23)
                                                 ----         ----         ----
BALANCE AS OF DECEMBER 31,                        181          278          186

------------
*    Write-offs for which an allowance was previously provided
**   Including the effect of translation differences and consolidation changes


34 Notes to the consolidated financial statements of the Philips Group

12   INVENTORIES

Inventories are summarized as follows:


                                                         2000              1999
                                                        ------            ------
Raw materials and supplies                              1,638             1,694
Work in process                                         1,125               801
Finished goods                                          2,627             2,220
Advance payments on work in process                      (111)             (149)
                                                        -----             -----
TOTAL                                                   5,279             4,566

The changes in the reserve for obsolescence of inventories are as follows:


                                                 2000         1999         1998
                                                 ----         ----         ----
Balance as of January 1,                          630          735          526
Additions charged to income                       302          242          469
Deductions from reserve                          (243)        (392)        (277)
Other movements*                                   65           45           17
                                                 ----         ----         ----
BALANCE AS OF DECEMBER 31,                        754          630          735

------------
*    Including the effect of translation differences and consolidation changes


Product development and process development costs, capitalized in inventories for an amount of EUR 348 million (net of taxes EUR 241 million) at December 31, 1999, are excluded from January 1, 2000 onwards.

13   OTHER NON-CURRENT FINANCIAL ASSETS

The changes during 2000 are as follows:

                                                                              restricted
                                                       security                liquid
                                           total     investments    loans       assets
                                         -------     -----------    -----     ----------
Balance as of January 1, 2000               340          125         136          79
Changes:
Exchange of current assets                2,793        2,793          --          --
Acquisitions/additions                      766          638          64          64
Sales/redemptions                          (180)          (1)       (179)         --
Value adjustments                            (3)          (3)         --          --
Translation and exchange differences        (38)         (41)          3          --
Changes in consolidation                     69           --          69          --
------------------------------------      -----        -----       -----       -----
BALANCE AS OF DECEMBER 31, 2000           3,747        3,511          93         143
                                          -----        -----       -----       -----
Accumulated total of write-downs
included in the book value                   24           4           20          --


In December 2000, Philips exchanged its Seagram shares for Vivendi Universal shares, a strategic investment, receiving 0.8 share in Vivendi Universal for each Seagram share. The share ownership will strengthen the Company's opportunities for a long-term relationship.

In view of the existing relationship with LG Electronics Inc. of Korea and the intended new joint venture in the field of CRT business, the Company invested an amount of EUR 505 million in a convertible redeemable preferred share issue by LG Electronics Korea (see note 1).

Acquisition of security investments also includes 6,822,165 shares in GN Great Nordic (EUR 132 million) received in exchange for the Company's equity position in Beltone Electronics Inc. (see note 5). Philips is restricted from selling these shares until 2003, a period of three years from the acquisition date.

Other security investments include EUR 111 million of shares that are not available for sale or redemption (1999: EUR 117 million).

14   NON-CURRENT RECEIVABLES

Non-current receivables include receivables with a remaining term of more than one year and the non-current portion of income taxes receivable totaling EUR 89 million (1999: EUR 20 million). Prepaid expenses in 2000 include prepaid pension costs of EUR 1,469 million (1999: EUR 1,065 million) and deferred tax assets of EUR 916 million (1999: EUR 947 million).


15   PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment and the changes during 2000 were as follows:

Property, plant and equipment

                                                                                                prepayments
                                                      land         machinery                        and          no longer
                                                      and             and          other        construction   productively
                                      total         buildings    installations   equipment      in progress     employed
                                     -------        ---------    -------------  ------------    ------------   ------------
Balance as of January 1, 2000:
Cost                                  18,302          3,787         10,995          2,659            814             47
Accumulated depreciation             (10,970)        (1,774)        (7,105)        (2,055)            --            (36)
                                     -------         ------         ------         ------         ------         ------
Book value                             7,332          2,013          3,890            604            814             11

Changes in book value:
Capital expenditures                   3,170            221          1,567            402            980             --
Retirements and sales                   (153)           (49)           (65)           (26)           (13)            --
Depreciation                          (1,784)          (143)        (1,259)          (374)            (2)            (6)
Write-downs due to impairment             (5)            (3)            --             (2)            --             --
Translation differences                  285             76            191             39            (21)            --
Changes in consolidation                 196            (27)           110            131            (17)            (1)
                                     -------         ------         ------         ------         ------         ------
Total changes                          1,709             75            544            170            927             (7)

Balance as of December 31, 2000:
Cost                                  20,265          3,821         11,804          2,840          1,741             59
Accumulated depreciation             (11,224)        (1,733)        (7,370)        (2,066)            --            (55)
                                     -------         ------         ------         ------         ------         ------
BOOK VALUE                             9,041          2,088          4,434            774          1,741              4

Land is not depreciated.

The expected service lives as of December 31, 2000 were as follows:

Buildings                            from 14 to 50 years
Machinery and installations          from 5 to 10 years
Other equipment                      from 3 to 5 years



36 Notes to the consolidated financial statements of the Philips Group

16   INTANGIBLE ASSETS

     The changes during 2000 were as follows:

                                                                          goodwill
                                                                -----------------------------
                                                                  relating       relating
                                                                     to             to
                                                                consolidated   unconsolidated                     other
                                                  total          companies       companies*       software     intangibles
                                                 -------        ------------   --------------     --------     -----------
Balance as of January 1, 2000:
Acquisition cost                                  3,221            1,029           1,334             232           626
Accumulated amortization                           (399)            (260)            (51)            (27)          (61)
                                                  -----            -----           -----            -----        -----
Book value                                        2,822              769           1,283             205           565

Changes in book value:
Reclassifications                                  (273)            (180)            (42)            (15)          (36)
Acquisitions                                      2,070            1,581               3             139           347
Amortization and write-downs                       (512)            (173)            (84)            (86)         (169)
Translation differences                              57                9               2               6            40
Changes in consolidation                            263               --              --               5           258
                                                  -----            -----           -----            -----        -----
Total changes                                     1,605            1,237            (121)             49           440

Balance as of December 31, 2000:
Acquisition cost                                  5,219            2,295           1,294             368         1,262
Accumulated amortization                           (792)            (289)           (132)           (114)         (257)
                                                  -----            -----           -----            -----        -----
BOOK VALUE                                        4,427            2,006           1,162             254         1,005

------------
* Represents the excess of the Company's investment over its underlying equity in the net assets of the unconsolidated companies

The final appraisal value of other intangibles in a number of last year's acquisitions, resulted in an adjustment to the amount originally assigned on a provisional basis. The reallocation of the purchase price to other intangibles and goodwill is reflected under "reclassifications".

Goodwill relating to consolidated companies of EUR 1,581 million arose from the following acquisitions: MedQuist, Optiva, ADAC and several smaller items (see note 1).

The amount of other intangibles acquired (EUR 347 million) includes the amounts paid for in-process R&D of EUR 44 million relating to the ADAC acquisition, which amount was charged directly to the 2000 income statement. In-process R&D for 1999 amounted to EUR 68 million (1998: EUR 202 million). Additionally, acquisitions include other specific intangible assets acquired in above-mentioned transactions, such as purchased technology, patents and trademarks, the value of the customer base and the value of the assembled workforce (see note 1).

Amortization of goodwill relating to unconsolidated companies totaling EUR 84 million (1999: EUR 49 million, 1998: EUR 1 million) was not included in income from operations but was charged to results relating to unconsolidated companies.

The amortization periods as of December 31, 2000 were as follows:

Goodwill                     from 5 to 15 years
Software                     average 3 years
Other intangibles            from 3 to 15 years

17   ACCRUED LIABILITIES

Accrued liabilities are summarized as follows:

                                                          2000             1999
                                                         ------           ------
Salaries and wages payable                                  546              522
Income tax payable                                          613              484
Accrued holiday rights                                      232              234
Accrued pension costs                                        38              131
Commissions, freight, interest and rent payable             389              392
Other liabilities                                         1,883            2,078
                                                          -----            -----
TOTAL                                                     3,701            3,841


Other liabilities in 1999 include an amount of EUR 228 million, representing the deferred payment in connection with the acquisition of the 50% share in LG.Philips LCD Co., of which EUR 142 million was paid in 2000.


18   PROVISIONS

Provisions are summarized as follows:

                                                 2000                     1999
                                       ------------------------    ----------------------
                                       Long-term     Short-term    Long-term   Short-term
                                       ---------     ----------    ---------   ----------
Pensions (see note 19):
-- Defined-benefit plans                   900            68           901          92
-- Other postretirement benefits           385            47           268          88
Post-employment benefits                    79            17            71          27
Deferred tax liabilities (see note 4)      282           193           209          60
Restructuring (see note 2)                  20            80            30          85
Obligatory severance payments              129            57           119          87
Replacement and guarantees                  74           354            58         353
Other provisions                           653           153           406         264
                                         -----         -----         -----       -----
TOTAL                                    2,522           969         2,062       1,056


Obligatory severance payments

The provision for obligatory severance payments covers the Company's commitment to pay employees a lump sum upon reaching retirement age, or upon the employee's dismissal or resignation. In the event that a former employee has died, the Company may have a commitment to pay a lump sum to the deceased employee's relatives.


Replacement and guarantees

The provision for replacement and guarantees reflects the estimated costs of replacement and free-of-charge services that will be incurred by the Company with respect to products sold.


Other provisions

Other provisions include provisions for expected losses on existing projects/orders totaling EUR 38 million (1999: EUR 28 million), for employee jubilee funds totaling EUR 115 million and environmental provisions of EUR 202 million (1999: EUR 205 million).

The changes in the provisions for post-employment benefits, obligatory severance payments, replacement and guarantees and other provisions are as follows:

Balance as of January 1, 2000                                             1,385
Changes:
Additions                                                                   705
Utilization                                                                (574)
                                                                          -----
BALANCE AS OF DECEMBER 31, 2000                                           1,516


38 Notes to the consolidated financial statements of the Philips Group

19   PENSIONS AND POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Employee pension plans have been established in many countries in accordance with the legal requirements, customs and the local situation in the countries involved. The majority of employees in Europe and North America are covered by defined-benefit plans. The benefits provided by these plans are based primarily on employees' years of service and compensation near retirement.

In addition to providing pension benefits, the Company provides other postretirement benefits, primarily retiree healthcare benefits, in certain countries.

Contributions are made by the Company, as necessary, to provide assets sufficient to meet the benefits payable to defined-benefit pension plan participants. These contributions are determined based upon various factors, including legal and tax considerations as well as local customs. The Company funds certain defined-benefit pension plans and other postretirement benefit plans as claims are incurred. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for defined-benefit pension plans with accumulated benefit obligations in excess of plan assets were EUR 138 million, EUR 120 million and EUR 85 million respectively as of December 31, 2000 (1999: EUR 340 million, EUR 318 million and EUR 278 million respectively).

Provided is a table with a summary of the changes in the pension benefit obligations and defined pension plan assets for 2000 and 1999, and a reconciliation of the funded status of these plans to the amounts recognized in the consolidated balance sheets.

Also provided is a table with a summary of the changes in the accumulated postretirement benefit obligation and plan assets for 2000 and 1999, and a reconciliation of the obligation to the amount recognized in the consolidated balance sheets.

                                               2000        1999         2000         1999
                                             ------       ------       ------       ------
                                               pension benefits      postretirement benefits
                                             -------------------     -----------------------
BENEFIT OBLIGATION
Benefit obligation at beginning of year      17,731       17,526          580          519
Service cost                                    366          424           13           13
Interest cost                                 1,090          977           43           35
Employee contributions                           32           35           --           --
Actuarial (gains) and losses                    401         (612)          13           16
Plan amendments                                  73         (109)           2            3
Settlements                                    (191)        (205)          --           (4)
Curtailments                                     (9)          (2)          (7)          (2)
Changes in consolidation                       (204)         144            8            1
Benefits paid                                  (940)        (889)         (47)         (40)
Exchange rate differences                       156          483           24           37
Miscellaneous                                    18          (41)           3            2
                                             ------       ------       ------       ------
BENEFIT OBLIGATION AT END OF YEAR            18,523       17,731          632          580

PLAN ASSETS
Fair value of plan assets at beginning of
year                                         23,799       19,622           14           16
Actual return on plan assets                   (130)       4,419            2            2
Employee contributions                           32           35           --           --
Employer contributions                         (215)         (37)           3            3
Settlements                                    (125)        (193)          --           --
Curtailments                                     (2)          --           --           --
Changes in consolidation                       (235)         187            4           --
Benefits paid                                  (855)        (798)          (6)          (4)
Exchange rate differences                       228          577           --           (3)
Miscellaneous                                     8          (13)          --           --
                                             ------       ------       ------       ------
FAIR VALUE OF PLAN ASSETS AT END OF YEAR     22,505       23,799           17           14


Funded status                                 3,982        6,068         (615)        (566)
Unrecognized net transition (asset)
obligation                                     (140)        (283)         136          167
Unrecognized prior service cost                 192           61            7            6
Unrecognized net (gain) loss                 (3,571)      (5,905)          40           37
                                             ------       ------       ------       ------
NET BALANCES                                    463          (59)        (432)        (356)

Classification of the net balances is as
follows:
-- Prepaid pension costs under
   non-current receivables                    1,469        1,065
-- Accrued pension costs under accrued
   liabilities                                  (38)        (131)
-- Provisions for pensions under
   provisions                                  (968)        (993)
                                             ------       ------
                                                463          (59)


The weighted average assumptions underlying the pension computation were as follows:

                                                     2000                   1999
                                                     ----                   ----
Discount rate                                        6.0%                   6.1%
Rate of compensation increase                        3.4%                   3.4%
Expected return on plan assets                       7.0%                   7.0%

40 Notes to the consolidated financial statements of the Philips Group

The components of net periodic pension costs of major defined-benefit plans were as follows:

                                                        2000           1999         1998
                                                       ------         ------       ------
Service cost-benefits earned during the period             366           424         364
Interest cost on the projected benefit obligation        1,090           977         933
Expected return on plan assets                          (1,535)       (1,353)     (1,113)
Net amortization of unrecognized net transition assets     (98)         (100)        (94)
Net actuarial gain recognized                             (231)          (13)        (56)
Amortization of prior service cost                          21            14          27
Settlement (gain) loss                                    (106)            8         (26)
Curtailment loss                                             1            --          --
Minimum pension liability (gain) loss                      (23)          (29)         46
                                                        ------        ------      ------
NET PERIODIC PENSION COST                                 (515)          (72)         81


The Company also sponsors defined-contribution and similar-type plans for a significant number of salaried employees. The total cost of these plans amounted to EUR 70 million in 2000 (1999: EUR 30 million, 1998: EUR 166 million).

The components of the net periodic cost of postretirement benefits other than pensions are:

                                                        2000        1999        1998
                                                        ----        ----        ----
Service cost-benefits earned during the period           13          13          11
Interest cost on accumulated postretirement benefit
obligation                                               43          35          33
Expected return on plan assets                           (2)         (2)         --
Amortization of unrecognized transition obligation       13          13          14
Net actuarial loss recognized                             1           2          --
Curtailment cost                                         22           9          --
Settlement gain                                          --          (5)         --
                                                        ---         ---         ---
NET PERIODIC COST                                        90          65          58


The accumulated postretirement benefit obligation was determined using a weighted average discount rate of 7.0% (1999: 6.6%), an assumed compensation increase, where applicable, of 4.6% (1999: 4.8%), and an expected return on plan assets, where applicable, of 11.7% (1999: 12.8%). For measurement purposes, the rate of increase in per capita healthcare costs is assumed to be on average 8.3% for 2000, reaching 5% by the year 2004. Healthcare cost trend assumptions have a significant effect on the amounts reported for other postretirement benefits. Increasing the assumed healthcare cost trend rate by 1 percentage point would increase the accumulated postretirement benefit obligation as of December 31, 2000 by approximately EUR 67 million and increase the net periodic postretirement benefit cost for 2000 by EUR 5 million. Conversely, decreasing the assumed healthcare cost trend by 1 percentage point would decrease the accumulated postretirement benefits as of December 31, 2000 by approximately EUR 55 million and decrease the net periodic postretirement benefit cost for 2000 by EUR 4 million.

20   OTHER CURRENT LIABILITIES

Other current liabilities are summarized as follows:

                                                                     2000          1999
                                                                    ------        ------
Advances received from customers on orders not covered by work in
process                                                               168           147
Other taxes including social security premiums payable                375           389
Other short-term liabilities                                          319           253
                                                                    -----         -----
TOTAL                                                                 862           789


21   SHORT-TERM DEBT

                                                                     2000          1999
                                                                    ------        ------
Short-term bank borrowings                                          1,140           383
Other short-term loans                                                130            98
Current portion of long-term debt                                     473            96
                                                                    -----         -----
TOTAL                                                               1,743           577


During 2000, the weighted average interest rate on the bank borrowings was 5.7% (1999: 5.5% and 1998: 6.5%).


22   LONG-TERM DEBT

                                                                                                                            average
                                                                                                                           remaining
                                           range of       average rate     amount     due in      due after   due after      term
                                        interest rates    of interest   outstanding    2001          2001        2005     (in years)
                                        --------------    -----------   -----------   ------      ---------   ---------   ----------
Convertible debentures                           2.4          2.4            105         --           105          --          4.0
Other debentures                          5.6 -  8.8          7.4          2,249        431         1,818         998          6.4
Private financing                         2.5 -  5.8          3.5              2         --             2          --          5.8
Bank borrowings                           2.5 - 13.4          6.3            181         15           166          22          4.0
Liabilities arising from finance lease
transactions                              5.0 -  6.3          5.3             48         17            31           1          3.8
Other long-term debt                      5.1 -  7.0          5.5            172         10           162          42          3.1
                                                            -----          -----      -----         -----       -----
TOTAL                                                         7.0          2,757        473         2,284       1,063

Corresponding data previous year                              6.8          2,833         96         2,737       1,278


The following amounts of long-term debt as of December 31, 2000 are due in the next five years:

     2001                                         473
     2002                                         274
     2003                                         269
     2004                                         363
     2005                                         315
                                                -----
                                                1,694

     Corresponding amount previous year         1,555

Of the total long-term debt outstanding, a portion amounting to EUR 473 million which falls due in 2001, is included in short-term debt.

In 1999 a certain amount of debt was repaid prior to maturity, resulting in payment of a redemption premium of EUR 7 million, which was classified as an extraordinary item (see note 8).


42 Notes to the consolidated financial statements of the Philips Group

In the Netherlands, Philips issues personnel debentures with a 5-year right of conversion into common shares of Royal Philips Electronics. Personnel debentures which were issued after December 31, 1998 may not be converted within a period of 3 years after the date of issue. These personnel debentures are available to most permanent employees and are purchased by them with their own funds. The personnel debentures issued on or before December 31, 1998 are redeemable on demand, but in practice are considered to be a form of long-term financing. The personnel debentures become non-convertible debentures at the end of the conversion period. At such time, they will be reported as other long-term debt.

At December 31, 2000, an amount of EUR 105 million (1999: EUR 77 million) of personnel debentures was outstanding, with an average conversion price of EUR
23.21 and an average interest rate of 2.4%. The conversion price varies between EUR 6.82 and EUR 49.50, with various conversion periods ending between January 1, 2001 and December 31, 2005.

Philips had two "putable" US dollar bonds outstanding at year-end 2000, which amount to EUR 288 million (1999: EUR 266 million), for which the investor may require prepayment at one specific month during the lifetime of the respective bond. The average remaining tenor of long-term debt was 5.9 years, compared to
5.4 years in 1999, assuming that investors require payment at the relevant put dates. However, assuming that the "putable" bonds will be repaid at final maturity dates, the average remaining tenor at the end of 2000 was 8.4 years, compared to 7.4 years at the end of 1999.

At the end of 2000, the Group had long-term committed and undrawn credit lines available of EUR 2.5 billion, unchanged from a year earlier. The commitment fees amounted to EUR 2 million.


23   SECURED LIABILITIES

Certain portions of long-term and short-term debt have been secured by collateral (see table below):

                                                              collateral
                                                     ---------------------------
                                       amount of       tangible
                                       the debt      fixed assets   other assets
                                       --------      ------------   ------------
Institutional financing                   31              43            107
Other debts                               14              35             --
                                        ----            ----           ----
TOTAL                                     45              78            107
Previous year                             55              51            110

                                                                              43

24   COMMITMENTS AND CONTINGENT LIABILITIES

Long-term operating lease commitments totaled EUR 614 million in 2000 (1999: EUR 810 million). These leases expire at various dates during the next 40 years. The payments which fall due in connection with these obligations during the coming five years are:

                    2001                        108
                    2002                        180
                    2003                        173
                    2004                         50
                    2005                         21

Guarantees given with regard to unconsolidated companies and third parties amounted to EUR 805 million (1999: EUR 290 million). The amount of conditional liabilities was EUR 9 million (1999: EUR 27 million).

Royal Philips Electronics and certain of its Group companies are involved as plaintiff or defendant in litigation relating to such matters as competition issues, commercial transactions, product liability, participations and environmental pollution. On the basis of information received to date, the Board of Management believes that this litigation will not materially affect Royal Philips Electronics' financial position and results of operations.

During 1999 the Company entered into agreements for the construction of the first phase of the High Tech Campus in the Netherlands. Upon completion of the first phase, the buildings will be leased to Philips until 2007. Commitments have been entered into, and a guarantee has been issued, for all present and future monetary payment obligations of the lessee, Philips Electronics Nederland B.V., with a maximum amount of EUR 130 million. The actual contingent liability outstanding at year-end from this guarantee is EUR 26 million (1999: EUR 10 million), which is the amount spent so far. The first lease payments are anticipated to be due as from 2001, when the first premises will become available for use.


25   STOCKHOLDERS' EQUITY

Stock split

On March 30, 2000, the General Meeting of Shareholders authorized a 4-for-1 stock split executed on April 10, 2000. All references in the consolidated financial statements and notes to the consolidated financial statements to number of shares, per share amounts and stock option plan data have been restated to reflect the split.


Share reduction program

Both share capital and the share premium account have been influenced by the share reduction program of 2000, which was adopted by the Extraordinary General Meeting of Shareholders in May 2000 and completed in August 2000. The first step involved a EUR 1,630 million increase of Philips' share capital and a corresponding reduction of the share premium account, with an increase in the par value of Philips' outstanding common shares (after 4-for-1 stock split) to EUR 1.454 from EUR 0.25 per share. The second step was a reduction of the par value of the common shares to EUR 0.194 and the return of EUR 1.26 (per share) of share capital to the shareholders in cash (total amount of share capital returned: EUR 1,673 million). The third step was to increase the par value of shares by EUR 0.006 to EUR 0.20, resulting in a share capital consolidation (97 "new" shares for 100 "old" shares = 3% reduction).

In 1999, the Company also executed an 8% share reduction program in a similar series of steps.


44 Notes to the consolidated financial statements of the Philips Group

Priority shares

There are ten priority shares.

The issuance of shares or rights to shares, cancellation of shares, amendments to the Articles of Association and the liquidation of the Company need approval of the priority shareholders.


Preference shares

The "Stichting Preferente Aandelen Philips" has been granted the right to acquire preference shares in the Company.


Option rights

The Company has granted stock options on shares of Royal Philips Electronics at original exercise prices equal to market prices of the shares at the date of grant (see note 26).


Other reserves

Royal Philips Electronics' shares which have been repurchased and are held in treasury for the delivery upon exercise of options and convertible personnel debentures are accounted for in stockholders' equity under other reserves. Treasury shares are recorded at cost, representing the market price on the acquisition date.

In order to reduce potential dilution effects, a total of 15,027,513 shares were acquired during 2000 at an average market price of EUR 45.40 per share, totaling EUR 682 million, and a total of 6,573,730 shares were delivered at an average exercise price of EUR 18.94. A total of 32,175,659 shares were being held by Group companies as of December 31, 2000 (1999: 24,714,704 shares after stock split), acquired at an aggregate cost of EUR 982 million.

A net deferred foreign-exchange hedge loss (net of taxes) of EUR 29 million (1999: EUR 161 million loss) is included under other reserves.

The changes are as follows:

Balance as of January 1, 2000                                              (161)
Adjustments due to transition rules                                          58
Net change in hedging transactions                                         (403)
Recognition into earnings                                                   577
Translation differences                                                    (100)
Changes in consolidation                                                     --
                                                                          -----
BALANCE AS OF DECEMBER 31, 2000 *                                           (29)

-------------
* Estimated net amount expected to be reclassified into earnings within the next 12 months: EUR 29 million.

At the beginning of the year 2000 the opening balance of the deferred foreign exchange hedges has been adjusted with a correction due to the introduction of SFAS No. 133. In the course of the year the deferred position was affected by substantial movements in the deferred foreign exchange results related to securities. Before the end of the year the majority of these results were recognized into earnings.

26   STOCK-BASED COMPENSATION

The Company has granted stock options on its common shares to members of the Group Management Committee, Philips Executives and certain non-executives. The purpose of the stock option plans is to align the interests of management with those of shareholders by providing additional incentives to improve the Company's performance on a long-term basis, thereby increasing shareholder value. Under the Company's plans, options are granted at fair market value on the date of grant. Exercise of all options is restricted by the Company's rules on insider trading.

In 2000, fixed stock options and performance (variable) stock options were granted under the Corporate Philips Stock Option Plan 2000.

Under this plan, options are granted for ten years, with a three-year restriction period during which no options can be exercised. The actual number of performance stock options that will be eligible for vesting will be determined based upon Total Shareholder Return of Philips, as defined in comparison with a peer group of multinationals over a three-year period.

In prior years, options were issued with terms of either five or ten years, all vesting within two or three years from grant.

US dollar-denominated stock options are granted to employees in the USA only.

During the year, the Company established an employee stock purchase plan in the USA. Under the terms of this plan, substantially all employees in the USA are eligible to purchase a limited number of shares of Philips stock, through payroll withholdings, at a price equal to the lower of 85% of the closing price at the beginning or end of quarterly stock purchase periods. A total of 4,034 shares were sold in 2000 under the plan at a price of EUR 36.13.

The shares subject to the stock option and stock purchase plans are covered by shares held in treasury.

The Company accounts for stock-based compensation using the intrinsic value method. Accordingly, no compensation has been recorded for the fixed stock options granted, nor for the stock purchase plan. Additionally, no compensation cost was recognized for the performance stock options granted in 2000 due to the market value of the shares as at December 31, 2000.

The pro forma net income, calculated as if the fair value of the options granted to option holders would have been considered as compensation costs, is as follows:

                                       2000             1999(1)          1998(1)
                                      ------            -------          -------
Net income:
-- As reported                         9,602            1,799            6,053
-- Pro forma                           9,515            1,775            6,034
Basic earnings per share:
-- As reported                          7.31             1.31             4.20
-- Pro forma                            7.25             1.29             4.19
Diluted earnings per share:
-- As reported                          7.24             1.30             4.17
-- Pro forma                            7.17             1.28             4.16
------------

(1)  Previously reported figures restated for 4-for-1 stock split


46 Notes to the consolidated financial statements of the Philips Group

As noted above, the actual number of performance stock options that are ultimately eligible to vest is dependent upon Total Shareholder Return of Philips, as defined in comparison with a peer group of multinationals over a three-year period. To the extent that the number of stock options that ultimately vest differs from the assumptions underlying the pro forma results presented above, future pro forma net income will be adjusted. Pro forma net income may not be representative of that to be expected in future years.

In accordance with SFAS No. 133, the fair value of stock options granted is required to be based upon a theoretical statistical option valuation model. In actuality, since the Company's stock options are not traded on any exchange, employees can receive no value nor derive any benefit from holding these stock options without an increase in the market price of Philips' stock. Such an increase in stock price would benefit all shareholders commensurately.

The fair value of the Company's 2000, 1999 and 1998 option grants was estimated using a Black-Scholes option pricing model and the following assumptions:

                                           2000           1999           1998
                                          ------         ------         ------
                                                    (EUR-denominated)
Risk-free interest rate                    5.06%          3.19%          4.16%
Expected dividend yield                     0.7%           1.2%           1.4%
Expected option life                       4 yrs          4 yrs          3 yrs
Expected stock price volatility              46%            37%            36%

                                           2000           1999           1998
                                          ------         ------         ------
                                                    (USD-denominated)
Risk-free interest rate                    6.26%          5.32%          5.30%
Expected dividend yield                     0.9%           1.2%           1.4%
Expected option life                       5 yrs          5 yrs          5 yrs
Expected stock price volatility              43%            37%            34%

The assumptions were used for these calculations only and do not necessarily represent an indication of management's expectations of future development.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

The following table summarizes information about the stock options outstanding at December 31, 2000:

Fixed option plans

                                               options outstanding                             options exercisable
                              ----------------------------------------------------      ----------------------------------
                                                                         weighted
                                 number                                  average          number              weighted
                              outstanding             exercise          remaining       exercisable       average exercise
                              at Dec. 31,             price per        contractual      at Dec. 31,           price per
                                 2000                   share          life (years)        2000                 share
                              ----------           --------------      ------------     -----------       ----------------
                                                   (price in EUR)                                           (price in EUR)

1996                             595,200                6.61-7.53          0.3             595,200                    7.41


1997                           2,184,000               9.19-19.43          1.3           2,184,000                   12.25


1998                           2,225,800              11.57-21.02          2.2           2,113,800                   16.76


1999                           3,872,400              15.76-23.01          3.2                  --                      --


2000                           3,427,750              42.03-53.75          9.3                  --                      --

                                                   (price in USD)                                           (price in USD)

1998                           1,594,436              12.94-23.59          7.3             810,673                   17.13


1999                           2,467,645              21.98-35.34          8.3             691,490                   23.30


2000                           3,802,922              36.65-49.71          9.4                  --                      --
                              ----------                                                ----------
                              20,170,153                                                 6,395,163

Variable plans

                                                   (price in EUR)                                           (price in EUR)

2000                           3,426,350              42.03-53.75          9.3                  --                      --

                                                   (price in USD)                                           (price in USD)

1993-1994                        240,584                2.75-6.89          2.0             240,584                    2.91


1995-1997                      1,320,448               7.50-14.20          4.0           1,320,448                    7.80


2000                           3,802,922              36.65-49.71          9.4                  --                      --
                              ----------                                                ----------
                               8,790,304                                                 1,561,032




48 Notes to the consolidated financial statements of the Philips Group

A summary of the status of the Company's stock option plans as of December 31, 2000, 1999 and 1998 and changes during the years then ended is presented below:

Fixed option plans

                                                               2000                       1999(1)                    1998(1)
                                                      -----------------------    -----------------------    -----------------------
                                                                     weighted                   weighted                   weighted
                                                                     average                    average                    average
                                                                     exercise                   exercise                   exercise
                                                                    (price in                  (price in                  (price in
                                                        shares         EUR)        shares         EUR)        shares         EUR)
                                                      ----------    ---------    ----------    ---------    ----------    ---------
Outstanding at the beginning of the year              13,261,600      14.27      15,376,800      11.61      21,162,000       7.80
Granted                                                3,445,850      43.52       3,983,400      16.22       5,267,600      16.30
Exercised                                             (4,172,484)     13.56      (6,062,600)      8.47     (11,052,800)      6.55
Forfeited                                               (229,816)     11.61         (36,000)      9.19              --         --
                                                      ----------                 ----------                 ----------
Outstanding at the end of the year                    12,305,150      22.75      13,261,600      14.27      15,376,800      11.61

Weighted average fair value of options granted
during the year in EUR                                     17.42                       4.76                       3.89


                                                             (price in USD)             (price in USD)             (price in USD)

Outstanding at the beginning of the year               4,996,988      20.66       2,484,600      17.34              --         --
Granted                                                4,015,797      42.25       2,914,700      23.12       2,507,600      17.90
Exercised                                               (665,900)     19.06        (295,644)     17.52              --         --
Forfeited                                               (481,882)     32.76        (106,668)     20.47         (23,000)     18.34
                                                      ----------                 ----------                 ----------
Outstanding at the end of the year                     7,865,003      31.17       4,996,988      20.66       2,484,600      17.34

Weighted average fair value of options granted
during the year in USD                                     18.38                       8.55                       6.13


Variable plans

                                                               2000                       1999(1)                    1998(1)
                                                      -----------------------    -----------------------    -----------------------
                                                                     weighted                   weighted                   weighted
                                                                     average                    average                    average
                                                                     exercise                   exercise                   exercise
                                                                    (price in                  (price in                  (price in
                                                        shares         EUR)        shares         EUR)        shares         EUR)
                                                      ----------    ---------    ----------    ---------    ----------    ---------
Outstanding at the beginning of the year                      --         --              --         --              --         --
Granted                                                3,445,850      43.52              --         --              --         --
Exercised                                                     --         --              --         --              --         --
Forfeited                                                (19,500)     42.92              --         --              --         --
                                                      ----------                 ----------                 ----------
Outstanding at the end of the year                     3,426,350      43.53              --                         --


Weighted average fair value of options granted
during the year in EUR                                     17.42                         --                         --

                                                             (price in USD)             (price in USD)             (price in USD)

Outstanding at the beginning of the year               2,787,200       7.14       4,804,736       6.95       7,276,152       6.58
Granted                                                4,015,797      42.25              --         --              --         --
Exercised                                             (1,174,348)      7.28      (1,904,648)      6.62      (1,599,440)      4.74
Forfeited                                               (264,695)     36.09        (112,888)      7.99        (871,976)      7.91
                                                      ----------                 ----------                 ----------
Outstanding at the end of the year                     5,363,954      31.97       2,787,200       7.14       4,804,736       6.95

Weighted average fair value of options granted
during the year in USD                                     18.38                         --                         --

------------
(1) Previously reported figures restated for 4-for-1 stock split

27   FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

Concentrations of credit risk

Credit risk represents the loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. As of December 31, 2000, the Company identified 3 customers with significant exposure. This exposure amounts to EUR 291 million in total and ranges from EUR 50 million to EUR 150 million per customer. To reduce exposure to credit risk, the Company performs ongoing credit evaluations of the financial condition of its customers but generally does not require collateral.

The Company invests available cash and cash equivalents with various financial institutions.

The Company is also exposed to credit risks in the event of non-performance by counterparties with respect to derivative financial instruments. The Company does not enter into any derivative financial instruments to protect against default of financial counterparties. However, the Company requires all financial counterparties with which it deals in derivative transactions to complete legally enforceable set-off agreements prior to trading and, whenever possible, to have a strong credit rating from Standard & Poor's and Moody's Investor Services. It is our policy to conclude financial transactions, where possible, under an ISDA master netting agreement. Wherever possible, cash is invested and financial transactions are concluded with financial institutions with strong credit ratings.


Derivative instruments and hedging activities

The Company is exposed to the risk of changes in foreign exchange rates, certain commodity prices and interest rates. To manage these risks, the Company enters into various hedging transactions that have been authorized pursuant to its policies and procedures as described below. The Company does not purchase or hold derivative financial instruments for trading purposes.


50 Notes to the consolidated financial statements of the Philips Group

Foreign exchange risk

In the normal course of business, the Company is exposed to foreign exchange risk in the following areas:

o Transaction exposures, such as both existing and forecasted sales and purchases and payables/receivables resulting from such transactions;
o Translation exposure of investments in foreign entities (including results);
o    Exposures of non-functional-currency-denominated debt;
o    Exposures of non-functional-currency-denominated securities.

The Company periodically enters into derivative contracts to offset significant exposures from transactions such as sales and purchases of products and machines, including certain forecasted amounts, denominated in currencies other than the functional currency. Generally, the contracts are for a maximum of 12 months. Typically, these derivatives are accounted for as cash flow hedges. It is the Company's policy not to hedge the translation exposure. Gains and losses from such contracts are included in income from operations.

Financing of subsidiaries is generally done in the functional currency of the borrowing entity. If the financing currency is not the functional currency of the business, the entity's exposure to foreign exchange risks is, in principle, hedged, unless this is restricted for regulatory reasons.

The hedges related to external debt and intercompany loans are covered by foreign currency forward contracts. The changes in the fair value of these hedges are accounted for in financial income and expenses and will substantially be offset. All hedges related to debt and intercompany loans are forward foreign exchange contracts or cross-currency basis swaps.

The Company partially hedges the foreign exchange exposure arising from securities that are available for sale. The forward foreign exchange hedges related to securities outstanding at December 31, 2000, are fair value hedges and consequently have an offsetting effect on the value of the hedged securities. All hedges related to securities are forward foreign exchange contracts.

Gains and losses on the derivatives are included in financial income and expenses.

Commodity price risk

The Company is a purchaser of certain base metals such as copper, precious metals and energy. The Company maintains a commodity-price risk management strategy that uses derivative instruments to minimize significant, unanticipated earnings fluctuations caused by commodity-price volatility. The commodity-price derivatives that the Company enters into are concluded as cash flow hedges to offset forecasted purchases. Gains and losses recognized in earnings are included in income from operations.


Interest-rate risk

The Company partially hedges the interest-rate risk inherent in the external debt. As of year-end 2000, the Company hedged a notional amount of EUR 803 million, compared to current outstanding denominated fixed-rate public debt of EUR 1,313 million.

The euro-denominated debt was not hedged.

The interest-rate currency swaps hedge adverse movements of long-term interest rates and foreign exchange rate movements. Under these hedge contracts, the Company receives fixed US dollar interest and pays variable euro interest. These interest rate hedges are fair value hedges. Changes in fair value on these derivatives are presented in financial income and expenses.

As of December 31, 2000, the majority of debt consists of bonds.
Of the EUR 2,262 million of bonds outstanding, 12.7% have an embedded put feature, which allows the investor to redeem the bonds prior to their final maturity date.

In accordance with the transition provisions of SFAS No. 133, the Company recorded a net of tax cumulative effect-type adjustment credit of EUR 58 million in accumulated other reserves to recognize at fair value all derivatives that are designated as cash flow hedging instruments.

At December 31, 2000, the Company had EUR 29 million (1999: EUR 161 million loss) of net deferred losses on derivative instruments, net of tax, in stockholders' equity. The Company expects that virtually the entire balance will be reclassified into earnings in 2001.


52 Notes to the consolidated financial statements of the Philips Group

Fair value of financial assets and liabilities

The estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methods. The estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange or the value that will ultimately be realized by the Company upon maturity or disposition. Additionally, because of the variety of valuation techniques permitted under SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", comparisons of fair values between entities may not be meaningful. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts.

                                           December 31, 2000         December 31, 1999
                                        ----------------------    ----------------------
                                        carrying    estimated     carrying    estimated
                                         amount     fair value     amount     fair value
                                        --------    ----------    --------    ----------
Assets:
Cash and cash equivalents                1,089        1,089        2,331        2,331
Securities                                 111        1,189        1,523        3,686
Accounts receivable-current              6,500        6,500        6,081        6,081
Other financial assets                   3,747        3,631          340          340
Accounts receivable-non-current            303          269          252          231
Derivative instruments                     423          423         (139)        (130)

Liabilities:
Accounts payable                        (4,255)      (4,255)      (3,632)      (3,632)
Debt                                    (4,027)      (4,061)      (3,314)      (3,427)


The following methods and assumptions were used to estimate the fair value of financial instruments:


Cash, accounts receivable and accounts payable

The carrying amounts approximate fair value because of the short maturity of these instruments.


Cash equivalents

The fair value is based on the estimated aggregate market value.


Securities

The fair value of equity investments is based on quoted market prices.


Other financial assets

For other financial assets, fair value is based upon the estimated market prices.


Debt

The fair value is estimated on the basis of the quoted market prices for certain issues, or on the basis of discounted cash flow analyses based upon Philips' incremental borrowing rates for similar types of borrowing arrangements with comparable terms and maturities.


Derivative instruments

The fair value is the amount that the Company would receive or pay to terminate the derivative instruments, considering currency exchange rates and remaining maturities.

28 APPLICATION OF GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA

The accounting policies followed in the preparation of the consolidated financial statements differ in some respects from those generally accepted in the United States of America.

To determine net income and stockholders' equity in accordance with generally accepted accounting principles in the United States of America (US GAAP), Philips has applied the following accounting principles:

o Under US GAAP, divestitures which cannot be regarded as discontinued segments of business must be included in income from continuing operations. Under Dutch GAAP, prior to 1999, certain material transactions such as disposals of lines of activities, including closures of substantial production facilities, were accounted for as extraordinary items, whereas under US GAAP they would have been recorded in income from operations.

o In 2000, Philips reported a credit to net income of EUR 16 million (versus a credit of EUR 62 million in 1999 and charges of EUR 34 million in 1998) because the excess amount of the accumulated benefit obligation over the market value of the plan assets or the existing level of the pension provision in certain Company pension plans was lower than in the preceding two years. For US GAAP purposes, when recording the additional minimum liability, a portion of this amount is capitalized as an intangible asset and the remaining balance is charged to equity, net of applicable taxes.

o In 1999 and prior years, certain product development and process development costs were included in inventories under Dutch GAAP. In order to further align Philips' accounting principles under Dutch GAAP with US GAAP, effective January 1, 2000, such costs are recorded as a period expense when incurred.

o Under Dutch GAAP, securities available for sale are valued at the lower of cost or net realizable value. Under US GAAP they are valued at market price, unless such shares are restricted by contract for a period of one year or more, and unrealized holding gains or losses with respect to securities available for sale are credited or charged to stockholders' equity.

o Prior to the year 2000, under Dutch GAAP, the results of foreign-exchange contracts relating to hedges of securities, when sale is restricted for a period of one year or more, were deferred to stockholders' equity (EUR 90 million). Under US GAAP, changes in the value of these forward exchange contracts are reported in income. On January 1, 2000, the Company adopted SFAS No. 133 as its accounting policy for derivative instruments for both Dutch GAAP and US GAAP. However, the resulting cumulative effect of change in accounting principle is EUR 58 million gain for Dutch GAAP and is EUR 32 million loss for US GAAP because of the differences in accounting for derivatives which existed prior to adoption of SFAS No. 133.


54 Notes to the consolidated financial statements of the Philips Group

o Philips reported a charge to income from operations of EUR 329 million for restructuring in its 1998 financial statements. With regard to a portion of this restructuring, EUR 40 million (EUR 23 million net of taxes), the plans had not been communicated to employees until early 1999 and, accordingly, this portion was recorded under US GAAP as a charge in 1999.

o Under US GAAP, consolidation of majority-owned entities is not permitted if minority interest holders have the right to participate in operating decisions of the entity. Although Philips owned 60% of the Philips Consumer Communications joint venture, under US GAAP the venture with Lucent Technologies could not be consolidated but was accounted for under the equity method.

o Under Dutch GAAP, catalogues of recorded music, music publishing rights, film rights and theatrical rights belonging to PolyGram (which was sold in 1998) were written down to the extent that the present value of the expected income generated by the acquired catalogues was below their book value. Under US GAAP the rights were initially amortized over a maximum period of 30 years. As a result of the sale of PolyGram, the cumulative amortization has been credited to the gain on disposal in 1998 income under US GAAP.

o Under Dutch GAAP, goodwill arising from acquisitions prior to 1992 was charged directly to stockholders' equity. Under US GAAP, goodwill arising from acquisitions, including those prior to 1992, is capitalized and amortized over its useful life up to a maximum period of 20 years. As a result of the sale of PolyGram, the related goodwill has been fully amortized and charged to the gain on disposal in 1998 income under US GAAP.

o Under Dutch GAAP, funding of NavTech's activities is accounted for as results relating to unconsolidated companies (2000: EUR 71 million, 1999:
     EUR 44 million, 1998: EUR 61 million) whereas under US GAAP these amounts have to be included in income from operations as research and development costs.

o Under Dutch GAAP, the excess of the Company's investment over its underlying equity in the net assets of unconsolidated companies has been classified as goodwill under intangible fixed assets, whereas under US GAAP it would be included in investments in unconsolidated companies.

o During the year ended December 31, 2000, the Company recognized gains on divestitures which totaled EUR 1,381 million. Under Dutch GAAP, these gains are classified in the consolidated statement of income as other business income, which is included as part of income from operations, whereas under US GAAP, such gains are not classified in income from operations.

Reconciliation of net income according to Dutch GAAP versus US GAAP

                                                              2000        1999        1998
                                                             ------      ------      ------
Income from continuing operations as per the
consolidated statements of income                             9,602       1,804         541
Cumulative effect of a change in accounting principle in
2000 and reclassification of extraordinary items under
Dutch GAAP                                                        5          --         474
                                                              -----       -----       -----
                                                              9,607       1,804       1,015
Adjustments to US GAAP (net of taxes):

Additional minimum liabilities under SFAS No. 87                (16)        (62)         34
Reversal of capitalized development costs in inventories         --         (12)        (40)
Reversal of provisions for restructuring                         --         (23)         23
Reversal of deferred hedge result on securities                  --         (90)         --
Adjustments to unconsolidated companies, net                    (14)         --          --
Other items                                                      --         (22)         (7)
                                                              -----       -----       -----
INCOME FROM CONTINUING OPERATIONS IN ACCORDANCE
WITH US GAAP BEFORE DISCONTINUED OPERATIONS,
EXTRAORDINARY ITEMS AND CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE                                          9,577       1,595       1,025

Income from discontinued operations                              --          --         210
Gain on disposal of discontinued operations                      --          --       4,681
Extraordinary items -- net                                       --          (5)        (16)
Cumulative effect of a change in accounting for
derivative instruments and hedging activities, net               85          --          --
                                                              -----       -----       -----
NET INCOME IN ACCORDANCE WITH US GAAP                         9,662       1,590       5,900

Basic earnings per common share in EUR(1):

Income from continuing operations                              7.30        1.16        0.71
Income from discontinued operations                              --          --        0.15
Gain on disposal of discontinued operations                      --          --        3.25
Extraordinary items -- net                                       --       (0.01)      (0.01)
Cumulative effect of a change in accounting                    0.06          --          --
NET INCOME                                                     7.36        1.15        4.10

Diluted earnings per common share in EUR(1):

Income from continuing operations                              7.22        1.15        0.70
Income from discontinued operations                              --          --        0.15
Gain on disposal of discontinued operations                      --          --        3.22
Extraordinary items -- net                                       --          --       (0.01)
Cumulative effect of a change in accounting                    0.06          --          --
NET INCOME                                                     7.28        1.15        4.06

------------
(1)  Previously reported figures restated for 4-for-1 stock split


56 Notes to the consolidated financial statements of the Philips Group

In addition to the reconciliation of net income, "comprehensive income" is required to be reported under US GAAP.

Comprehensive income is defined as all changes in the equity of a business enterprise during a period, except investments by, and distributions to, equity owners. Accordingly, comprehensive income consists of net income and other items that are reflected in stockholders' equity on the balance sheet and have been excluded from the income statement. Such items of other comprehensive income include foreign currency translation adjustments, the change in the fair value of certain derivatives qualifying for hedge treatment, certain pension liability-related losses and unrealized holding gains and losses on securities available for sale.


Statement of comprehensive income

                                                    2000       1999       1998
                                                   ------     ------     ------
Net income in accordance with US GAAP               9,662      1,590      5,900

Other comprehensive income (net of taxes):

Cumulative effect of a change in accounting for
derivative instruments and hedging activities         (32)        --         --
Translation differences                                65        419       (194)
Deferred results on derivatives                       132        (71)        15
Minimum pension liability adjustment                   --         43        (49)
Unrealized holding gains (losses) on securities
available for sale                                 (1,191)     2,131         32
-----------------------------------------------    ------     ------     ------

COMPREHENSIVE INCOME IN ACCORDANCE WITH US GAAP     8,636      4,112      5,704

Reconciliation of stockholders' equity according to Dutch GAAP versus US GAAP

                                                               2000       1999
                                                              ------     ------
Stockholders' equity as per the consolidated
balance sheets                                                21,736     14,757

Equity adjustments that affect net income:
Intangible assets relating to additional liabilities
under SFAS No. 87                                                 13         29

Reversal of capitalized development costs in inventories          --       (241)
Unconsolidated companies                                         (14)        --

Equity adjustments not affecting net income under US GAAP:
Unrealized holding gains on securities available for sale        972      2,163
----------------------------------------------------------    -------    ------
STOCKHOLDERS' EQUITY IN ACCORDANCE WITH US GAAP               22,707     16,708

Translation differences as included in stockholders' equity     (868)      (991)

Changes in unrealized holding gains on securities available for sale in 2000 primarily relate to the sale of Seagram shares and the partial sale of Uniphase shares during the year 2000, which resulted in realized gains included in Philips' net income under Dutch GAAP for the year 2000.

Philips Consumer Communications

Effective September 27, 1998, Philips and Lucent Technologies terminated their joint venture, Philips Consumer Communications (PCC). Philips, which owned 60% of the venture, and Lucent, which owned 40%, each regained control of the assets originally contributed. The joint venture was formed on October 1, 1997. Philips has accounted for its investment in the PCC/Lucent joint venture on a consolidated basis, whereas according to US GAAP the joint venture is accounted for under the equity method.

Income from operations for 1998 included losses relating to the unwinding of the joint venture, including a write-down of obsolete inventories (EUR 159 million) and the subsequent restructuring of the PCC activities that were returned to Philips (EUR 216 million).

Summarized financial information for the PCC joint venture, included in Philips' consolidated financial statements in previous years, is as follows:

                                                             9 months 1998
                                                             -------------
Sales                                                           1,376
Loss from operations                                             (349)
Loss before income taxes                                         (350)
Net loss                                                         (219)


Net cash used for operating activities                           (378)
Net cash used for investing activities                            (48)
Net cash provided by financing activities                         395

29   INFORMATION RELATING TO PRODUCT SECTORS AND GEOGRAPHIC AREAS

In order to improve financial transparency to Philips' shareholders and the financial community at large, the Board decided in 2000 that separate results will be published for all divisions. As a consequence, the following 9 segments are distinguished: Lighting, Consumer Electronics, Domestic Appliances and Personal Care, Components, Semiconductors, Medical Systems, Origin (deconsolidated from October 1, 2000 onwards), Miscellaneous and Unallocated.


Lighting

Philips is a leader in the world lighting market. A wide variety of applications are served by a full range of incandescent and halogen lamps, automotive lamps, high-intensity gas-discharge and special lamps, QL induction lamps, fixtures, ballasts, lighting electronics and batteries.


Consumer Electronics

This division markets a wide range of products in the following areas: video products (Consumer TV, Institutional TV, VCR, TV-VCR, DVD Video), audio products (audio systems, portable products, speaker systems), computer monitors (CRT- and LCD-based), consumer communications (mobile phones, cordless digital phones, fax), remote control systems, set-top boxes, broadband networks, business communications systems and speech processing.

The Consumer Electronics sector includes 9 months of operations of the PCC/Lucent joint venture in 1998. For further details, please refer to note 28.


Domestic Appliances and Personal Care

This division markets a wide range of products in the following areas: male shaving & grooming (shavers, trimmers, etc.), body beauty and care (depilators, hair dryers, suncare, electric toothbrushes, skincare, thermometers, etc.), food and beverage (mixers, coffee makers, toasters, etc.) and home environment care (vacuum cleaners, air cleaners, steam irons, fans, etc.).


58 Notes to the consolidated financial statements of the Philips Group

Components

Philips Components is a leading supplier of display, storage and other key components. It produces a wide range of products such as picture tubes (for TV and monitors), LCDs, passive components, magnetic products and modules for optical storage.


Semiconductors

Philips Semiconductors is a major supplier of integrated circuits (ICs) and discrete semiconductors to the consumer electronics, telecommunications, automotive, PC and PC peripherals industries.


Medical Systems

Philips is among the top three makers of systems for diagnostic imaging, based on x-ray, computed tomography, magnetic resonance and ultrasound technologies. It also provides consultancy services, information management, training and technical services to its customers in the healthcare sector.


Origin

Origin is a global IT service company delivering systems and a full range of services that facilitate total business solutions for clients. It is represented in more than 30 countries. In October 2000, Philips sold its 98% interest in Origin to Atos and received a 48.7% interest in Atos Origin. This investment is accounted for under the equity method. As a result of the merger, as from October 1, 2000, Philips no longer consolidated Origin as a separate division but will include its share of Atos Origin's earnings in results relating to unconsolidated companies beginning January 1, 2001, with a delay of three months.


Miscellaneous

This sector comprises not only various ancillary businesses, including Philips Enabling Technologies Group (formerly Philips Machinefabrieken and FEI Company, but also various (remaining) activities that have been sold, discontinued, phased out or deconsolidated in earlier years, such as, in 1998, Philips Media, Philips Car Systems, Superclub and ASM Lithography.

The costs of basic research and patents are included in the Miscellaneous sector.


Unallocated

The sector Unallocated includes general and administrative expenses in the corporate center and the country organizations.

For a description of the various product divisions included in the product sectors, please refer to the relevant section of the separate booklet entitled `Management Report'.

The sales volumes of the various business activities and the associated income from operations by product sector and by geographic area are set forth in the following tables. Segment revenues represent the total of sales to third parties ('sales') and sales of products and services between the product sectors ('intersegment revenues').

Included in segment revenues by geographic area is the total revenue from worldwide sales to third parties and unconsolidated companies by consolidated companies located within that geographic area ('sales'), as well as the total value of sales to consolidated companies in other geographic areas ('interregional revenues').

The transfer prices charged for all intersegment (including interregional) sales are based on the arm's length principle as set forth in internationally accepted transfer pricing policies and guidelines.

Product sectors

                                                                   2000
                         -----------------------------------------------------------------------------------
                                                                                                 results
                                                                                                relating
                          sales (to                                 income       as a % of         to
                           third        segment                  (loss) from      segment     unconsolidated
                          parties)     revenues      Ebita       operations      revenues       companies
                         ----------    --------     -------      -----------     ---------    --------------
Lighting                    5,052        5,097          677           668           13.1           (33)
Consumer Electronics       14,683       14,852          420           374            2.5            (4)
DAP                         2,107        2,130          292           287           13.5            --
Components                  4,562        6,332          570           569            9.0           211
Semiconductors              5,879        6,812        1,451         1,346           19.8         1,151
Medical Systems             3,031        3,047          308           169            5.5            (3)
Origin                        717        1,164        1,089         1,063           91.3            (2)
Miscellaneous               1,831        1,882         (105)         (113)          (6.0)        2,647
Unallocated                    --           --          (79)          (82)                           3
                           ------       ------       ------        ------                       ------
TOTAL                      37,862       41,316        4,623         4,281                        3,970

INTERSEGMENT REVENUES                   (3,454)
                                        ------
SALES                                   37,862
INCOME FROM OPERATIONS
AS A % OF SALES                                                      11.3

                                                                   1999
                         -----------------------------------------------------------------------------------
                                                                                                 results
                                                                                                relating
                          sales (to                                 income       as a % of         to
                           third        segment                  (loss) from      segment     unconsolidated
                          parties)     revenues      Ebita       operations      revenues       companies
                         ----------    --------     -------      -----------     ---------    --------------
Lighting                    4,548        4,597          609           602           13.1            (1)
Consumer Electronics       12,436       12,602          276           258            2.0            (1)
DAP                         1,791        1,817          221           220           12.1            --
Components                  3,754        5,325          289           286            5.4           187
Semiconductors              3,796        4,557          716           614           13.5           259
Medical Systems             2,493        2,495          219           181            7.3            (9)
Origin                      1,056        1,735          125            97            5.6            --
Miscellaneous               1,585        1,705          (78)          (94)          (5.5)          (25)
Unallocated                                            (411)         (413)                          (1)
                           ------       ------       ------        ------                       ------
Total                      31,459       34,833        1,966         1,751                          409
Intersegment revenues                   (3,374)
                                        ------
Sales                                   31,459
Income from operations
as a % of sales                                                       5.6

                                                                   1998
                         -----------------------------------------------------------------------------------
                                                                                                 results
                                                                                                relating
                          sales (to                                 income       as a % of         to
                           third        segment                  (loss) from      segment     unconsolidated
                          parties)     revenues      Ebita       operations      revenues       companies
                         ----------    --------     -------      -----------     ---------    --------------
Lighting                    4,453        4,504          601           595           13.2             4
Consumer Electronics       12,364       12,524         (443)         (447)          (3.6)            2
DAP                         1,746        1,769          200           199           11.2            --
Components                  3,814        5,259           46            44            0.8           (10)
Semiconductors              3,212        3,963          769           765           19.3           110
Medical Systems             1,950        1,957          152           (49)          (2.5)          (12)
Origin                      1,059        1,654           77            59            3.6            --
Miscellaneous               1,861        2,069          (67)          (82)          (4.0)          (46)
Unallocated                                            (392)         (399)                          (9)
                           ------       ------       ------        ------                       ------
Total                      30,459       33,699          943           685                           39
Intersegment revenues                   (3,240)
                                        ------
Sales                                   30,459
Income from operations
as a % of sales                                                       2.2


60 Notes to the consolidated financial statements of the Philips Group

Geographic areas

                                                                   2000
                                     -----------------------------------------------------------------
                                     sales (to                                 income       as a % of
                                      third        segment                  (loss) from      segment
                                     parties)     revenues      Ebita       operations      revenues
                                    ----------    --------     -------      -----------     ---------
Netherlands                            1,696       16,001        2,424         2,395           15.0
Europe excl. Netherlands              15,271       20,084          860           851            4.2
USA and Canada                         9,565       11,889          488           186            1.6
Latin America                          2,285        2,054           60            59            2.9
Africa                                   271          167           3              3            1.8
Asia                                   8,774       14,613          808           807            5.5
Australia and New Zealand                             433          (20)          (20)          (4.6)
                                      ------       ------       ------        ------
TOTAL                                 37,862       65,241        4,623         4,281
INTERREGIONAL REVENUES                            (27,379)
                                                   ------
SALES                                              37,862
INCOME FROM OPERATIONS AS A % OF SALES                                           11.3

                                                                   1999
                                     -----------------------------------------------------------------
                                     sales (to                                 income       as a % of
                                      third        segment                  (loss) from      segment
                                     parties)     revenues      Ebita       operations      revenues
                                    ----------    --------     -------      -----------     ---------
Netherlands                            1,619       12,452          546           513            4.1
Europe excl. Netherlands              13,039       16,600          619           611            3.7
USA and Canada                         7,918        9,310          255            82            0.9
Latin America                          1,862        1,642          (40)          (41)          (2.5)
Africa                                   229          107           1              1            0.9
Asia                                   6,346       11,188          584           584            5.2
Australia and New Zealand                446          424            1             1            0.2
                                      ------       ------       ------        ------
Total                                 31,459       51,723        1,966         1,751
Interregional revenues                            (20,264)
                                                   ------
Sales                                              31,459
Income from operations as a % of sales                                           5.6

                                                                   1998
                                     -----------------------------------------------------------------
                                     sales (to                                 income       as a % of
                                      third        segment                  (loss) from      segment
                                     parties)     revenues      Ebita       operations      revenues
                                    ----------    --------     -------      -----------     ---------
Netherlands                            1,653       11,089          449           446            4.0
Europe excl. Netherlands              13,015       16,430          648           638            3.9
USA and Canada                         7,462        8,572         (254)         (473)          (5.5)
Latin America                          2,089        2,013         (204)         (205)         (10.2)
Africa                                   270          126           (1)           (1)          (0.7)
Asia                                   5,556       10,013          311           287            2.9
Australia and New Zealand                414          419           (6)           (7)          (1.6)
                                      ------       ------       ------        ------
Total                                 30,459       48,662          943           685
Interregional revenues                            (18,203)
                                                   ------
Sales                                              30,459
Income from operations as a % of sales                                           2.2

Product sectors

                                                                     2000
                              --------------------------------------------------------------------------------
                                              net           total
                              total        operating     liabilities   long-lived     capital
                              assets        capital      excl. debt      assets     expenditures  depreciation
                              ------       ---------     -----------   ----------   ------------  ------------
Lighting                       2,944         1,903            947         1,383          258            171
Consumer Electronics           5,366         1,867          3,436           778          324            280
DAP                            1,131           752            379           564           96             77
Components                     5,532         2,062          1,499         3,273          660            343
Semiconductors                 8,501         4,572          1,283         4,233        1,631            692
Medical Systems                3,982         2,821          1,157         2,429           58             47
Origin                         1,449            --             --            --           18             43
Miscellaneous                  1,421           441            832           430          125             92
Unallocated                    8,215           (61)         2,776           378           --             44
                              ------        ------         ------        ------       ------         ------
TOTAL                         38,541        14,357         12,309        13,468        3,170          1,789

                                                                     1999
                              --------------------------------------------------------------------------------
                                              net           total
                              total        operating     liabilities   long-lived     capital
                              assets        capital      excl. debt      assets     expenditures  depreciation
                              ------       ---------     -----------   ----------   ------------  ------------
Lighting                       2,849         1,875            849         1,275          176            161
Consumer Electronics           4,683         1,677          2,905           791          261            245
DAP                              777           459            314           256           76             67
Components                     5,179         2,078          1,151         3,197          259            364
Semiconductors                 5,188         3,194            928         2,917          622            467
Medical Systems                1,840         1,023            807           640           41             38
Origin                           683           240            415           275           56             68
Miscellaneous                  1,545           628            820           441           85             98
Unallocated                    7,040        (1,016)         3,191           362           86             40
                              ------        ------         ------        ------       ------         ------
Total                         29,784        10,158         11,380        10,154        1,662          1,548

                                                                     1998
                              --------------------------------------------------------------------------------
                                              net           total
                              total        operating     liabilities   long-lived     capital
                              assets        capital      excl. debt      assets     expenditures  depreciation
                              ------       ---------     -----------   ----------   ------------  ------------
Lighting                       2,607         1,764            810         1,194          191            173
Consumer Electronics           4,287         1,540          2,613           674          321            289
DAP                              747           449            293           246           98             72
Components                     3,112         2,070            932         1,865          299            357
Semiconductors                 3,106         1,905            557         1,584          437            455
Medical Systems                1,677           936            736           597           36             31
Origin                           572           147            367           184           69             63
Miscellaneous                  1,470           650            727           463          106            124
Unallocated                   10,575           212          2,729           321           77             51
                              ------        ------         ------        ------       ------         ------
Total                         28,153         9,673          9,764         7,128        1,634          1,615


62 Notes to the consolidated financial statements of the Philips Group

Main countries

                                                                     2000
                             ---------------------------------------------------------------------------------
                             sale (to                        net
                               third         total        operating    long-lived     capital
                             parties)        assets        capital       assets     expenditures  depreciation
                             --------      ---------     -----------   ----------   ------------  ------------
Netherlands                    1,696         8,593          2,932         1,885          638            369
United States                  9,126         8,802          5,820         5,051          573            349
Germany                        3,272         1,644            128           672          194            132
France                         2,333         2,749            222           474          205            120
United Kingdom                 2,179           951            526           337           89             61
China (incl. Hong Kong)        2,683         2,113            783           814          295            156
Other countries               16,573        13,689          3,946         4,235        1,176            602
                              ------        ------         ------        ------       ------         ------
TOTAL                         37,862        38,541         14,357        13,468        3,170          1,789

                                                                     1999
                             ---------------------------------------------------------------------------------
                             sale (to                        net
                               third         total        operating    long-lived     capital
                             parties)        assets        capital       assets     expenditures  depreciation
                             --------      ---------     -----------   ----------   ------------  ------------
Netherlands                    1,619         7,740          2,151         1,811          435            370
United States                  7,535         5,139          2,839         2,476          249            228
Germany                        2,727         1,558             86           632          134            147
France                         1,962         1,118            164           392           92            113
United Kingdom                 2,281         1,041            607           321           55             53
China (incl. Hong Kong)        2,023         1,570            635           635           91            123
Other countries               13,312        11,618          3,676         3,887          606            514
                              ------        ------         ------        ------       ------         ------
Total                         31,459        29,784         10,158        10,154        1,662          1,548

                                                                     1998
                             ---------------------------------------------------------------------------------
                             sale (to                        net
                               third         total        operating    long-lived     capital
                             parties)        assets        capital       assets     expenditures  depreciation
                             --------      ---------     -----------   ----------   ------------  ------------
Netherlands                    1,653        11,863          2,778         1,633          404            343
United States                  7,164         3,518          1,538         1,167          155            189
Germany                        2,777         1,536            669           698          143            250
France                         2,092         1,130            158           410           76            129
United Kingdom                 1,931           907            504           298           60             64
China (incl. Hong Kong)        1,878         1,273            517           574          124             96
Other countries               12,964         7,926          3,509         2,348          672            544
                              ------        ------         ------        ------       ------         ------
Total                         30,459        28,153          9,673         7,128        1,634          1,615

                  [Pages 64 through 69 intentionally omitted.]


PROPOSED DISTRIBUTION OF INCOME OF ROYAL PHILIPS ELECTRONICS

Pursuant to article 35 of the Articles of Association, EUR 9,140 million of the income for the financial year 2000 shall be retained by way of reserve. A proposal will be submitted to the General Meeting of Shareholders to declare a dividend of EUR 0.36 per common share from the remaining income (EUR 462 million).

CORPORATE GOVERNANCE OF THE PHILIPS GROUP

General

Koninklijke Philips Electronics N.V. (the `Company') is the parent company of the Philips Group. Its shares are listed on the stock market of Euronext Amsterdam, the New York Stock Exchange, the London Stock Exchange and several other stock exchanges.

The management of the Company is entrusted to the Board of Management under the supervision of the Supervisory Board. The activities of the Philips Group are organized in product divisions, which are responsible for the worldwide business policy. Philips has more than 200 production sites in over 25 countries and sales and service outlets in some 150 countries. It delivers products, systems and services in the fields of lighting, consumer electronics and communications, domestic appliances and personal care, components, semiconductors, medical systems, business electronics and information technology. The Company's activities are grouped in nine sectors: Lighting, Consumer Electronics, Domestic Appliances and Personal Care, Components, Semiconductors, Medical Systems, Origin (deconsolidated from October 1, 2000 onwards), Miscellaneous and Unallocated. The statutory list of all subsidiaries and affiliated companies, prepared in accordance with the relevant legal requirements (The Netherlands Civil Code, Book 2, Articles 379 and 414), forms part of the notes to the consolidated financial statements and is deposited at the office of the Commercial Register in Eindhoven, the Netherlands (file no. 1910).

In recent years the governance of the Company and the Philips Group has been improved, in particular in respect of the supervisory function, the rights of shareholders and transparency. These improvements were in response to developments in the international capital markets, such as the United States, where the Company's shares have been traded since 1962 and listed on the New York Stock Exchange since 1987. Philips also generally endorses the recommendations of the Committee of the Amsterdam Exchanges of October 1997 on best practices in corporate governance.

Remuneration of the Board of Management and Supervisory Board

GENERAL POLICY

The objective of the remuneration policy for members of the Board of Management is in line with that for Philips Executives within the Philips Group, i.e. to attract, motivate and retain highly qualified executives who improve the performance of the Company. In order to maintain a competitive remuneration package for Board-level executive talent, benchmarking against comparable companies is carried out systematically.

The remuneration package consists of a base salary, an annual incentive in the form of a cash bonus, and a long-term incentive in the form of stock options.



70  Other information regarding Royal Philips Electronics

BASE SALARY

Base salaries are based on a functional salary system. The functional scale salary levels are adapted annually to developments in the market. Each year, on the proposal of the Remuneration Committee, the Supervisory Board decides on a possible salary increase for the individual members of the Board of Management. Progression of the salary of an individual Board of Management member to his functional salary level is usually over a 3-year period from appointment. This progression, in conjunction with a market-related adjustment of salary levels, resulted -- for Board members who were in office for the whole year -- in a 13.8% increase in salaries compared with 1999.

ANNUAL INCENTIVE

Each year, a bonus can be earned: in principle, up to a maximum of 50% of the annual base salary. The Remuneration Committee may decide to grant a higher bonus percentage if special targets are realized. The bonus criteria and the targets for the members of the Board of Management are determined annually by the Remuneration Committee of the Supervisory Board. Targets are set at a challenging level and are partly linked to the Philips Group results and partly to the businesses for which the member of the Board of Management has direct responsibility. The bonus pay-out depends on the degree to which targets were met in the preceding financial year.

The bonuses paid in 2000 were higher than in 1999 as a consequence of the 1999 operating results as compared to 1998.

LONG-TERM INCENTIVE

Long-term incentives for members of the Board of Management are provided through Philips' stock option plans. These plans align the interests of shareholders and members of the Board of Management.

Acting on the advice of the Remuneration Committee, the Supervisory Board has the discretionary power to grant Royal Philips Electronics stock options to members of the Board of Management. The conditions attached to the stock options have to be decided each year by the Supervisory Board.

For details of the plan, see page 46.

In 2000, 50% of the granted stock options has been awarded as fixed options and 50% has been awarded as performance options, linked to the long-term performance of the Company.

REMUNERATION

The total remuneration and related costs (in euros) of the members of the Board of Management in 2000 can be specified as follows:

                                   2000                   1999
                                ----------              ---------
Salaries                         3,758,811              3,575,000
Bonuses                          2,242,922              1,619,000
Other payments                          --              1,095,000
                                ----------              ---------
                                 6,001,733              6,289,000
Pension charges *               (1,559,000)             3,123,000
                                ----------              ---------
Total                            4,442,733              9,412,000

* The negative amount of pension charges in 2000 is mainly due to reduced periodic pension costs related to pensions funded by the Dutch Philips Pension Fund, whereas pension charges in 1999 were influenced by payments related to former members of the Board of Management.

The cash remuneration in euros of the individual members of the Board of Management was as follows:

                                                      2000                                           1999
                                     ------------------------------------    ---------------------------------------------------
                                      salary        bonus*        total       salary        bonus*         other         total
                                     ---------    ---------     ---------    ---------    ---------      ---------     ---------
C. Boonstra                            907,560      900,300     1,807,860      794,115      363,024                    1,157,139
J.H.M. Hommen                          612,603      432,906     1,045,509      589,914      200,571                      790,485
A. Baan                                612,603      218,382       830,985      521,847       83,344                      605,191
A.P.M. van der Poel                    612,603      318,327       930,930      521,847      133,109                      654,956
J.W. Whybrow                           612,603      302,671       915,274      521,847      229,763                      751,610
G.J. Kleisterlee (April-December)      400,839                    400,839
                                     ---------    ---------     ---------    ---------    ---------      ---------     ---------
Subtotal                             3,758,811    2,172,586     5,931,397    2,949,570    1,009,811                    3,959,381
                                     ---------    ---------     ---------    ---------    ---------      ---------     ---------

D.G. Eustace                                         70,336        70,336      136,134      113,445                      249,579
Other former members                                                           489,705      495,754      1,094,518     2,079,977
                                     ---------    ---------     ---------    ---------    ---------      ---------     ---------
Total                                3,758,811    2,242,922     6,001,733    3,575,409    1,619,010      1,094,518     6,288,937

* The bonuses paid are related to the level of performance achieved in the previous year.

The table below gives an overview of the interests of the members of the Board of Management under the stock option plans of Royal Philips Electronics (numbers adjusted for stock split in 2000).

                                            number of options                          amounts in euros
                         -----------------------------------------------------       --------------------
                                                                                                 share
                           as of          granted      exercised      as of                     price on
                           Jan. 1,        during        during       Dec. 31,        exercise   exercise      expiry
                           2000            2000          2000          2000            price      date         date
                         ---------       --------      ---------     ---------       --------   ---------    ----------
C. Boonstra                240,000                                   240,000           9.19                  13.02.2002
                           120,000                                   120,000          15.76                  11.02.2004
                                --       120,000a)                   120,000a)        42.03                  17.02.2010

J.H.M. Hommen              480,000                                   480,000           9.19                  13.02.2002
                            80,000                                    80,000          16.45                  12.02.2003
                            80,000                                    80,000          15.76                  11.02.2004
                                --        80,000a)                    80,000a)        42.03                  17.02.2010

A. Baan b)                  80,000                      60,000        20,000          16.45       52.37      12.02.2003
                            80,000                                    80,000          15.76                  11.02.2004
                                --        80,000a)                    80,000a)        42.03                  17.02.2010

A.P.M. van der Poel         80,000                      40,000        40,000          16.45       46.13      12.02.2003
                            80,000                                    80,000          15.76                  11.02.2004
                                --        80,000a)                    80,000a)        42.03                  17.02.2010

J.W. Whybrow                80,000                      80,000            --          16.45       43.47      12.02.2003
                            80,000                                    80,000          15.76                  11.02.2004
                                --        80,000a)                    80,000a)        42.03                  17.02.2010

G.J. Kleisterlee            27,200c)                                  27,200c)         7.53                  25.02.2001
                            12,000c)                                  12,000c)         9.19                  13.02.2002
                            12,000c)                                  12,000c)        16.45                  12.02.2003
                            60,000c)                                  60,000c)        15.76                  11.02.2004
                                --        60,000a/c)                  60,000a/c)      42.03                  17.02.2010
                         ---------       -------       -------     ---------
Total                    1,591,200       500,000       180,000     1,911,200

a)   50% fixed options and 50% performance-related options

b) Mr Baan's interests in Philips securities, including stock options, are held by an independent trustee, having exclusive discretionary power to take investment decisions. The terms thereof comply with internal rules and those of the Securities Board of the Netherlands.

c)   awarded before date of appointment as a member of the Board of Management.


72   Other information regarding Royal Philips Electronics

The Supervisory Board and the Board of Management have decided to adjust upwards the exercise price of all options granted to, but not yet exercised by, members of the Board of Management as of May 29, 1999 by EUR 0.437 and as of July 31, 2000 by EUR 0.021 per common share in connection with the 8% share reduction program and the 3% share reduction program effected mid-1999 and mid-2000 respectively. This increase is not incorporated in the above table.


PENSIONS

The pensions are mainly funded by Philips Pension Fund. The Company can also grant additional pension benefits. The by-laws of Philips Pension Fund apply, with the proviso that the pensionable age has been set at 60. If members of the Board of Management continue in the employment of the Company until the age of 62 or later, the pension payments are postponed accordingly. Because the retirement age is different from the date of commencement of the state pension, the pension scheme provides for a temporary payment in order to compensate for the adverse effect. The Board of Management members' own contribution comprises 4% of EUR 56,414 and 6% of the difference between the gross pensionable salary minus the franchise and the above mentioned amount of EUR 56,414.

The vested pension benefits of individual members of the Board of Management are as follows:

                                                    increase
                                                   in accrued     accumulated
                                      ultimate       pension     annual pension
                          age at     retirement      during          as at
                        31-12-2000      age           2000         31-12-2000
                        ----------   ----------    ----------    --------------
                                                     (EUR)           (EUR)
C. Boonstra                62           63           14,521        157,021
J.H.M. Hommen              57           62           19,652         73,915
A. Baan                    58           62           12,575        342,857
A.P.M. van der Poel        52           62           12,575        216,727
J.W. Whybrow               53           62           12,575        307,479
G.J. Kleisterlee           54           62            9,256        207,791

SUPERVISORY BOARD

During 2000 the individual members of the Supervisory Board received, by virtue of the positions they held, the following remuneration (in euros):

                                                        2000                                       1999
                                      -------------------------------------        ------------------------------------
                                      member                                       member
                                       ship         committees       total          ship        committees       total
                                     -------        ----------      -------        -------      ----------      -------
                                       EUR             EUR            EUR            EUR            EUR           EUR
L.C. van Wachem                       74,874          9,076          83,950         74,874         7,941         82,815
W. de Kleuver                         40,840          9,076          49,916         40,840         7,941         48,781
W. Hilger                             40,840          9,076          49,916         40,840         9,076         49,916
C.J. Oort (Jan./March)                20,420          1,134          21,554         40,840         4,538         45,378
L. Schweitzer                         40,840             --          40,840         40,840            --         40,840
R. Greenbury                          40,840          4,538          45,378         40,840         3,403         44,243
J-M. Hessels                          40,840          3,403          44,243         40,840            --         40,840
K.A.L.H. van Miert                    40,840             --          40,840             --            --             --
                                     -------         ------         -------        -------        ------        -------
                                     340,334         36,303         376,637        319,914        32,899        352,813
Former members                            --             --              --         57,857         3,404         61,261
                                     -------         ------         -------        -------        ------        -------
                                     340,334         36,303         376,637        377,771        36,303        414,074

SUPERVISORY BOARD MEMBERS' AND BOARD OF MANAGEMENT MEMBERS' INTERESTS IN PHILIPS SHARES

Members of the Supervisory Board and of the Board of Management are not allowed to take any interests in derivative Philips securities.

                                                 number of shares
                                          ---------------------------------
                                             as of                 as of
                                          December 31,           January 1,
                                             2000                  2000*
                                          ------------           ----------
L.C. van Wachem                              17,848               18,400
L. Schweitzer                                 1,070                1,104
C. Boonstra                                  54,320                   --
J.W. Whybrow                                  1,070                1,104

*  After 4-for-1 stock split and before 3% share reduction in 2000

The above statement does not specify ownership of convertible personnel debentures, which are held under a scheme that since 1998 has no longer been applicable to the members of the Board of Management.

BOARD OF MANAGEMENT AND SUPERVISORY BOARD

The Board of Management is responsible for the effective management of the business. It is required to keep the Supervisory Board informed of developments, to consult it on important matters and to submit certain important decisions to it for its prior approval. The Board of Management consists of at least three members (currently six), who are elected for an indefinite period by the General Meeting of Shareholders. Individual data on the members of the Board of Management are printed on page 74 of the separate booklet entitled `Management Report'. The President is appointed by the General Meeting of Shareholders. Members of the Board of Management may be suspended by the Supervisory Board and the General Meeting of Shareholders and dismissed by the latter. The remuneration of the members of the Board of Management is determined by the Supervisory Board upon a proposal from the President and on the advice of the Remuneration Committee of the Supervisory Board.

The Supervisory Board is independent of the Board of Management and is responsible for supervising both the policies of the Board of Management and the general direction of the Group's business. It is also required to advise the Board of Management. The Supervisory Board consists of at least five members (currently seven). They elect a Chairman, Vice-Chairman and Secretary from their midst. The Board has three permanent committees: an Audit Committee, a Remuneration Committee and a Nomination and Selection Committee. These committees advise the plenary Supervisory Board. The Supervisory Board has adopted Rules of Procedure to consolidate its own governance rules. The profile for the Supervisory Board's composition and additional data on the individual members are given on page 76 of the separate booklet entitled `Management Report'. Members of the Supervisory Board are appointed by the General Meeting of Shareholders for fixed terms of four years, and may be re-elected for two additional four-year terms. In exceptional cases, however, the Supervisory Board and the Meeting of Priority Shareholders may deviate from this rule. At the latest, members retire upon reaching the age of 72. Members of the Supervisory Board may be suspended or dismissed by the General Meeting of Shareholders. Their remuneration is fixed by the General Meeting of Shareholders.



74   Other information regarding Royal Philips Electronics

The appointment of the members of the Board of Management and the Supervisory Board by the General Meeting of Shareholders is upon a binding recommendation from the Supervisory Board and the Meeting of Priority Shareholders. However, this binding recommendation may be overruled by a resolution of the General Meeting of Shareholders taken by a majority of at least 2/3 of the votes cast and representing more than half of the issued share capital.

GROUP MANAGEMENT COMMITTEE

The Group Management Committee consists of the members of the Board of Management, certain Chairmen of product divisions and certain key officers. Members other than members of the Board of Management are appointed by the Supervisory Board. The task of the Group Management Committee, the highest consultative body within Philips, is to ensure that business issues and practices are shared across the Company and to define and implement common policies.

GENERAL MEETING OF SHAREHOLDERS

A General Meeting of Shareholders is held at least once a year to discuss and resolve on the report of the Board of Management, the annual accounts with explanation and appendices, the report of the Supervisory Board, any proposal concerning dividends or other distributions, and any other matters proposed by the Supervisory Board, the Board of Management, the Meeting of Priority Shareholders or shareholders in accordance with the provisions of the Company's Articles of Association. This meeting is held in Eindhoven, Amsterdam, Rotterdam or The Hague no later than six months after the end of the financial year. Meetings are convened by public notice and mailed to registered shareholders. Extraordinary General Meetings may be convened by the Supervisory Board or the Board of Management if deemed necessary and must be held if the Meeting of Priority Shareholders or shareholders jointly representing at least 10% of the outstanding capital make a written request to that effect to the Supervisory Board and the Board of Management specifying in detail the business to be dealt with. The agenda of the General Meeting shall contain such business as may be placed thereon by the Board of Management, the Supervisory Board or the Meeting of Priority Shareholders. Requests from shareholders for items to be included on the agenda will be honored, provided that such requests are made to the Board of Management and the Supervisory Board by shareholders representing at least 1% of the Company's outstanding capital at least 60 days before a General Meeting of Shareholders and provided that the Board of Management and the Supervisory Board are of the opinion that such requests are not detrimental to the serious interests of Philips.

The main powers of the General Meeting of Shareholders are to appoint, suspend and dismiss members of the Board of Management and the Supervisory Board, to adopt the financial statements and to discharge the Board of Management and the Supervisory Board from responsibility for performing their respective duties for the previous financial year, to adopt amendments to the Articles of Association and proposals to dissolve or liquidate the Company, to issue shares or rights to shares, to restrict or pass pre-emptive rights of shareholders and to repurchase or cancel outstanding shares. Following common practice, the Company each year requests limited authorization to issue (rights to) shares, to pass pre-emptive rights and to repurchase shares.

MEETING OF PRIORITY SHAREHOLDERS AND THE DR. A.F. PHILIPS-STICHTING

There are ten priority shares. Eight are held by the Dr. A.F. Philips-Stichting, with Messrs F.J. Philips and H.A.C. van Riemsdijk each holding one. The self-electing Board of the Dr. A.F. Philips-Stichting consists of the Chairman and the Vice-Chairman and Secretary of the Supervisory Board, certain other members of the Supervisory Board, and the President of the Company. At present, the Board consists of Messrs L.C. van Wachem, W. de Kleuver, J-M. Hessels, K.A.L.H. van Miert and C. Boonstra.

A Meeting of Priority Shareholders is held at least once a year, at least thirty days before the General Meeting of Shareholders. Approval of the Meeting of Priority Shareholders is required for resolutions of the General Meeting of Shareholders regarding the issue of shares or rights to shares, the cancellation of shares, amendments to the Articles of Association, and the liquidation of the Company. Acting in agreement with the Supervisory Board, the Meeting also makes a binding recommendation to the General Meeting of Shareholders for the appointment of members of the Board of Management and the Supervisory Board, which can be overruled by the General Meeting of Shareholders as set out before.

MEETING OF HOLDERS OF PREFERENCE SHARES AND THE STICHTING PREFERENTE AANDELEN PHILIPS

The authorized share capital of the Company consists of ten priority shares, 3,250,000,000 ordinary shares and 3,249,975,000 preference shares. The Stichting Preferente Aandelen Philips (`the Foundation') has been granted the right to acquire preference shares in the Company. The mere notification that the Foundation wishes to exercise its rights, should a third party ever seem likely to gain a controlling interest in the Company, will result in the preference shares being effectively issued. The Foundation may exercise this right for as many preference shares as there are ordinary shares in the Company outstanding at that time. The object of the Foundation is to represent the interests of the Company, the enterprises maintained by the Company and its affiliated companies within the Philips Group, such that the interests of Philips, those enterprises and all parties involved with them are safeguarded as effectively as possible, and that they are afforded maximum protection against influences which, in conflict with those interests, may undermine the autonomy and identity of Philips and those enterprises, and also to do anything related to the above ends or conducive to them.

The members of the self-electing Board of the Foundation are Messrs J.R. Glasz, H.B. van Liemt, W.E. Scherpenhuijsen Rom, L.C. van Wachem and C. Boonstra. As Chairman of the Supervisory Board and the Board of Management respectively, Messrs Van Wachem and Boonstra are members of the Board ex officio. Mr Boonstra is not entitled to vote. The Board of Management of the Company and the Board of the Stichting Preferente Aandelen Philips declare that they are jointly of the opinion that the Stichting Preferente Aandelen Philips is independent of the Company as required by the Listing Requirements of Euronext Amsterdam N.V.'s stock market.


76  Other information regarding Royal Philips Electronics



                    [Pages 77 to end intentionally omitted.]